P R O S P E C T U S S U P P L E M E N T
(TO PROSPECTUS DATED OCTOBER 30, 1997)

                                  $175,000,000

                                                                      [LOGO]
                             M.D.C. HOLDINGS, INC.
                         8 3/8 % Senior Notes due 2008
                                   ---------

    The 8 3/8% Senior Notes due 2008 (the "Notes") are being offered (the "Offering") by M.D.C. Holdings, Inc. ("MDC" or the "Company"). The Notes will mature on February 1, 2008. Interest on the Notes will be payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1998.

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the redemption date. In addition, prior to February 1, 2001, the Company may redeem up to 33% of the aggregate principal amount of the Notes issued under the Indenture (as defined) at a redemption price equal to 108.375% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined); PROVIDED, HOWEVER, that at least $125,000,000 aggregate principal amount of the Notes would remain outstanding immediately after giving effect to any such redemption. In the event of a Change of Control Triggering Event (as defined), the Company is required to offer to repurchase all of the Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

    The Notes will be general unsecured obligations of the Company, ranking senior in right of payment to all future Indebtedness (as defined) of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and PARI PASSU in right of payment with all existing and future unsecured Indebtedness and other obligations of the Company that are not so subordinated. Secured creditors of the Company will have a claim on the assets which secure the obligations of the Company to such creditors, prior to claims of holders of the Notes against those assets. In addition, claims of creditors of the Company, including the holders of the Notes, effectively will be subordinated to all existing and future Indebtedness and other obligations, including trade payables, of the Company's subsidiaries. At September 30, 1997, as adjusted to give effect to the Offering and the retirement of certain indebtedness, the Company would have had approximately $215,971,000 (including the Notes) of Indebtedness outstanding, of which approximately $3,446,000 would have been secured Indebtedness and approximately $38,228,000 would have been subordinated to the Notes. At September 30, 1997, the Company's subsidiaries had approximately $75,519,000 of indebtedness reflected on the Company's consolidated balance sheet (which would have ranked structurally senior to the Notes).

    The Company's Common Stock is traded on the New York and Pacific Stock Exchanges under the symbol "MDC." The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
                                ----------------

    SEE "RISK FACTORS" ON PAGE S-8 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED PRIOR TO AN INVESTMENT IN THE NOTES.
                                 -------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                                        UNDERWRITING
                                                                      PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                                     PUBLIC(1)         COMMISSIONS(2)        COMPANY(3)
Per Note                                                              99.598%              1.375%             98.223%
Total                                                               $174,296,500         $2,406,250         $171,890,250

(1) Plus accrued interest, if any, from date of original issuance.

(2) For information regarding indemnification of the Underwriters, see "Underwriting."

(3) Before deducting expenses payable by the Company, estimated to be $350,000.
                               ------------------

    The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of The Depository Trust Company, against payment therefor in same day funds on or about January 28, 1998.
                                ----------------

Salomon Smith Barney

                Morgan Stanley Dean Witter

                                 SBC Warburg Dillon Read Inc.

January 23, 1998

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, EXCEPT AS THE CONTEXT OTHERWISE REQUIRES, M.D.C. HOLDINGS, INC. AND ITS SUBSIDIARIES ARE REFERRED TO COLLECTIVELY AS "MDC" OR THE "COMPANY" AND THE FINANCIAL AND OPERATING DATA REFLECT THE CONSOLIDATED RESULTS OF SUCH ENTITIES FOR THE PERIODS INDICATED.

                                  THE COMPANY

    M.D.C. Holdings, Inc. is a leading homebuilder, selling homes to the first-time and move-up buyer under the name "Richmond American Homes." In 1996, the Company was the 9th largest builder of single-family detached homes in the United States. The Company also provides mortgage financing, primarily for MDC's home buyers, through its wholly owned subsidiary, HomeAmerican Mortgage Corporation ("HomeAmerican"). The Company sells primarily single-family detached homes in Denver and Colorado Springs, Colorado; Riverside, Orange, Los Angeles, Ventura, San Bernardino and San Diego Counties, California; Phoenix and Tucson, Arizona; Northern Virginia; suburban Maryland and Las Vegas, Nevada. The base prices for the Company's homes range from $80,000 to $700,000, with an average sales price in the first nine months of 1997 of $178,400. During the twelve months ended September 30, 1997, the Company generated total revenues and EBITDA (as defined) of $949,988,000 and $86,889,000, respectively.

    The Company has a significant presence in some of the strongest housing markets in the United States. The Company has been the leading homebuilder in the Denver market for over ten consecutive years and is a top five builder in Riverside County, Northern Virginia and suburban Maryland (collectively, the "Mid-Atlantic"), Tucson and Colorado Springs. The Company is a top ten builder in Phoenix and has a growing presence in California and Las Vegas. The Company has been geographically diversifying its operations by expanding in California, Arizona and Nevada. The Company's homes are designed and built to meet local customer preferences and the changing needs of its home buyers.

    The Company's mortgage lending operations are an integral part of the Company's homebuilding business. HomeAmerican is a full-service mortgage lender, originating mortgage loans primarily for MDC's home buyers through offices located in each of MDC's markets. HomeAmerican is the principal originator of mortgage loans for MDC's home buyers. In the nine months ended September 30, 1997, HomeAmerican originated mortgage loans for almost 70% of MDC's home buyers.

    The Company's home sales revenues increased from $417,190,000 in 1992 to $880,358,000 in 1996, while homebuilding operating profit grew from $17,600,000 to $28,000,000 over the same period. During the first nine months of 1997, compared with the same period in 1996, the Company's home sales revenues increased 6.5% to $676,674,000, while its homebuilding operating profit increased 53.1% to $27,524,000. At September 30, 1997, the Company's backlog was 2,093 units with an estimated sales value of $382,000,000, compared with 1,845 units with an estimated sales value of $326,000,000 at September 30, 1996.

                               BUSINESS STRATEGY

    The Company believes its success is driven by its discipline and focus on its homebuilding operations. MDC's business strategy is designed for controlled growth and includes the following:

    GEOGRAPHIC DIVERSIFICATION IN ATTRACTIVE GROWTH MARKETS--The Company's homebuilding operations have a significant or growing market share in 15 geographic markets in six states. The Company has selected these markets based on its belief in their prospects for economic, population and employment growth. The Company's objective is to have a significant presence in each of its markets, which enables it to compete effectively for land, subcontractor labor and customers.

    DISCIPLINED LAND INVENTORY POLICY--The Company seeks to maintain a two-year supply of land. MDC's land acquisition policy is designed to maximize the risk-weighted return on its capital. The Company prefers to acquire finished lots pursuant to rolling option contracts, wherever possible, or in phases for cash. When potential returns justify the risk, the Company also acquires land for development into finished lots. The Company generally limits the acquisition of lots in new projects to fewer than 150 to avoid overexposure to any single submarket. Generally, MDC acquires finished lots and land for development only in areas which have available utilities and suitable zoning. The Company's asset management committee, comprised of senior officers of MDC, must approve all land acquisitions following a detailed due diligence process.

    DIVERSE PRODUCT AND HOME BUYER BASE--The Company builds and markets homes in a variety of series, each designed to appeal to the largest segments of the housing market, first-time and move-up home buyers. Within each series, the Company builds several models, each with different floor plans, elevations and features. The Company continually reengineers and redesigns its homes in response to customer preferences within a particular geographic region.

    IMPROVING OPERATING EFFICIENCY AND RETURNS--MDC continues to focus on increasing its margins and returns and reducing its costs. The Company's initiatives include designing more efficient homes, emphasizing sales of options and upgrades through Company-operated design centers, coordinating sales activities with construction through an integrated point-of-sale computer program and recently commencing a national purchasing program. The Company also has sought to maximize its returns by allocating additional capital to its expanding operations in Southern California, Arizona and Nevada.

    EXPERIENCED MANAGEMENT--The three top executives of MDC average over 18 years with the Company. The Company's division managers average over 20 years of experience in the homebuilding business. Each division manager is responsible for managing the day-to-day activities of that division, supported by MDC's centralized treasury, capital allocation, human resources, information systems, legal and risk management services.

                              RECENT DEVELOPMENTS

    MDC recently announced its 1997 fourth quarter and year-end home orders, home closings and backlog. In 1997, the Company received orders for 5,769 homes, the largest number of orders in the Company's history and 14% higher than the 5,049 orders for homes in 1996. This improved performance was achieved despite a 10% decrease in the number of active subdivisions to 137 at the end of 1997 from 152 at the end of 1996. In the fourth quarter of 1997, MDC received orders for 1,370 homes, an increase of 36% over the 1,009 orders received for the same period in 1996. This increase is attributable to improved home orders in each of the Company's markets except Northern California, with particular strength in Phoenix (84% increase), Colorado (45% increase), Tucson (34% increase) and the Mid-Atlantic (32% increase). The Company closed 1,431 and 5,223 homes, respectively, in the quarter and year ended December 31, 1997, compared with 1,368 and 4,974 home closings during the same periods in 1996.

    The Company's strong home orders in the fourth quarter of 1997 contributed to a record year-end backlog. At December 31, 1997 the Company's backlog was 2,032 units, 37% higher than the backlog of 1,486 units at December 31, 1996.

    The Company also has recently announced income before extraordinary item for the quarter ended December 31, 1997 of $8.2 million, compared with $6.3 million for the same period in 1996. Income before extraordinary item for the year ended December 31, 1997 was $24.2 million, compared with $20.8 million for 1996. Revenues for the quarter and year ended December 31, 1997, which reached record levels in both periods, totalled $271.8 million and $969.6 million, respectively, compared with $252.3 million and $922.6 million, respectively, for the same periods in 1996. Operating results for 1997 were impacted adversely by non-cash, pre-tax charges of $5.9 million for the impairment of certain homebuilding assets, compared with similar charges of $9.2 million for 1996. No asset impairment charges were recorded for the fourth quarter of 1997, compared with $2.0 million for the fourth quarter of 1996. The Company's ratios of EBITDA to fixed charges for the years ended December 31, 1997 and December 31, 1996 were 3.3x and 2.7x, respectively. The ratios of EBITDA to interest incurred for the years ended December 31, 1997 and December 31, 1996 were 3.4x and 2.8x, respectively. Each of the Company's homebuilding divisions achieved profitable and improved operating results in 1997 except Maryland and Northern California.

                                  THE OFFERING

Securities Offered............  $175,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2008.
Maturity Date.................  February 1, 2008.
Interest Payment Dates........  Interest will accrue from the date of issuance and will be payable semi-annually on each February 1 and August 1, commencing August 1, 1998.
Optional Redemption...........  The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the redemption date.
                                In addition, prior to February 1, 2001, the Company may redeem up to 33% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 108.375% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date with the net cash proceeds of one or more Public Equity Offerings; PROVIDED,
                                HOWEVER, that at least $125,000,000 aggregate principal amount of the Notes would remain outstanding immediately after giving effect to any such redemption.
Change of Control.............  Upon the occurrence of a Change of Control Triggering Event (as defined), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the repurchase date.
Ranking.......................  The Notes will be general unsecured obligations of the Company, ranking senior in right of payment to all future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and PARI PASSU in right of payment with all existing and future unsecured Indebtedness and other obligations of the Company that are not so subordinated. Secured creditors of the
                                Company will have a claim on the assets which secure the obligations of the
                                Company to such creditors, prior to claims of holders of the Notes against those assets. In addition, claims of creditors of the Company, including the holders of the Notes, effectively will be subordinated to all existing and future
                                Indebtedness and other obligations, including trade payables, of the Company's
                                Subsidiaries. At September 30, 1997, as adjusted to give effect to the Offering and the retirement of the Company's 11 1/8% Senior Notes due 2003 (the "11 1/8%
                                Senior Notes"), the Company would have had approximately $215,971,000 (including the Notes) of Indebtedness outstanding, of which approximately $3,446,000 would have been secured Indebtedness and approximately $38,228,000 would have been subordinated to the Notes. At September 30, 1997 the Company's Subsidiaries had
                                approximately $75,519,000 of indebtedness reflected on the Company's balance sheet. In addition, the Company's Subsidiaries have significant additional liabilities (which together with the indebtedness of the Company's Subsidiaries would have ranked structurally senior to the Notes).
Certain Covenants.............  The Indenture imposes certain limitations on the ability of the Company and the
                                Restricted Subsidiaries to, among other things, incur Indebtedness, make
                                Restricted Payments, enter into certain transactions with Affiliates, effect certain Asset Sales, incur certain liens, merge or consolidate with any other person, or transfer all or substantially all of their properties and assets.
                                These covenants are subject to a number of important qualifications and limitations.
Risk Factors..................  Prospective purchasers of the Notes should carefully consider the factors discussed in detail elsewhere in this Prospectus Supplement under the caption
                                "Risk Factors."
Use of Proceeds...............  The Company will use the net proceeds from the Offering to defease, or to make open market or negotiated purchases of, the Company's outstanding 11 1/8% Senior
                                Notes and for general corporate purposes.

                       SELECTED FINANCIAL AND OTHER DATA

    The income statement data and balance sheet data set forth below at December 31, 1992, 1993, 1994, 1995 and 1996 and for the years then ended have been derived from the Company's audited consolidated financial statements. The income statement data and balance sheet data set forth below at September 30, 1997 and the nine months ended September 30, 1996 and 1997 have been derived from the Company's unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of results for the full fiscal year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere or incorporated by reference herein.

                                                                                                     NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                     ----------------------------------------------------------  -------------------------
                                        1992        1993        1994        1995        1996        1996         1997
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
                                                                    (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues
  Homebuilding.....................  $  423,131  $  596,813  $  793,793  $  840,362  $  890,536  $  644,339   $   683,748
  Financial services
    Mortgage lending...............      19,344      19,725      15,850      17,559      22,222      17,285        12,569
    Asset management(1)............      35,206      15,409       6,245       6,389       8,356       7,749           448
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
      Total financial services.....      54,550      35,134      22,095      23,948      30,578      25,034        13,017
  Corporate........................       2,496       2,376       1,357       1,546       1,481         956           957
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
      Total revenues...............  $  480,177  $  634,323  $  817,245  $  865,856  $  922,595  $  670,329   $   697,722
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
Operating profit
  Homebuilding.....................  $   17,561  $   22,496  $   44,464  $   33,018  $   27,967  $   17,983   $    27,524
  Financial services
    Mortgage lending...............       9,230       7,508       6,951       9,288      12,584      10,146         5,903
    Asset management(1)............       8,700       8,996       2,796       4,050       6,073       5,553           414
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
      Total financial services.....      17,930      16,504       9,747      13,338      18,657      15,699         6,317
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
      Total operating profit.......      35,491      39,000      54,211      46,356      46,624      33,682        33,841
Net corporate expenses(2)..........     (28,971)    (23,968)    (23,229)    (19,705)    (13,870)    (10,909)       (7,998)
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
Income before income taxes and
  extraordinary item...............  $    6,520  $   15,032  $   30,982  $   26,651  $   32,754  $   22,773   $    25,843
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
Income before extraordinary item...  $    4,765  $   10,056  $   19,255  $   17,250  $   20,799  $   14,459   $    16,022
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
Net income.........................  $    3,852  $   25,879  $   19,255  $   17,250  $   20,378  $   14,038   $    13,843
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
Earnings to fixed charges(3).......        1.61x       1.71x       1.81x       1.79x       2.02x       1.92x         2.29x

SELECTED OPERATING DATA:
Orders for homes, net units........       2,703       3,875       4,177       4,536       5,049       4,040         4,399
Homes closed, units................       2,414       3,344       4,200       4,570       4,974       3,606         3,792
Backlog, units(4)..................         826       1,357       1,334       1,355       1,486       1,845         2,093
Backlog, estimated sales value(4)..  $  142,800  $  250,530  $  241,900  $  243,000  $  261,000  $  326,000   $   382,000
Average selling price per home.....       172.8       175.8       186.8       181.1       177.0       176.2         178.4

                                                                       FOUR FISCAL QUARTERS ENDED
                                                -------------------------------------------------------------------------
                                                                       DECEMBER 31,                         SEPTEMBER 30,
                                                ----------------------------------------------------------  -------------
                                                   1992        1993        1994        1995        1996         1997
                                                ----------  ----------  ----------  ----------  ----------  -------------
OTHER DATA:
EBITDA(5).....................................  $   51,111  $   61,615  $   84,790  $   79,270  $   85,478   $    86,889
Interest incurred.............................      24,802      25,505      35,799      33,909      30,296        27,527

ADJUSTED DATA(6):
Interest incurred.............................                                                               $    24,849
EBITDA to interest incurred...................                                                                      3.50x
Homebuilding and corporate debt to EBITDA.....                                                                      3.04x
Earnings to fixed charges(3)..................                                                                      2.54x

                                                            DECEMBER 31,                            SEPTEMBER 30, 1997
                                     ----------------------------------------------------------  -------------------------
                                        1992        1993        1994        1995        1996       ACTUAL     ADJUSTED(6)
                                     ----------  ----------  ----------  ----------  ----------  ----------  -------------
BALANCE SHEET DATA:
Housing completed or under
  construction.....................  $  132,752  $  201,023  $  280,319  $  265,205  $  251,885  $  263,891   $   263,891
Land and land under development....     206,583     192,881     183,838     176,960     182,927     179,196       179,196
Total assets.......................     602,597     653,366     664,571     634,811     617,303     643,028       641,107
Homebuilding and corporate debt....     287,401     316,176     325,069     283,344     244,328     239,907       264,600
Total debt.........................     325,835     345,676     348,280     305,334     253,346     267,500       292,193
Total stockholders' equity.........     164,182     175,854     192,295     205,033     213,847     221,949       206,555

--------------------------

(1) The Company sold its interest in Financial Asset Management LLC ("FAMC") in September 1996, which resulted in an extraordinary gain of $4,042,000. The Company does not anticipate making additional investments related to the asset management operations. Therefore, asset management operations after the third quarter of 1996 are not expected to be material except to the extent any gains are recognized with respect to FAMC's $5,450,000 subordinated notes held by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations (1996 and 1995)--Financial Services Segment-- Asset Management Operations."

(2) Net corporate expenses represent: (i) net gains and losses on investments and marketable securities; (ii) interest, dividend and other income; (iii) corporate general and administrative expense; and (iv) corporate and homebuilding interest expense.

(3) In computing the ratio of earnings to fixed charges, fixed charges consist of homebuilding and corporate interest expense plus (i) amortization and expensing of debt expenses; (ii) amortization of discount or premium relating to indebtedness; and (iii) capitalized interest. Earnings are computed by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest during the period to pretax earnings from continuing operations.

(4) At end of period. See "Business--Homebuilding Segment--Backlog."

(5) "EBITDA" has been computed in accordance with the definition of "Consolidated EBITDA" set forth under "Description of Notes--Certain Definitions." EBITDA should not be considered an alternative to operating income determined in accordance with generally accepted accounting principles ("GAAP") as an indicator of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.

(6) As adjusted to give effect to the issuance and sale by the Company of the Notes and the application of the estimated net proceeds therefrom for the assumed defeasance of all of the outstanding 11 1/8% Senior Notes.

                           FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus Supplement, the accompanying Prospectus and the information incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include the factors described below under "Risk Factors."

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER THE RISK FACTORS SET FORTH BELOW AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS PRIOR TO PURCHASING THE NOTES OFFERED HEREBY.

GENERAL ECONOMIC CONDITIONS

    The homebuilding industry is cyclical and is affected significantly by changes in general and local economic conditions, such as employment levels, availability of financing for home buyers, interest rates, consumer confidence and housing demand. In addition, homebuilders are subject to various risks, including overbuilding, availability and cost of building lots, materials and labor, weather conditions, delays in construction schedules, cost overruns, changes in governmental regulation and increases in real estate taxes and other local government fees. The Company and its competitors also are impacted by federal, state and local statutes and rules regulating environmental matters, zoning, building design and density requirements, as they affect the availability and cost of lots, the cost of building homes and the timing of homebuilding activities.

MORTGAGE INTEREST RATES

    The Company's homebuilding and mortgage lending operations are dependent upon the availability and cost of mortgage financing. Increases in home mortgage interest rates may reduce the demand for homes and home mortgages and, generally, will reduce home mortgage refinancing activity. The Company is unable to predict the extent to which recent or future changes in home mortgage interest rates will affect operating activities and results of operations. See "Forward-Looking Statements."

COMPETITION

    The real estate industry is fragmented and highly competitive. MDC competes with numerous homebuilders, including a number of homebuilders that are substantially larger and have greater financial resources. The Company also competes with subdivision developers and land development companies, some of which are themselves homebuilders or affiliates of homebuilders. Homebuilders compete for customers, land, building materials and subcontractor labor. Competition for home orders primarily is based upon price, style, financing provided to prospective purchasers, location of property, quality of homes built, warranty service and general reputation in the community. MDC, through HomeAmerican, also competes with numerous banks, thrifts and other mortgage bankers, many of which are larger and have greater resources than the Company.

REGULATION

    The Company is subject to continuing compliance requirements mandated by applicable federal, state and local statutes, ordinances, rules and regulations, including zoning and land use ordinances, building, plumbing and electrical codes, contractors' licensing laws, mortgage association rules and regulations and health and safety regulations and laws (including, but not limited to, those of the Occupational Safety and

Health Administration). Various localities in which the Company operates have imposed (or may impose in the future) fees on developers to fund schools, open space, road improvements and low and moderate income housing.

    From time to time, various municipalities in which the Company operates restrict or place moratoriums on the availability of utilities, including water and sewer taps. Additionally, certain jurisdictions in which the Company operates have proposed or enacted growth initiatives which may restrict the number of building permits available in any given year. Although no assurances can be given as to future conditions or governmental actions, MDC believes that it has, or can obtain, an adequate number of water and sewer taps and building permits for its land and land under development. See "Forward-Looking Statements."

    The homebuilding operations also are affected by environmental considerations pertaining to availability of water, municipal sewage treatment capacity, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of endangered species, the natural terrain and vegetation (collectively, "Environmental Laws"). The particular Environmental Laws which apply to any given homebuilding project vary greatly according to the site's location, the site's environmental conditions and the present and former uses of the site. These Environmental Laws may (i) result in project delays; (ii) cause the Company to incur substantial compliance and other costs; and/or (iii) prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas. See "Forward-Looking Statements."

SUBSTANTIAL LEVERAGE; FUTURE CAPITAL REQUIREMENTS

    The Company has, and after consummation of the Offering will continue to have, significant debt service obligations. As of September 30, 1997, after giving pro forma effect to the Offering and the retirement of the outstanding
11 1/8% Senior Notes, the Company would have had total consolidated Indebtedness of $291,490,000. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flows from operations must be dedicated to the payment of the principal of and interest on its Indebtedness and will not be available for other purposes; (iii) the Company's level of Indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (iv) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's significant amount of Indebtedness could be adverse in the event of a downturn in its business or in general economic conditions. The ability of the Company to meet its debt service and other obligations will depend upon its future performance and no assurance can be given that the Company will be able to meet such obligations. The Company is engaged in businesses that are substantially affected by changes in economic cycles, and its revenues and earnings vary with the level of general economic activity in the markets where MDC builds homes, many of which are beyond the Company's control. The Company's ability to meet its debt service obligations also may be affected by changes in prevailing interest rates, as borrowings under certain of the Company's existing credit facilities bear interest at floating rates. See "Capitalization."

    In the event that internally generated funds and amounts available under MDC's existing credit facilities are not sufficient to fund the Company's capital expenditures and its debt service obligations, including the Notes, the Company would be required to raise additional funds through the sale of equity securities, the issuance of additional debt, the refinancing of all or part of its Indebtedness or the sale of assets. These alternatives are dependent upon financial, business and other general economic factors affecting the Company, many of which are beyond the control of the Company, and there can be no assurance that any such alternatives would be available to the Company, if at all, on satisfactory terms. While the Company believes that cash flow generated by operations, along with borrowing availability under existing credit facilities, will provide adequate sources of long-term liquidity, a significant drop in operating cash flows resulting from economic conditions, competition or other uncertainties beyond the

Company's control could increase the need for refinancing, new capital or both. See "Forward-Looking Statements."

    The Indenture governing the Notes imposes restrictions on the operations and activities of the Company. The most significant restrictions relate to debt incurrence and cash distributions by the Company and require the Company to comply with certain financial covenants. The failure to comply with any of these restrictions or covenants could result in an event of default under the Indenture which could permit acceleration of the Notes. See "Description of Notes."

RANKING; HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION

    The Notes will be general unsecured obligations of the Company, ranking PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Company. Because they are unsecured, however, the Notes will be junior to any secured indebtedness of the Company as to claims against the assets securing such indebtedness. Substantially all of the Company's operations are conducted through its homebuilding Subsidiaries and HomeAmerican. As a result, the Company's cash flow and ability to repay the Notes are dependent on the results of those operations and the dividends and other distributions of the Subsidiaries' earnings to MDC. The ability of the Company's Subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable state laws and, under certain circumstances, restrictions contained in existing and future agreements or debt instruments that the Company or its Subsidiaries may enter into after the date of the Indenture. The Company's Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make funds available therefor. Any right of the Company to receive assets of any of its Subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the Notes to participate in the proceeds of such a liquidation effectively will be subordinate to the claims of the liquidating Subsidiary's creditors, thus subordinating the claims of the Company's creditors, including the holders of the Notes, to those of the creditors of the liquidating Subsidiary. At September 30, 1997, the Company's Subsidiaries had approximately $75,519,000 of indebtedness reflected on the Company's consolidated balance sheet. In addition, the Company's Subsidiaries have significant additional liabilities. The Indenture will permit the Company to incur significant amounts of additional indebtedness including secured indebtedness. See "Description of Notes."

CONTROL RELATIONSHIPS

    Larry A. Mizel, David D. Mandarich and other affiliates of the Company in the aggregate own, directly or indirectly, approximately 36% of the Company's outstanding Common Stock. Such persons may effectively be able to elect the entire board of directors of the Company and control its management, operations and affairs. Circumstances may occur in which the interest of the controlling shareholders could be in conflict with the interests of the holders of the Notes. In addition, such persons may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in the Company, even though such transactions may involve risks to the holders of the Notes.

CHANGE OF CONTROL

    Upon a Change of Control Triggering Event, each holder of the Notes will have the right to require the Company to repurchase any or all of the Notes owned by such holder at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest. A Change of Control Triggering Event requires both a Change of Control (as defined) and a Rating Decline (as defined). The Company's ability to repurchase the Notes upon a Change of Control Triggering Event effectively may be limited by the terms of the then existing contractual obligations of the Company and its Subsidiaries. In addition, the Company may not have adequate financial resources to effect such a repurchase, and there can be no assurance that the Company would be able to obtain such resources through a refinancing of the Notes to be repurchased or otherwise. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control Triggering Event, such failure will constitute an Event of Default under the Indenture. See "--Substantial Leverage; Future Capital Requirements."

    With respect to the sale of assets referred to in the definition of Change of Control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control Triggering Event has occurred and whether the Notes are subject to an offer to purchase.

    The Change of Control provision may not necessarily afford the holders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger, or other similar transaction involving the Company that may adversely affect the holders, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions.

NATURAL DISASTERS

    The climates and geology of many of the states in which the Company operates, including California, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and the Company's business in particular, in such states may be adversely affected.

LACK OF A PUBLIC MARKET FOR THE NOTES

    The Notes are a new issue of securities. There is no active public trading market for the Notes. The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. The Underwriters have advised the Company that they currently intend to make a market in the Notes, but the Underwriters are not obligated to do so and may discontinue any such market-making at any time. There can be no assurance that any market that may develop for the Notes will provide liquidity for the Notes or the ability of holders to sell their Notes at a price which holders would be willing to accept.

                                USE OF PROCEEDS

    The Company will use the net proceeds from the Offering to defease, or to make open market or negotiated purchases of, the Company's outstanding 11 1/8% Senior Notes and for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at September 30, 1997, on an historical and as adjusted basis to reflect the sale by the Company of the Notes offered hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                                                       SEPTEMBER 30, 1997
                                                                  ----------------------------
                                                                    ACTUAL     AS ADJUSTED(1)
                                                                  ----------  ----------------
                                                                     (DOLLARS IN THOUSANDS)
Debt:
  Homebuilding and corporate
    Revolving credit facility(2)................................  $   45,000     $   45,000
    Notes payable...............................................       6,372          6,372
    11 1/8% Senior Notes due 2003...............................     150,307             --
    8 3/8% Senior Notes due 2008................................          --        174,297
    8 3/4% Convertible Subordinated Notes due 2005..............      28,000         28,000
    6.64% Subordinated Fixed-Rate Notes due 1998................      10,228         10,228
                                                                  ----------       --------
      Total homebuilding and corporate debt.....................     239,907        263,897

  Financial services(2).........................................      27,593         27,593
                                                                  ----------       --------
        Total debt..............................................     267,500        291,490
                                                                  ----------       --------
Stockholders' equity:
  Preferred Stock; 25,000,000 shares authorized, no shares
    issued......................................................          --             --
  Common Stock; 100,000,000 shares authorized; 23,494,000 shares
    issued and outstanding......................................         235            235
  Additional paid-in capital....................................     141,771        141,771
  Retained earnings(3)..........................................     119,510        103,779
                                                                  ----------       --------
                                                                     261,516        245,785
  Less treasury stock, at cost; 5,903,000 shares................     (39,567)       (39,567)
                                                                  ----------       --------
        Total stockholders' equity..............................     221,949        206,218
                                                                  ----------       --------
Total capitalization............................................  $  489,449     $  497,708
                                                                  ----------       --------
                                                                  ----------       --------

------------------------

(1) As adjusted to reflect the sale of $175,000,000 of the Notes offered hereby by the Company and the application of the estimated net proceeds therefrom to defease and repay the $150,307,000 outstanding balance of the indebtedness under the 11 1/8% Senior Notes plus call premium and accrued interest through December 15, 1998, the date the 11 1/8% Senior Notes will be called for redemption. See "Use of Proceeds."

(2) Presently, the Company has a $175,000,000 unsecured credit facility with four financial institutions that matures in June 2001. At September 30, 1997, $45,000,000 was borrowed and $4,696,000 of letters of credit were outstanding on this facility. In addition, at September 30, 1997, there was $23,407,000 collateralized and available to be borrowed under the Company's mortgage lending line of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(3) Change in retained earnings results from recognition of an extraordinary loss upon the assumed defeasance of all of the outstanding 11 1/8% Senior Notes.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARISONS TO THE SAME PERIODS IN 1996 ARE DERIVED FROM MDC'S FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1997.

RESULTS OF OPERATIONS

    The table below summarizes MDC's results of operations (in thousands, except per share amounts).

                                                    THREE MONTHS            NINE MONTHS
                                                ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                               ----------------------  ----------------------
                                                  1996        1997        1996        1997
                                               ----------  ----------  ----------  ----------
Revenues.....................................  $  233,307  $  266,618  $  670,329  $  697,722
Income before income taxes and extraordinary
  item.......................................  $    8,828  $   11,794  $   22,773  $   25,843
Net Income...................................  $    5,603  $    7,302  $   14,038  $   13,843
Earnings Per Share:
  Primary
    Income before extraordinary item.........  $      .30  $      .40  $      .75  $      .88
    Net Income...............................  $      .30  $      .40  $      .73  $      .76
  Fully Diluted
    Income before extraordinary item.........  $      .27  $      .35  $      .68  $      .78
    Net Income...............................  $      .27  $      .35  $      .66  $      .68

    Income before income taxes and extraordinary item increased in the third quarter and first nine months of 1997, compared with the same periods in 1996. The 1997 increases resulted from (i) higher operating profits from the Company's homebuilding operations in the third quarter and first nine months of 1997, primarily due to 80 and 100 basis point increases, respectively, in the Company's Home Gross Margins (as hereinafter defined) and increased levels of homes closed; (ii) decreased interest expense; and (iii) lower corporate general and administrative expenses. These improvements to income in 1997 partially were offset by lower operating profits from the Company's financial services segment, primarily due to net increases to income in the third quarter and first nine months of 1996 totalling approximately $4,500,000 and $9,200,000, respectively, as a result of (i) the September 1996 sale of FAMC; (ii) lower gains from sales of mortgage-related assets in the third quarter and first nine months of 1997, compared with the same periods in 1996; and (iii) a required change in accounting principle regarding mortgage loans and mortgage loan servicing rights.

    Net income for the first nine months of 1997 included an extraordinary loss of $2,179,000, net of an income tax benefit of $1,336,000, recognized in connection with the Company's repurchase of $38,000,000 face value (20% of the outstanding amount) of its Senior Notes. The loss resulted from the repurchase of the Senior Notes at an amount above their carrying value and the write-off of related unamortized issuance costs. Net income for the nine months ended September 30, 1996 included an extraordinary loss of $421,000, net of an income tax benefit of $242,000, due to the write-off of unamortized discounts and deferred financing costs in connection with the extinguishment of secured lines of credit and project loans.

HOMEBUILDING SEGMENT

    The tables below set forth information relating to the Company's homebuilding segment (dollars in thousands).

                                                                 THREE MONTHS                 NINE MONTHS
                                                              ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                                          ---------------------------  -------------------------
                                                              1996           1997          1996          1997
                                                          -------------  ------------  -------------  ----------
Home Sales Revenues.....................................   $   220,443    $  259,720    $   635,472   $  676,674
Operating Profits Before Asset Impairment Charges.......   $     9,244    $   13,731    $    25,191   $   33,374
Operating Profits.......................................   $     4,906    $   10,231    $    17,983   $   27,524
Average Selling Price Per Home Closed...................   $     175.1    $    180.9    $     176.2   $    178.4
Home Gross Margins......................................         13.8%         14.6%          13.6%        14.6%
Orders For Homes, net (UNITS)
  Colorado..............................................           405           490          1,483        1,565
  Mid-Atlantic..........................................           246           158            898          774
  California............................................           185           257            634          750
  Arizona...............................................           237           349            843          964
  Nevada................................................            61           116            182          346
                                                          -------------  ------------  -------------  ----------
    Total...............................................         1,134         1,370          4,040        4,399
                                                          -------------  ------------  -------------  ----------
                                                          -------------  ------------  -------------  ----------
Homes Closed (UNITS)
  Colorado..............................................           465           469          1,400        1,259
  Mid-Atlantic..........................................           262           302            657          806
  California............................................           191           229            594          602
  Arizona...............................................           261           314            764          824
  Nevada................................................            80           122            191          301
                                                          -------------  ------------  -------------  ----------
    Total...............................................         1,259         1,436          3,606        3,792
                                                          -------------  ------------  -------------  ----------
                                                          -------------  ------------  -------------  ----------


                                                          SEPTEMBER 30,  DECEMBER 31,  SEPTEMBER 30,
                                                              1996           1996          1997
                                                          -------------  ------------  -------------
Backlog (UNITS)
  Colorado..............................................           741           576            882
  Mid-Atlantic..........................................           516           421            389
  California............................................           215           160            308
  Arizona...............................................           313           231            371
  Nevada................................................            60            98            143
                                                          -------------  ------------  -------------
    Total...............................................         1,845         1,486          2,093
                                                          -------------  ------------  -------------
                                                          -------------  ------------  -------------
    Estimated Sales Value...............................   $   326,000    $  261,000    $   382,000
                                                          -------------  ------------  -------------
                                                          -------------  ------------  -------------
Active Subdivisions
  Colorado..............................................            50            51             45
  Mid-Atlantic..........................................            51            53             49
  California............................................            21            20             13
  Arizona...............................................            22            23             30
  Nevada................................................             5             5              8
                                                          -------------  ------------  -------------
    Total...............................................           149           152            145
                                                          -------------  ------------  -------------
                                                          -------------  ------------  -------------

    HOME SALES REVENUES AND HOMES CLOSED--Home sales revenues in the third quarter and first nine months of 1997 were the highest for all comparable periods in the Company's history. The increases in 1997 home sales revenues primarily were due to increases in home closings and the average selling price per home closed (each discussed below).

    Home closings increased in the third quarter and first nine months of 1997, compared with the same periods in 1996, (i) by 53% and 58%, respectively, in Nevada, where the Company has increased the number of active subdivisions to eight from two at the beginning of 1996; (ii) by 47% and 25%, respectively, in Southern California, resulting from the Company's increased operations and improving economic conditions in that market; (iii) by 20% and 8%, respectively, in Arizona due to a higher level of closings per active subdivision resulting from the Company's increasing emphasis in this market on offering lower priced, more affordable homes primarily marketed to the first-time and first-time move-up home buyer; and (iv) by 15% and 23%, respectively, in the Mid-Atlantic market, due to weather-related delays in the completion and delivery of homes during the first nine months of 1996, and a Backlog (as hereinafter defined) at the beginning of 1997 that was more than 50% greater than Backlog at the beginning of 1996. In Colorado, home closings decreased 10% in the first nine months of 1997, compared with the same period in 1996, primarily due to a lower Backlog at the beginning of 1997 compared with Backlog at the beginning of 1996. In Northern California, home closings decreased in the third quarter and first nine months of 1997, compared with the same periods in 1996, as the Company has exited the Sacramento market and presently has only one active subdivision in the San Francisco Bay area.

    AVERAGE SELLING PRICE PER HOME CLOSED--The higher average selling prices per home closed in the third quarter and first nine months of 1997, compared with the same periods in 1996, resulted from increases in average selling prices in Colorado, California and the Mid-Atlantic region, principally due to the impact of closing a greater number of homes in higher-priced subdivisions during the 1997 periods. These increases partially were offset by lower average selling prices in the third quarter and first nine months of 1997 in Arizona, reflecting the impact of the Company's emphasis on offering lower-priced, more affordable homes in this market as discussed above.

    HOME GROSS MARGINS--Gross margins (home sales revenues less cost of goods sold, which primarily includes land and construction costs, capitalized interest, a reserve for warranty expense and financing costs) as a percent of home sales revenues ("Home Gross Margins") increased by 80 and 100 basis points, respectively, during the third quarter and first nine months of 1997, compared with the third quarter and first nine months of 1996. The increases largely were due to (i) the favorable impact of a large number of home closings in certain highly profitable subdivisions, particularly in Arizona and Southern California;
(ii) in Nevada, the completion of several under-performing subdivisions during the first nine months of 1996 and the closing of homes in four new higher-margin subdivisions in the first nine months of 1997; (iii) the receipt in the second quarter of 1997 of a $783,000 refund of school impact fees in Colorado which previously were charged to cost of sales; and (iv) initiatives implemented in each of the Company's markets designed to improve operating efficiency, control costs and increase rates of return.

    ORDERS FOR HOMES AND BACKLOG--Orders for homes in the third quarter and first nine months of 1997 increased 21% and 9%, respectively, over the comparable periods in 1996. Home orders for the third quarter of 1997 were the highest third quarter orders in the Company's history and orders for the first nine months of 1997 reached a ten-year high. These increases primarily were due to comparatively strong home orders experienced since the first quarter of 1997 in all of the Company's markets except the Mid-Atlantic region and Northern California in response to an improving national economy stimulated by decreasing mortgage interest rates, low unemployment and high levels of consumer confidence. Third quarter 1997 home orders particularly were strong in Nevada, Arizona and Southern California, which increased 90%, 47% and 42%, respectively, as a result of the factors discussed above and the increased number of active subdivisions in Nevada and Arizona and a 50% increase in the number of sales per active subdivision in Southern California.

    As a result of the increased orders for homes in the third quarter of 1997, the Company's homes under contract but not yet delivered ("Backlog") at September 30, 1997 increased 13% from September 30, 1996, to the highest September 30 Backlog in the Company's history. Assuming no significant change in market conditions or mortgage interest rates, the Company expects approximately 70% of its September 30, 1997 Backlog to close under existing sales contracts during the fourth quarter of 1997 and the first half of 1998. The remaining 30% of the homes in Backlog are not expected to close due to cancellations. See "Forward-Looking Statements."

    MARKETING--Marketing expenses (which include, among other things, amortization of deferred marketing costs, model home advertising expenses and sales commissions) totalled $16,367,000 and $44,467,000, respectively, for the third quarter and first nine months of 1997, compared with $14,420,000 and $40,667,000, respectively, for the same periods in 1996. The increases in 1997 primarily resulted from (i) additional advertising and model home expenses incurred to stimulate sales in response to increased competition in Colorado, Arizona and the Mid-Atlantic; and (ii) cost increases incurred in connection with the Company's expanded operations in Southern California, Arizona and Nevada.

    GENERAL AND ADMINISTRATIVE--General and administrative expenses totalled $8,303,000 and $22,849,000, respectively, during the third quarter and first nine months of 1997, compared with $7,184,000 and $21,722,000, respectively, for the same periods in 1996. The increases in 1997 primarily were due to increased administrative costs incurred in support of the Company's expanded operations in Southern California and Phoenix.

    ASSET IMPAIRMENT CHARGES

    Operating results during the third quarter and first nine months of 1997 were reduced by asset impairment charges totalling $3,500,000 and $5,850,000, respectively, related to certain of the Company's homebuilding assets in the Mid-Atlantic region, primarily in suburban Maryland, as a result of continued weakened market conditions and competitive pressure in that market. The asset impairment charges primarily resulted from (i) the recognition of losses anticipated from the closing of certain homes in Backlog and from the offering of increased incentives to stimulate sales of certain completed unsold homes in inventory; (ii) the write-off of certain capitalized costs, primarily deferred marketing and option deposits, related to a number of lower-margin subdivisions which are being closed out; and (iii) in the third quarter of 1997, pricing, product and incentive changes initiated by new management in the Mid-Atlantic region to further the Company's aggressive strategy of accelerating the close out of under-performing subdivisions in that market. While intending to maintain its market share in the Mid-Atlantic region, the Company continues to eliminate lower-margin subdivisions and redeploy capital to more profitable operations within and outside that market, including California, Arizona and Nevada.

    Operating results during the three and nine months ended September 30, 1996 were impacted adversely by $4,338,000 and $7,208,000, respectively, in asset impairment charges. These charges primarily were related to certain under-performing subdivisions in Northern California and the Mid-Atlantic region.

    LAND INVENTORY

    The table below shows the carrying value of land and land under development, by market, as well as the total number of lots owned, lots controlled under option agreements and total option deposits (dollars in thousands).

                                                   SEPTEMBER 30,  DECEMBER 31,  SEPTEMBER 30,
                                                       1996           1996          1997
                                                   -------------  ------------  -------------
Land and Land Under Development
  Colorado.......................................   $    60,887    $   66,529    $    58,968
  Mid-Atlantic...................................        49,186        46,124         40,417
  California.....................................        21,891        23,733         28,333
  Arizona........................................        29,749        32,129         35,768
  Nevada.........................................        15,675        14,412         15,710
                                                   -------------  ------------  -------------
    Total........................................   $   177,388    $  182,927    $   179,196
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Total Lots Owned.................................        10,784        10,523          9,725
Total Lots Controlled Under Option...............         6,793         6,698          5,249
                                                   -------------  ------------  -------------
  Total Lots Owned and Controlled................        17,577        17,221         14,974
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Total Option Deposits............................   $     5,449    $    5,951    $     6,802
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------

FINANCIAL SERVICES SEGMENT

    MORTGAGE LENDING OPERATIONS

    The tables below set forth information relating to HomeAmerican's operations (in thousands).

                                                                        THREE MONTHS            NINE MONTHS
                                                                    ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                                                   ----------------------  ----------------------
                                                                      1996        1997        1996        1997
                                                                   ----------  ----------  ----------  ----------
Gains on Sales of Mortgage Servicing.............................  $    1,593  $    1,009  $    5,746  $    1,560
Gains on Sales of Mortgage Loans, net............................  $    1,545  $    1,876  $    3,238  $    4,368
Operating Profits................................................  $    3,380  $    2,988  $   10,146  $    5,903
Principal Amount of Loan Originations and Purchases
  MDC home buyers................................................  $  119,584  $  145,074  $  343,066  $  377,325
  Spot...........................................................       8,280       9,516      34,056      24,078
  Correspondent..................................................      15,690      19,898      42,203      50,504
                                                                   ----------  ----------  ----------  ----------
    Total........................................................  $  143,554  $  174,488  $  419,325  $  451,907
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Capture Rate.....................................................         65%         68%         66%         68%
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

                                                                 SEPTEMBER 30,  DECEMBER 31,  SEPTEMBER 30,
                                                                     1996           1996          1997
                                                                 -------------  ------------  -------------
Composition of Servicing Portfolio
  FHA insured/VA guaranteed....................................   $    81,054    $  117,681    $   165,517
  Conventional.................................................       259,803       277,217        349,117
                                                                 -------------  ------------  -------------
Total Servicing Portfolio......................................   $   340,857(1)  $  394,898   $   514,634
                                                                 -------------  ------------  -------------
                                                                 -------------  ------------  -------------
Salable Portion of Servicing Portfolio.........................   $   226,880(2)  $  292,428(2)  $   340,568(2)
                                                                 -------------  ------------  -------------
                                                                 -------------  ------------  -------------

------------------------

(1) Includes servicing of $62,181 sold in August 1996, serviced by HomeAmerican under a subservicing arrangement until transfer to the purchaser in October and November 1996.

(2) Substantially all originated subsequent to the adoption of SFAS 122 (as hereinafter defined).

    HomeAmerican's operating profits for the third quarter and first nine months of 1997 decreased, compared with the same periods in 1996, primarily due to decreases in gains from sales of mortgage servicing which, for the first nine months of 1997, partially were offset by an increase in gains from sales of mortgage loans. These differences principally resulted from sales of mortgage loans and mortgage loan servicing in 1996 which were originated prior to the Company's required adoption, on January 1, 1996, of Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights an Amendment of FASB Statement No. 65" ("SFAS 122"), which was superseded by SFAS 125 (as hereinafter defined) on January 1, 1997.

    SFAS 125 requires the Company to allocate the costs of mortgage loans originated by HomeAmerican between the mortgage loans and the right to service the mortgage loans, based on their relative values. For mortgage loans originated by HomeAmerican prior to 1996, the costs of such loans were assigned to the mortgage loans, with no costs assigned to the servicing rights. Assuming that all other factors remain unchanged, SFAS 125 results in higher gains (or lower losses) on sales of mortgage loans originated by HomeAmerican after January 1, 1996 and, correspondingly, lower gains on sales of the related servicing rights, compared with gains or losses on sales of mortgage loans and related servicing rights originated by HomeAmerican prior to January 1, 1996.

    Because the Company sold substantially all of its pre-1996 mortgage loans and mortgage loan servicing during the first nine months of 1996, the year-over-year comparability of gains (or losses) on sales of mortgage loans and mortgage loan servicing in future quarters will not be impacted by the application of SFAS 125. See "Forward-Looking Statements."

    FORWARD SALES COMMITMENTS--HomeAmerican's operations are affected by, among other things, changes in mortgage interest rates. HomeAmerican utilizes forward mortgage securities contracts to manage the interest rate risk on its fixed-rate mortgage loans owned and rate-locked mortgage loans in the pipeline. Such contracts are the only significant financial derivative instrument utilized by MDC.

    ASSET MANAGEMENT OPERATIONS

    The following table sets forth certain information with respect to the results of the asset management operations during each of the periods presented (in thousands).

                                                             THREE MONTHS          NINE MONTHS
                                                         ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                                         --------------------  --------------------
                                                           1996       1997       1996       1997
                                                         ---------  ---------  ---------  ---------
Gain on Sale of FAMC...................................  $   4,042  $      --  $   4,042  $      --
Operating Profits......................................  $   3,721  $      45  $   5,553  $     414

    The decreased operating profits in the third quarter and first nine months of 1997 primarily were due to the $4,042,000 gain, net of related expenses, on the September 1996 sale of FAMC. The sales proceeds consisted of $6,000,000 of cash and $5,450,000 of subordinated notes, which are payable at specified dates during the 10 years following the sale and are convertible, under certain circumstances, into as much as a 47.6% ownership interest in FAMC. A gain of $5,450,000 attributable to the notes has been deferred and may be recognized, in whole or in part, in future periods based upon a number of factors, including collection or prepayment of the notes' principal and the expiration of the conversion features. The entire $5,450,000 gain remained deferred at September 30, 1997.

    Due to the sale of FAMC and the fact that the Company does not anticipate making additional mortgage-related investments, future operating results of the asset management operations are expected to be immaterial, except to the extent any gains are recognized with respect to FAMC's $5,450,000 subordinated notes discussed above. See "Forward-Looking Statements."

OTHER OPERATING RESULTS

    INTEREST EXPENSE--The Company capitalizes interest on its homebuilding inventories during the period of active development and through the completion of construction. Corporate and homebuilding interest incurred which is not capitalized is reflected as interest expense and totalled $761,000 for the first nine months of 1997, compared with $3,364,000 for the same period in 1996. During the third quarter of 1997, the Company capitalized all interest incurred, which resulted in no interest expense for such period, compared with $486,000 of interest expense in the third quarter of 1996.

    Corporate and homebuilding interest incurred decreased by 12% to $6,689,000 and $20,192,000, respectively, for the third quarter and first nine months of 1997, compared with $7,582,000 and $22,961,000, respectively, for the same periods in 1996, primarily due to (i) lower average outstanding borrowings during the first nine months of 1997, compared with the first nine months of 1996, as a result of reduced homebuilding inventories and the increased use of internally generated funds; and (ii) lower average effective interest rates with respect to the Company's outstanding debt in 1997.

    For a reconciliation of interest incurred, capitalized and expensed, see
Note I to the Company's Consolidated Financial Statements.

    CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES--Corporate general and administrative expenses totalled $1,694,000 and $8,194,000, respectively, during the third quarter and first nine months of 1997, compared with $2,920,000 and $8,501,000, respectively, for the same periods of 1996. The 1997 amounts include the favorable impact of insurance recoveries and a reversal of reserves no longer required, which totalled $2,032,000 and $2,458,000 for the respective periods, as well as reduced debt-related fixed charges and insurance costs, partially offset by higher compensation expenses and costs associated with the Year 2000 Project (as defined below). Corporate general and administrative expenses for the first nine months of 1996 were impacted favorably by insurance recoveries of $1,250,000 received in the first quarter of 1996.

    The Company is modifying its computer systems to accurately process information which includes the year 2000 date and beyond (the "Year 2000 Project"). Pursuant to current accounting rules, the cost of the Year 2000 Project must be expensed as incurred. Management believes that future costs of the Year 2000 Project, expected to be incurred over the next 15 months, will not have a material adverse effect on the Company's results of operations, financial position or cash flows. See "Forward-Looking Statements."

    INCOME TAXES--M.D.C. Holdings, Inc. and its wholly owned subsidiaries file a consolidated federal income tax return (an "MDC Consolidated Return"). Richmond American Homes of Colorado, Inc. (formerly Richmond Homes, Inc. I) and its wholly owned subsidiaries filed a separate consolidated federal income tax return (each a "Richmond Homes Consolidated Return") from its inception (December 28, 1989) through February 2, 1994, the date Richmond American Homes of Colorado, Inc. became a wholly owned subsidiary of MDC.

    In June 1997, the Company and the Internal Revenue Service (the "IRS") reached final agreement on the examinations of the MDC Consolidated Returns for the years 1986 through 1990. In July 1997, the Company and the IRS reached final agreement on the examinations of the Richmond Homes Consolidated Returns for the years 1991 through 1993. These agreements resulted in no material impact on the Company's financial position or results of operations.

    The IRS currently is examining the MDC Consolidated Returns for the years 1991 through 1995 and the Richmond Homes Consolidated Return for the period ended February 2, 1994. No audit reports have been issued by the IRS in connection with these examinations. In the opinion of management, adequate provision has been made for additional income taxes and interest, if any, which may result from these examinations; however, it is reasonably possible that the ultimate resolution could result in amounts which differ materially in the near term from amounts provided. See "Forward-Looking Statements."

LIQUIDITY AND CAPITAL RESOURCES

    MDC uses its liquidity and capital resources to, among other things, (i) support its operations, including its inventories of homes, home sites and land;
(ii) provide working capital; and (iii) provide mortgage loans for its home buyers. Liquidity and capital resources are generated internally from operations and from external sources.

CAPITAL RESOURCES

    MDC anticipates continuing to acquire finished lots and partially developed land for use in its future homebuilding operations. The Company currently intends to acquire a portion of the land inventories required in future periods through takedowns of lots subject to option contracts entered into in prior periods and under new option contracts. The use of option contracts lessens the Company's land-related risk and improves liquidity. Because of increased demand for partially developed and finished lots in certain of the markets where the Company builds homes, the Company's ability to acquire lots using option contracts has been reduced or has become more expensive. See "Forward-Looking Statements."

    The Company anticipates that it has adequate financial resources to satisfy its current and near-term capital requirements based on its current capital resources and additional liquidity available under existing credit agreements. The Company believes that it can meet its long-term capital needs (including, among other things, meeting future debt payments and refinancing or paying off other long-term debt as it becomes due) from operations and external financing sources, assuming that no significant adverse changes in the Company's business, or general economic conditions, occur as a result of the various risk factors described elsewhere herein, in particular, increases in interest rates. See "Forward-Looking Statements."

LINES OF CREDIT AND NOTES PAYABLE

    HOMEBUILDING--In March 1997, the Company modified its agreement with a group of banks for its unsecured revolving line of credit. Under the modified terms, the available borrowings have been increased to $175,000,000 from $150,000,000, and the maturity date of the agreement has been extended for one year to June 30, 2001, although a term-out of this credit may commence earlier under certain circumstances. At September 30, 1997, $45,000,000 was borrowed under this line of credit.

    MORTGAGE LENDING--To provide funds to originate and purchase mortgage loans and to finance these mortgage loans on a short-term basis, HomeAmerican utilizes its mortgage lending bank line of credit (the "Mortgage Line"). HomeAmerican's mortgage loans normally are sold within 25 to 60 days after origination. During the first nine months of 1997 and 1996, HomeAmerican sold $438,400,000 and $426,265,000, respectively, principal amount of mortgage loans and mortgage certificates.

    Available borrowings under the Mortgage Line are collateralized by mortgage loans and mortgage-backed certificates and are limited to the value of eligible collateral, as defined. The aggregate amount available under the Mortgage Line at September 30, 1997 was $51,000,000. At September 30, 1997, $27,593,000 was
borrowed and an additional $23,407,000 was collateralized and available to be borrowed. The Mortgage Line is cancelable upon 90 days notice.

CONSOLIDATED CASH FLOW

    During the first nine months of 1997, the Company used $7,349,000 and $39,520,000 of cash to repurchase 838,000 shares of MDC Common Stock and $38,000,000 of 11 1/8% Senior Notes, respectively. The Company also used $5,454,000 of cash in its operating activities. The Company financed these activities primarily with internally generated funds and line of credit borrowings.

    During the first nine months of 1996, the Company generated $35,651,000 in cash from its operating activities. The Company used this cash and other internally generated funds to (i) pay down lines of credit and notes payable by $32,860,000; and (ii) repurchase 1,463,000 shares of MDC Common Stock for $10,075,000.

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS IS DERIVED FROM MDC'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996.

RESULTS OF OPERATIONS

    1996 COMPARED WITH 1995. Revenues for the year ended December 31, 1996 were $922,595,000, a 7% increase from 1995. The increase primarily resulted from a 9% increase in home closings, the revenue impact of which was offset partially by a $4,100 decrease in the average selling price per home closed.

    Income before income taxes and extraordinary item in 1996 increased 23% from 1995, primarily due to (i) higher operating profit from the financial services segment, primarily resulting from a $4,042,000 gain recognized on the sale of FAMC and record profits from the mortgage lending operations; (ii) lower corporate and homebuilding interest expense; and (iii) lower corporate general and administrative expenses. These income improvements partially were offset by a decrease in homebuilding operating profits caused by (i) increased asset impairment charges, primarily in the Mid-Atlantic region due to intense competition and weakened conditions in that market; (ii) lower average selling prices on homes closed; and (iii) higher marketing and general and administrative expenses incurred in support of expanding homebuilding operations in California, Arizona and Nevada, which more than offset the positive effects of increased home closings and Home Gross Margins.

    During 1996, the Company strengthened its balance sheet in several areas. The Company reduced its aggregate indebtedness at December 31, 1996 to $253,346,000, a reduction of 17% from year-end 1995. In addition, the Company's equity at December 31, 1996 increased to $213,847,000, or $11.83 per share, an increase of 12% from $10.54 at December 31, 1995. These improvements contributed to a reduction in the debt-to-equity ratio at December 31, 1996 to 1.18, a 20% improvement over the 1.49 ratio as of December 31, 1995.

    1995 COMPARED WITH 1994. MDC's revenues increased 6% for 1995, compared with 1994, primarily as a result of a 9% increase in home closings, which more than offset a $5,700 decrease in the average selling price per home closed.

    Income before income taxes was lower for 1995, compared with 1994, primarily as a result of lower homebuilding operating profits, partially offset by higher mortgage lending and asset management operating profits, lower corporate and homebuilding interest expense and lower corporate general and administrative expenses. The reduction in homebuilding operating profits primarily resulted from a 13% decline in Home Gross Margins caused by increased incentives offered to home buyers in order to counter weakening demand due to higher mortgage interest rates, particularly during the second half of 1994 and the first quarter of 1995, and increased competition.

HOMEBUILDING SEGMENT.

    The table below sets forth information relating to the Company's homebuilding segment (dollars in thousands).

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1994        1995        1996
                                                                               ----------  ----------  ----------
Home Sales Revenues..........................................................  $  784,453  $  827,448  $  880,358
Operating Profits Before Asset Impairment Charges............................  $   48,464  $   36,695  $   37,158
Operating Profits............................................................  $   44,464  $   33,018  $   27,967
Average Selling Price Per Home Closed........................................  $    186.8  $    181.1  $    177.0
Home Gross Margins...........................................................       15.4%       13.4%       13.7%

Orders For Homes, net (UNITS)
  Colorado...................................................................       1,837       1,939       1,811
  Mid-Atlantic...............................................................       1,048         996       1,115
  California.................................................................         567         770         822
  Arizona....................................................................         614         779       1,041
  Nevada.....................................................................         111          52         260
                                                                               ----------  ----------  ----------
    Total....................................................................       4,177       4,536       5,049
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

Homes Closed (UNITS)
  Colorado...................................................................       1,887       1,891       1,893
  Mid-Atlantic...............................................................       1,136       1,058         969
  California.................................................................         564         751         837
  Arizona....................................................................         504         802       1,044
  Nevada.....................................................................         109          68         231
                                                                               ----------  ----------  ----------
    Total....................................................................       4,200       4,570       4,974
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                                                                                          DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1994        1995        1996
                                                                               ----------  ----------  ----------
Backlog (UNITS)
  Colorado...................................................................         610         658         576
  Mid-Atlantic...............................................................         337         275         421
  California.................................................................         101         175         160
  Arizona....................................................................         257         234         231
  Nevada.....................................................................          29          13          98
                                                                               ----------  ----------  ----------
    Total....................................................................       1,334       1,355       1,486
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Estimated Sales Value......................................................  $  241,900  $  243,000  $  261,000
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Active Subdivisions
  Colorado...................................................................          53          49          51
  Mid-Atlantic...............................................................          41          48          53
  California.................................................................          21          23          20
  Arizona....................................................................          16          22          23
  Nevada.....................................................................           4           2           5
                                                                               ----------  ----------  ----------
    Total....................................................................         135         144         152
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    HOMEBUILDING ACTIVITIES--1996 COMPARED WITH 1995.

    HOME SALES REVENUES AND HOMES CLOSED. Home sales revenues in 1996 increased 6% from home sales revenues in 1995. The increase primarily resulted from increased home closings, partially offset by an overall decrease in the average selling price per home closed, as discussed below.

    Home closings increased in 1996, compared with 1995, in (i) Arizona, due to a significant expansion of operations in Phoenix, where the Company has increased the number of active subdivisions from nine at December 31, 1994 to 15 at December 31, 1996; (ii) California, due to the acquisition and opening of several new subdivisions in Southern California, including subdivisions in Riverside County acquired from Mesa Homes in July 1995; and (iii) Nevada, due to the closing of homes in subdivisions acquired from Longford Homes in February 1996. The Mid-Atlantic operations closed fewer homes in 1996 than were closed during the same periods in 1995, primarily as a result of severe weather conditions during most of 1996 which delayed construction and development activities and the delivery of certain homes.

    AVERAGE SELLING PRICE PER HOME CLOSED. The decrease in the average selling price per home closed in 1996, compared with 1995, reflects the impact of the Company's continuing emphasis on offering lower-priced, more affordable homes primarily marketed to first-time and first-time move-up home buyers. This strategy resulted in lower average sales prices in 1996, compared with 1995, in
(i) Arizona; (ii) Las Vegas, where the Company closed affordably priced homes in subdivisions acquired from Longford Homes; and (iii) the Mid-Atlantic region, where the Company has opened a number of new, affordable townhome projects.

    HOME GROSS MARGINS. Home Gross Margins increased during 1996, compared with 1995. These increases largely were due to increased margins in (i) Colorado, where stronger market conditions during the first half of 1996 resulted in lower levels of required incentives for home buyers and increased selling prices; (ii) Las Vegas, due to increased profits from homes sold in subdivisions acquired from Longford Homes; and (iii) Northern California, due to a greater percentage of home closings coming from more profitable subdivisions in that market. These increases partially were offset by Home Gross Margin decreases in the Mid-Atlantic, where (i) increased costs associated with severe weather conditions were incurred during most of the year; and (ii) the Company continues to offer incentives to reduce its inventory of older unsold homes under construction, and in response to weakened market conditions and strong competition.

    ORDERS FOR HOMES AND BACKLOG. Orders for homes increased by 11% to 5,049 units in 1996, compared with 4,536 units in 1995, primarily as a result of increased orders for homes in (i) Phoenix, Southern California and Las Vegas, due to the Company's continued expansion in these markets, as previously discussed; and (ii) the Mid-Atlantic, due to an increase in the number of active subdivisions. As a result of these increased orders for homes, Backlog at December 31, 1996 increased 10% to 1,486 units, compared with 1,355 units at December 31, 1995. Assuming no significant change in market conditions or mortgage interest rates, the Company expects approximately 70% of its December 31, 1996 Backlog to close under existing sales contracts during the first six months of 1997. The remaining 30% of the homes in Backlog are not expected to close due to cancellations. See "Forward-Looking Statements."

    MARKETING. Marketing expenses (which include, among other things, amortization of deferred marketing costs, model home expenses and sales commissions) totalled $56,078,000 during 1996, compared with $49,938,000 in 1995. The increase during 1996, compared with 1995, principally resulted from additional marketing-related salary, sales commission and model home operating expenses incurred to support the Company's expanded operations and to stimulate sales in response to increased competition in 1996.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $29,122,000 during 1996, compared with $26,694,000 for 1995, primarily due to additional costs incurred in support of expanded operations in Southern California and Las Vegas.

    ASSET IMPAIRMENT CHARGES. Operating results during 1996 were impacted adversely by asset impairment charges totalling $9,191,000, primarily related to certain homebuilding assets in the Mid-Atlantic region as a result of continued weakened conditions and competitive pressures in that market. The Mid-Atlantic asset impairment charges primarily resulted from (i) the write-down to fair market value of a single-family detached home subdivision in which the Company intends to sell the majority of the remaining lots in bulk; (ii) the recognition of losses anticipated from closing certain homes in Backlog and from offering increased incentives to stimulate sales of completed unsold homes in inventory;
(iii) the write-off of capitalized costs, primarily deferred marketing and option deposits, related to several low-margin projects; and (iv) the write-down to fair market value, pursuant to the requirements of SFAS 121 (as hereinafter defined), of several single-family detached home subdivisions which began to experience extremely slow sales and negative Home Gross Margins during 1996. While intending to maintain its market share in the Mid-Atlantic region, the Company is strategically eliminating lower-margin projects in that market and redeploying capital to its expanding operations in Southern California, Phoenix and Las Vegas. See "Forward-Looking Statements."

    Asset impairment charges for 1996 also included charges with respect to certain homebuilding assets in Northern California as a result of increased incentives and sales price reductions offered to potential home buyers in connection with the Company's efforts to exit several underperforming subdivisions in the Sacramento area.

    HOMEBUILDING ACTIVITIES--1995 COMPARED WITH 1994.

    HOME SALES REVENUES, ORDERS FOR HOMES AND HOMES CLOSED. Home sales revenues increased in 1995, compared with 1994, primarily as a result of increases in home closings, partially offset by an overall decrease in the average selling price per home closed, as discussed below. Orders for homes and home closings increased in 1995 in (i) Arizona, primarily due to a significant expansion of the Company's operations in Phoenix; (ii) California, primarily due to the acquisition and opening of several new subdivisions in Southern California; and
(iii) Colorado, due to, among other things, efforts to reduce the level of unsold homes under construction and a continuing emphasis on offering more affordable homes.

    In its Mid-Atlantic market, the Company experienced lower orders for homes and closings per active subdivision in 1995, compared with 1994. The impact of lower orders for homes per active subdivision was partially offset by an increase in the number of the Company's active subdivisions in that market at December 31, 1995, compared with December 31, 1994. The lower orders for homes and closing levels per active subdivision were primarily the result of the entire Mid-Atlantic market experiencing (i) an increase in active subdivisions due to aggressive competition; (ii) reduced consumer confidence due to reductions in the number of federal employees and government shutdowns, and the potential for further reductions in the number of federal employees as a result of deficit reduction plans; and (iii) a decline in total market home orders.

    AVERAGE SELLING PRICE PER HOME CLOSED. The decrease in the average selling price per home closed in 1995, compared with 1994, is the result of the Company's emphasis on offering lower-priced, more affordable homes primarily marketed to first-time and first-time move-up home buyers. This strategic change in market mix resulted in lower average sales prices compared with prices in 1994 (i) in Colorado, Maryland and Tucson; and (ii) beginning in the third quarter of 1995, in Southern California as the Company began offering homes ranging in price from $105,000 to $170,000 in the Riverside County subdivisions acquired in July 1995.

    HOME GROSS MARGINS. Home Gross Margins decreased to 13.4% in 1995 from 15.4% in 1994. This decline was due to (i) increased incentives offered to home buyers in order to counter weakening demand due to higher mortgage interest rates, particularly during the second half of 1994 and the first quarter of 1995; (ii) increased incentives used to reduce the Company's inventory of unsold homes under construction; and (iii) increased competition in MDC's homebuilding markets.

    MARKETING. Marketing expenses totalled $49,938,000 for 1995, compared with $44,588,000 for 1994. The increases reflect the impact of significant additional marketing-related salary, sales commission and model home operating expenses incurred to support the Company's expanded operations. Additionally, the Company increased its marketing efforts to stimulate sales.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses totalled $26,694,000 in 1995, compared with $29,215,000 for 1994. General and administrative expenses as a percentage of home sales revenues decreased to 3.2% in 1995, compared with 3.7% in 1994, as the Company was able to deliver more homes in 1995 with a reduced level of overhead.

    ASSET IMPAIRMENT CHARGES. Operating results during the year ended December 31, 1995 were impacted adversely by $3,677,000 in asset impairment charges. These charges primarily were related to certain under-performing projects in California, Arizona and the Mid-Atlantic region. Asset impairment charges totalled $4,000,000 in 1994, primarily related to certain projects in Northern California which experienced significant slowing in sales and reduced selling prices due to softness in consumer demand which led to a general decline in home order activity.

    LAND SALES.

    Revenue from land sales totalled $9,471,000, $10,396,000 and $8,296,000, respectively, in 1996, 1995 and 1994, respectively. The land sales primarily were in Colorado and, to a lesser extent, in California. Gross profits from these land sales were $698,000, $220,000 and $319,000, respectively, for the years 1996, 1995 and 1994.

FINANCIAL SERVICES SEGMENT.

    MORTGAGE LENDING OPERATIONS.

    The table below summarizes the results of HomeAmerican's operations (dollars in thousands).

                                                            YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------
                                                        1994          1995          1996
                                                    ------------  ------------  ------------
Gains from sales of mortgage servicing
  Bulk............................................  $      5,785  $      6,374  $      5,291
  Other...........................................  $        985  $      1,962  $        729
Gains (losses) on sales of mortgage loans.........  $       (585) $     (1,293) $      4,905
Operating profit..................................  $      6,951  $      9,288  $     12,584
Principal amount of originations and purchases:
  MDC home buyers.................................  $    323,079  $    413,525  $    482,106
  Spot............................................        69,037        36,200        39,730
  Correspondent...................................        64,365        63,051        60,373
                                                    ------------  ------------  ------------
    Total.........................................  $    456,481  $    512,776  $    582,209
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------
Capture Rate......................................           52%           61%           66%
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

    The table below sets forth certain information regarding HomeAmerican's portfolio of mortgage loans serviced (in thousands).

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            1994         1995         1996
                                                         -----------  -----------  -----------
Beginning Servicing Portfolio..........................  $   653,331  $   569,063  $   486,811
  Servicing retained on loans originated...............      392,116      449,725      521,836
  Purchases from correspondents........................       64,365       63,051       60,373
  Bulk servicing sales.................................     (427,340)    (417,075)    (485,757)
  Loan sales servicing released........................      (80,884)    (141,174)    (158,802)
  Loan principal payments and other....................      (32,525)     (36,779)     (29,563)
                                                         -----------  -----------  -----------
Ending Servicing Portfolio.............................  $   569,063  $   486,811  $   394,898
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------


                                                                     DECEMBER 31,
                                                         -------------------------------------
                                                            1994         1995         1996
                                                         -----------  -----------  -----------
Composition of Servicing Portfolio:
  FHA insured/VA guaranteed............................  $   203,991  $    85,002  $   117,681
  Conventional.........................................      365,072      401,809      277,217
                                                         -----------  -----------  -----------
Total Servicing Portfolio..............................  $   569,063  $   486,811  $   394,898(1)
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
Salable portion of servicing portfolio.................  $   506,098  $   429,328  $   292,428(2)
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

------------------------

(1) Includes servicing of $52,131 sold in November 1996, serviced by HomeAmerican under a subservicing arrangement until transfer to the purchaser in January and February 1997.

(2) Substantially all originated subsequent to the adoption of SFAS 122 (as hereinafter defined).

    1996 COMPARED WITH 1995. HomeAmerican's operating profits for 1996 were the highest in its history, and exceeded by 35% the operating profits for 1995 primarily because of gains on sales of mortgage loans totalling $4,905,000 in 1996, compared with losses totalling $1,293,000 in 1995. These gains are in large measure attributable to the Company's required adoption in 1996 of SFAS 122.

    SFAS 122 requires the Company to allocate the cost of mortgage loans originated after January 1, 1996 between the mortgage loans and the rights to service the mortgage loans, based on their relative values. Prior to 1996, the cost of mortgage loans originated by HomeAmerican was assigned to the mortgage loans, with no cost assigned to the servicing rights. Assuming that all other factors remain unchanged, the adoption of SFAS 122 results in higher gains (or lower losses) on sales of mortgage loans originated by HomeAmerican after January 1, 1996 and correspondingly lower gains on sales of the related servicing rights, compared with gains or losses on sales of mortgage loans and related servicing rights originated by HomeAmerican prior to January 1, 1996.

    The Company's adoption of SFAS 122 resulted in additional net gains in 1996 of $3,082,000 from the sale of mortgage loans and servicing rights compared with the net gains that would have been recorded under the accounting method applicable in 1995 and prior years.

    During the first, second and third quarters of 1996, respectively, the Company recorded gains of approximately $2,435,000, $1,382,000 and $1,271,000 (or $5,088,000 in total) related to bulk sales of approximately $398,809,000 principal amount of mortgage servicing rights held prior to the adoption of SFAS 122 on January 1, 1996. The substantial majority of these mortgage servicing rights were related to mortgage loans originated by the Company and, as a result, had no costs assigned to such servicing rights. Future gains from sales of mortgage servicing will be significantly lower than prior comparable periods as the Company sold substantially all of its pre-1996 servicing portfolio prior to December 31, 1996. See "Forward-Looking Statements."

    HomeAmerican's loan originations and purchases increased by 14% in 1996, compared with 1995, primarily due to increases in (i) the Company's home closings; and (ii) HomeAmerican's "Capture Rate", or the number of mortgage loans originated for Company home buyers as a percentage of total Company home closings. HomeAmerican opened origination facilities in Southern California in late 1995 and Nevada in February 1996, which favorably affected HomeAmerican's total originations and Capture Rate. HomeAmerican continues to benefit from the Company's homebuilding growth as Company home buyers were the source of more than 80% of the principal amount of mortgage loans originated and purchased by HomeAmerican in 1996 and 1995.

    1995 COMPARED WITH 1994. HomeAmerican's operating profit in 1995 was higher than in 1994 principally due to gains from sales of mortgage servicing totalling $8,336,000 in 1995, compared with gains totalling $6,770,000 in 1994. The Company sold approximately the same principal amount of servicing in 1995 as in 1994, but generated higher revenues on the 1995 sales as stronger market demand resulted in more favorable prices than in 1994. Gains from mortgage servicing sales other than bulk sales also comprised a larger percentage of total gains (24% for 1995, compared with 15% for 1994) primarily due to increased originations and purchases of adjustable rate mortgages, which generally are sold "servicing released."

    HomeAmerican's loan originations and purchases increased by 12% in 1995, compared with 1994, primarily due to an increase in the Company's home closings and an increase in the percentage of mortgage originations for buyers of the Company's homes, partially offset by a 48% decrease in the dollar amount of spot originations, as increased mortgage interest rates during the second half of 1994 and first quarter of 1995 significantly decreased refinancing activity market-wide.

    ASSET MANAGEMENT OPERATIONS.

    The following table sets forth certain information with respect to the results of the asset management operations (in thousands).

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1994       1995       1996
                                                                   ---------  ---------  ---------
Gain on sale of FAMC.............................................  $      --  $      --  $   4,042
Operating profit.................................................  $   2,796  $   4,050  $   6,073

    The increased operating profits in 1996 primarily were due to the $4,042,000 gain, net of related expenses, on the sale of FAMC in September 1996. The sales proceeds of $11,450,000 included $6,000,000 of cash and $5,450,000 of subordinated convertible notes, which are payable at specified dates during the next 10 years and are convertible, under certain circumstances, into as much as a 47.6% ownership interest in FAMC. A gain of $5,450,000 attributable to the notes has been deferred and may be recognized, in whole or in part, in future periods based upon a number of factors, including collection of the principal on the notes and the expiration of the conversion features. See "Forward-Looking Statements."

    Due to the sale of FAMC and the fact that the Company does not anticipate making additional mortgage-related investments, future operating results related to the asset management operations are expected to be immaterial. See "Forward-Looking Statements."

OTHER OPERATING RESULTS.

    INTEREST EXPENSE. Corporate and homebuilding interest incurred decreased to $30,296,000 in 1996, compared with $33,909,000 in 1995 and $35,799,000 in 1994, primarily due to (i) lower effective interest rates with respect to variable-rate debt; and (ii) lower levels of borrowings resulting from the reduction in homebuilding inventories and the increased use of internally generated funds.

    The portion of corporate and homebuilding interest which was capitalized (the Company capitalizes interest on its homebuilding inventories during the period of active development and through the completion of construction) during 1996 totalled $26,523,000, compared with $26,136,000 and $26,345,000, respectively, during 1995 and 1994.

    Corporate and homebuilding interest incurred but not capitalized is reflected as interest expense and totalled $3,773,000 for 1996, compared with $7,773,000 and $9,454,000, respectively, for 1995 and 1994.

    For a reconciliation of interest incurred, capitalized and expensed, see
Note I to the Company's Consolidated Financial Statements.

    CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES. Corporate general and administrative expenses totalled $11,578,000 for 1996, compared with $13,478,000 and $15,132,000, respectively, for 1995 and 1994. The 14% decrease in 1996, compared with 1995, primarily was due to (i) reductions in insurance costs and debt-related expenses; and (ii) an insurance recovery of $1,250,000 received in the first quarter of 1996 related to the recovery of certain homebuilding expenditures previously expensed. The 11% decrease in 1995, compared with 1994, primarily was due to reductions in insurance costs, legal expenses and professional fees, partially offset by an increase in salary expense and financing costs associated with the Company's expanded operations in 1995.

    INCOME TAXES. M.D.C. Holdings, Inc. and its wholly owned subsidiaries file a consolidated federal income tax return (an "MDC Consolidated Return"). Richmond American Homes of Colorado, Inc. (formerly known as Richmond Homes, Inc. I, a wholly owned subsidiary of M.D.C. Holdings, Inc.; "Richmond Homes") and its wholly owned subsidiaries filed separate consolidated federal income tax returns (each a "Richmond Homes Consolidated Return") from its inception (December 28, 1989) through February 2, 1994, the date Richmond Homes became a wholly owned subsidiary of MDC.

    MDC's overall effective income tax rates of 36.5%, 35.3% and 37.9%, respectively, for 1996, 1995, and 1994, differed from the federal statutory rate of 35% primarily due to (i) the impact of state income taxes; (ii) in 1995 and 1994, the realization of non-taxable income for financial reporting purposes for which no tax liability was recorded; and (iii) in 1994, the adjustments of prior years' income taxes.

    In April 1995, the Company and the Internal Revenue Service (the "IRS") reached final agreement on the IRS examinations of (i) the MDC Consolidated Returns for the years 1984 and 1985; and (ii) the Richmond Homes Consolidated Returns for the years 1989 and 1990. These agreements had no material impact upon the Company's financial position or results of operations.

                                    BUSINESS

    MDC's business consists of two segments, homebuilding and financial services. In its homebuilding segment, through separate subsidiaries, the Company is engaged in the design, construction and sale of single-family homes in six states--Colorado, Virginia, Maryland, California, Arizona and Nevada. In the financial services segment, HomeAmerican, a wholly owned subsidiary of MDC, also provides mortgage financing, primarily for the Company's home buyers. In addition, until September 30, 1996, MDC managed two Real Estate Investment Trusts ("REITs"). The Company sold its 80% interest in the subsidiary that managed the REITs in September 1996 and does not expect to engage in significant asset management activities in the future. See "Forward-Looking Statements."

    The Company's strategy is to build homes generally for the first-time and move-up buyer, the largest segments of prospective home buyers. The base prices for these homes range from approximately $80,000 to $400,000, although the Company builds homes with prices as high as $700,000. The average sales prices of the Company's homes closed in 1996 and the first nine months of 1997 were $177,000 and $178,400, respectively.

    As part of its land inventory policy, the Company generally limits new projects to fewer than 150 lots to avoid overexposure to any single sub-market. It is also a priority of the Company to acquire finished lots using rolling options and finished lots in phases for cash. If potential returns justify the risk, land is acquired for development. The Company's Asset Management Committee, composed of four members of corporate senior management, meets weekly to review all proposed land acquisitions and takedowns of lots under option.

    Homes are designed and built to meet local customer preferences. The Company, as the general contractor, supervises construction of all of its projects and employs subcontractors for site development and home construction. The Company generally builds single-family detached homes, except in the Mid-Atlantic, where MDC also builds a significant number of townhomes.

    HomeAmerican is a full service mortgage lender, originating mortgage loans primarily for MDC's home buyers through offices located in each of MDC's markets. As the principal originator of mortgage loans for MDC's home buyers, HomeAmerican is an integral part of MDC's homebuilding operations.

HOMEBUILDING SEGMENT

    GENERAL. The Company's homebuilding business consists principally of the acquisition of finished lots and, to a lesser extent, land for development in its homebuilding activities; and the design, construction and sale of single-family residential homes. These operations are financed primarily with publicly traded debt, bank lines of credit and internally generated funds.

    The Company is one of the largest homebuilders in the United States, building and selling homes under the name "Richmond American Homes." MDC is a major regional homebuilder, with a significant presence in a number of selected growth markets. The Company is the largest homebuilder in metropolitan Denver; among the top five builders in Riverside County, California, Northern Virginia, suburban Maryland, Tucson and Colorado Springs; among the top ten builders in Phoenix; and has a growing presence in Orange, Los Angeles, Ventura, San Bernardino and San Diego Counties, California and Las Vegas. The Company also builds homes in the San Francisco bay area. MDC believes a significant presence in its markets enables it to compete effectively for home sales, land acquisition opportunities and subcontractor labor.

    The Company builds quality homes at affordable prices, generally for the first-time and move-up buyer. The Company has placed more emphasis on the first-time buyer in most of its markets. Homes are constructed according to basic designs based on local customer preferences. The Company, as the general contractor, supervises the development and construction of all of its projects and employs subcontractors for site development and home construction.

    In an effort to reduce the effects of volatile economic conditions in any single market, the Company's operations are diversified geographically into markets with prospects for significant long-term economic, population and employment growth. Additionally, the Company monitors each of its markets and allocates capital based on its assessment of the current and anticipated strength of these markets. While intending to maintain its market share in the Mid-Atlantic region, the Company has been redeploying capital from Maryland to its growing operations in California, Arizona and Nevada. The following table shows the Company's geographic diversification over the first nine months of 1997 and 1996 and the last three years, as represented by home sales revenues in each of its markets (dollars in thousands).

                                                 TOTAL HOME SALES REVENUES
                                 ----------------------------------------------------------
                                                                       NINE MONTHS ENDED       PERCENT OF TOTAL
                                      YEAR ENDED DECEMBER 31,            SEPTEMBER 30,          SEPTEMBER 30,
                                 ----------------------------------  ----------------------  --------------------
                                    1994        1995        1996        1996        1997       1996       1997
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
Colorado.......................  $  333,908  $  325,834  $  327,256  $  240,685  $  235,109        38%        35%
Mid-Atlantic...................     226,547     208,552     187,254     126,201     156,112        20%        23%
California.....................     119,559     146,947     182,131     128,640     137,539        20%        20%
Arizona........................      84,588     133,625     154,875     115,483     110,206        18%        16%
Nevada.........................      19,851      12,490      28,842      24,463      37,708         4%         6%
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
    Total......................  $  784,453  $  827,448  $  880,358  $  635,472  $  676,674       100%       100%
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------

    HOUSING. MDC builds homes in a number of basic series, each designed to appeal to a different segment of the home buyer market. Within each series, MDC builds several models, each with a different floor plan, elevation and standard and optional features. Differences in sales prices of similar models in any series depend primarily upon location and design specifications. The series of homes offered at a location is based on customer preference and the area's demographics.

    Through design centers in its Denver, Southern California and Phoenix homebuilding divisions, MDC provides home buyers the convenience of "one stop shopping." Home buyers can choose their homes and select finishes and upgrades within a short time of their decision to purchase a Richmond home. The design centers, which are being considered for most of MDC's other divisions, not only provide MDC's customers with a convenient way to select upgrades and options for their new homes, but also provide the Company with an additional source of revenue.

    The Company maintains varying levels of inventories of unsold homes in each of the markets in which it operates. Unsold homes in various stages of completion aid the Company in meeting the immediate and near-term demands of prospective home buyers.

    LAND ACQUISITION AND DEVELOPMENT. MDC purchases finished lots using option contracts, finished lots in phases or in bulk for cash and, when estimated potential returns justify the risk, land for development into finished lots. In making land purchases, MDC considers a number of factors, including projected rates of return and sales prices of homes to be built on the lots, population and employment growth patterns, proximity to developed areas, estimated costs of development and demographic trends. Generally, MDC acquires finished lots and land for development only in areas which will have, among other things, available building permits, utilities and suitable zoning. MDC attempts to maintain a supply of finished lots sufficient to enable it to start homes as soon as practical after a contract for sale is executed. This tends to minimize the Company's investment in, and risk of shortages of, labor and building materials.

    MDC has the right to acquire a portion of the land it will require in future periods utilizing option contracts, normally on a "rolling" basis. Generally, in a rolling option contract, the Company obtains the right to purchase finished lots in consideration for an option deposit. In the event the Company elects not to purchase the finished lots within a specified period of time, the agreements limit the Company's loss to the option deposit, thereby limiting the Company's risk while preserving its liquidity. At September 30,

1997, MDC had the right to acquire approximately 5,249 lots under option agreements with approximately $6,802,000 in total option deposits. Because of increased demand for finished lots in certain of its markets, the Company's ability to acquire lots using rolling options has been reduced or become significantly more expensive.

    MDC owns various undeveloped parcels of real estate, most of which it intends to develop into finished lots. MDC generally develops its land in phases (fewer than 100 lots at a time for each home series in a subdivision) to limit the Company's risk with regard to a particular project and to maximize the efficient use of available liquidity. Building permits and utilities are available and zoning is suitable for its current intended use for substantially all of MDC's undeveloped land. When developed, these lots generally will be used in the Company's homebuilding activities, although a limited number of lots may be sold to others. Certain undeveloped lots also may be sold to others in their present state.

    The table below shows the carrying value of land and land under development, by market (in thousands).

                                                       DECEMBER 31,
                                            ----------------------------------  SEPTEMBER 30,
                                               1994        1995        1996         1997
                                            ----------  ----------  ----------  -------------
Colorado..................................  $   90,619  $   75,448  $   66,529   $    58,968
Mid-Atlantic..............................      29,076      47,247      46,124        40,417
California................................      32,106      27,912      23,733        28,333
Arizona...................................      25,271      21,794      32,129        35,768
Nevada....................................       6,766       4,559      14,412        15,710
                                            ----------  ----------  ----------  -------------
    Total.................................  $  183,838  $  176,960  $  182,927   $   179,196
                                            ----------  ----------  ----------  -------------
                                            ----------  ----------  ----------  -------------

    The table below shows the number of lots owned and under option, by market.

                                                       DECEMBER 31,
                                            ----------------------------------  SEPTEMBER 30,
                                               1994        1995        1996         1997
                                            ----------  ----------  ----------  -------------
Lots Owned
  Colorado................................      11,299       8,628       5,849         5,099
  Mid-Atlantic............................         675       1,105       1,919         1,872
  California..............................         886         446         488           531
  Arizona.................................       1,400       1,242       1,651         1,704
  Nevada..................................         248         135         616           519
                                            ----------  ----------  ----------  -------------
    Total.................................      14,508      11,556      10,523         9,725
                                            ----------  ----------  ----------  -------------
                                            ----------  ----------  ----------  -------------
Lots Under Option
  Colorado................................       4,250       2,795       2,486         2,281
  Mid-Atlantic............................       3,092       4,019       2,975         1,883
  California..............................         110         675         538           652
  Arizona.................................         744         519         654           418
  Nevada..................................      --          --              45            15
                                            ----------  ----------  ----------  -------------
    Total.................................       8,196       8,008       6,698         5,249
                                            ----------  ----------  ----------  -------------
                                            ----------  ----------  ----------  -------------

    RAW MATERIALS. Generally, the materials used in MDC's homebuilding operations are standard items carried by major suppliers. Increases in the costs of building materials, particularly lumber, and of finished lots and subcontracted labor, may affect future Home Gross Margins to the extent that market conditions prevent the recovery of increased costs through higher sales prices. The Company generally takes orders only for homes that already are under construction or for which the Company can contract for materials and labor at a fixed price during the anticipated construction period. This allows the Company to minimize the risks associated with increases in building material and labor costs between the time construction begins on a home and the time it is closed. Although the Company did not experience any significant shortages in the availability of building materials or labor in 1997, the Company may experience shortages and delays in the future which may result in delays in the delivery of homes under construction, reduced Home Gross Margins or both. See "Forward-Looking Statements."

    SEASONAL NATURE OF BUSINESS. MDC's business is seasonal to the extent that its Colorado and Mid-Atlantic operations encounter weather-related slowdowns during the winter months, and its Mid-Atlantic and California operations encounter heavy seasonal rains. Delays in development and construction activities resulting from these adverse weather conditions increase the Company's risk of higher costs for interest, materials and labor. In addition, home buyer preferences and demographics influence the seasonal nature of MDC's business.

    BACKLOG. As of September 30, 1997 and 1996, homes under contract but not yet delivered ("Backlog") totalled 2,093 and 1,845, respectively, with an estimated sales value of $382,000,000 and $326,000,000, respectively. Based on its past experience, assuming no significant changes in market conditions and mortgage interest rates, MDC anticipates that approximately 70% of its September 30, 1997 Backlog will close under existing sales contracts during the last three months of 1997 and first half of 1998. The remaining 30% of the homes in Backlog are not expected to close due to cancellations. See "Forward-Looking Statements."

    MARKETING AND SALES. MDC's homes are sold under various commission arrangements by its own sales personnel and through the realtor community by cooperating brokers and referrals. In marketing homes, MDC primarily uses on-site model homes, advertisements in local newspapers, radio, billboards and other signage, magazines and illustrated brochures. All of MDC's homes are sold with a ten-year limited warranty issued by an independent warranty company.

FINANCIAL SERVICES SEGMENT.

    MORTGAGE LENDING OPERATIONS.

    GENERAL. HomeAmerican is a full-service mortgage lender originating mortgage loans primarily for MDC's home buyers and, to a lesser extent, for others on a "spot" basis through offices located in each of MDC's markets. HomeAmerican is the principal originator of mortgage loans for MDC's home buyers.

    MDC sells its homes to customers who finance their purchases through Federal Housing Administration-insured ("FHA") mortgage loans, Veterans Administration-guaranteed ("VA") mortgage loans and conventional mortgage loans. HomeAmerican is a FHA, VA, Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") authorized mortgage loan originator. HomeAmerican is also an authorized loan servicer for FNMA, FHLMC and the Government National Mortgage Association ("GNMA") and, as such, is subject to the rules and regulations of such organizations. HomeAmerican also purchases loans and the related servicing rights from unaffiliated loan correspondents; the origination fees for these loans are retained by the correspondents.

    Substantially all of the mortgage loans originated or purchased by HomeAmerican are sold to private investors within 45 days of origination or purchase. HomeAmerican uses its secured warehouse line of credit, other collateralized borrowings and internally generated funds to finance these mortgage loans until they are sold.

    Mortgage loan origination volume is dependent on factors such as competition, the economy and interest rates. Generally, lower interest rates allow additional first-time home buyers to enter the market and existing home owners to "move up" to larger new homes.

    PORTFOLIO OF MORTGAGE LOAN SERVICING. HomeAmerican has sold, and intends to sell in the future, mortgage loan servicing. Servicing involves the collection of principal, interest, taxes and insurance premiums from the borrower and the remittance of such funds to the mortgage loan investor, local taxing authorities and insurance companies, for which the servicer is paid a fee. HomeAmerican obtains the servicing rights related to the mortgage loans it and its correspondents originate. Certain mortgage loan servicing rights are sold "servicing released" (included with the sale of the corresponding mortgage loans). The servicing rights on mortgage loans not sold servicing released generally are sold in bulk at a later date.

    As a mortgage loan servicer, HomeAmerican generally is required to advance to the owner of the mortgage, mortgage payments on loans that are delinquent or in foreclosure. To the extent that these and other advances by HomeAmerican are not collected or reimbursed by the mortgage loan insurer or guarantor, HomeAmerican incurs losses. In the past these amounts have not been material.

    HomeAmerican's portfolio of mortgage loan servicing at September 30, 1997 consisted of servicing rights with respect to approximately 4,067 single-family loans, approximately 89.1% of which were less than two years old. These loans are secured by mortgages on properties in eight states, with interest rates on the loans ranging from approximately 11.5% to 5.5% and averaging 7.7%. The underlying value of a servicing portfolio generally is determined based on (i) the annual servicing fee rates applicable to the loans comprising the portfolio, which currently are .44% for FHA/VA loans and .25% for conventional loans; and
(ii) the interest rates on the loans in the servicing portfolio. Significant changes in mortgage interest rates may impact the value of the Company's servicing portfolio.

    PIPELINE. HomeAmerican's mortgage loans in process which had not closed ("Pipeline") at September 30, 1997 had an aggregate principal balance of $229,254,000. Approximately 70% of the Pipeline at September 30, 1997 is anticipated to close during the last three months of 1997. If mortgage interest rates fall, a smaller percentage of these loans would be expected to close. See "Forward-Looking Statements."

    FORWARD SALES COMMITMENTS. HomeAmerican's operations are affected by, among other things, changes in mortgage interest rates. HomeAmerican utilizes forward mortgage securities contracts to manage the interest rate risk on its fixed-rate mortgage loans owned and rate-locked mortgage loans in the Pipeline. Such contracts are the only significant financial derivative instrument utilized by MDC.

    COMPETITION. The mortgage industry is fragmented and highly competitive. In each of the areas in which it originates loans, HomeAmerican competes with numerous banks, thrifts and other mortgage bankers, many of which are larger and have greater financial resources. Competition primarily is based on pricing, loan terms, underwriting criteria and customer service.

    ASSET MANAGEMENT OPERATIONS.

    Through September 30, 1996, Financial Asset Management LLC ("FAMC"), a subsidiary of the Company, managed Asset Investors Corporation and Commercial Assets, Inc., two publicly traded REITs. MDC also owns other mortgage-related interests. On September 30, 1996, the Company sold its interest in FAMC. Due to the sale of FAMC and the fact that the Company does not intend to make additional mortgage-related investments, future operating profits and cash flows from the asset management operations (other than payment of the balance of the purchase price for the sale of the Company's interest in

FAMC of approximately $5,450,000 at September 30, 1997) are expected to be immaterial. See "Forward-Looking Statements."

    EMPLOYEES.

    At September 30, 1997, MDC employed approximately 1,200 persons. MDC considers its employee relations to be satisfactory.

                                   MANAGEMENT

    The directors and executive officers of the Company, their ages and positions with the Company and brief descriptions of their business experience are set forth below. The Board of Directors of the Company is divided into three classes. Each class is elected annually, for a three year term. Also set forth below for each director is the class to which the director belongs and the year in which the director's current term expires.

NAME                            AGE                       POSITION
------------------------------  ---   -------------------------------------------------
Larry A. Mizel................  55    Chairman of the Board of Directors, President and
                                      Chief Executive Officer (Class I, 1998)
Steven J. Borick..............  45    Director (Class III, 2000)
David D. Mandarich............  50    Executive Vice President-Real Estate, Chief
                                      Operating Officer and Director (Class III, 2000)
Herbert T. Buchwald...........  67    Director (Class I, 1998)
Gilbert Goldstein.............  79    Director (Class II, 1999)
William B. Kemper.............  60    Director (Class II, 1999)
Paris G. Reece III............  43    Senior Vice President, Chief Financial Officer
                                      and Principal Accounting Officer
Michael Touff.................  52    Vice President and General Counsel

    LARRY A. MIZEL was elected President of the Company in March 1996 and has served as Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years. Mr. Mizel also serves as a director of the Company's wholly owned subsidiary, Richmond American Homes of Colorado, Inc. Until September 30, 1996, Mr. Mizel also was chairman of the boards of directors of Asset Investors Corporation, a New York Stock Exchange-listed REIT and Commercial Assets, Inc., an American Stock Exchange-listed REIT, both of which were managed by a subsidiary of the Company. Mr. Mizel has been a Director of the Company since founding the Company in January 1972 and is a member of the Legal Committee.

    STEVEN J. BORICK has been the president of Texakota, Inc., an oil and gas exploration and development company, and a general partner in Texakota Oil Company, a private oil and gas partnership, for more than the past five years. He also is a director of Superior Industries International, Inc., a New York Stock Exchange-listed manufacturer of automobile accessories, and Richmond American Homes of Colorado, Inc. Mr. Borick has been a Director of the Company since April 1987 and is a member of the Audit Committee and Chairman of the Compensation Committee.

    DAVID D. MANDARICH was elected Chief Operating Officer of the Company in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993 and appointed a Director of the Company in March 1994. From April 1989 to April 1993, Mr. Mandarich served as a consultant to the Company. In April 1990, Mr. Mandarich was elected as chairman of the board of directors of Richmond American Homes of Colorado, Inc. Mr. Mandarich also was a Director of the Company from September 1980 until April 1989.

    HERBERT T. BUCHWALD has been a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the board of directors of BPR Management Corporation, a property management company located in Denver, Colorado, for more than the past five years. Mr. Buchwald was appointed to the Company's Board of Directors in March 1994 and is Chairman of the Audit Committee and a member of the Compensation and Legal Committees.

    GILBERT GOLDSTEIN has been engaged in private law practice for more than the past five years as the principal in the law firm of Gilbert Goldstein, P.C. Mr. Goldstein has been a Director of the Company since January 1976. Mr. Goldstein also is the Chairman of the Legal Committee.

    WILLIAM B. KEMPER has been engaged in private real estate investments, real estate development and property management since May 1982. Prior to May 1982, he was president of Gold Crown, Inc., a real estate development company. Mr. Kemper has been a Director of the Company since January 1972. He is a member of the Audit and the Compensation Committees.

    PARIS G. REECE III was elected as a Vice President of the Company in August 1988, as Secretary in February 1990, as Chief Financial Officer in June 1990, as Treasurer in September 1993 and as Senior Vice President in September 1994. Mr. Reece resigned as Secretary of the Company in May 1996 and as Treasurer of the Company in November 1996. Mr. Reece also is an officer, director or both of most of the Company's subsidiaries. Until September 30, 1996, Mr. Reece also was an Executive Vice President and the Chief Financial Officer of Asset Investors Corporation and Commercial Assets, Inc.

    MICHAEL TOUFF was elected as a Vice President and the General Counsel of the Company in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, A Professional Corporation.

                              DESCRIPTION OF NOTES

    The following description of the terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Debt Securities set forth under the heading "Descriptions of Debt Securities" in the accompanying Prospectus. The Notes will be issued under an Indenture dated as of January 28, 1998 (the "Indenture"), between the Company and First Trust National Association, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein, and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. For purposes of this "Description of Notes," references to the "Company" mean M.D.C. Holdings, Inc. and does not include any of its Subsidiaries.

    Definitions of certain terms are set forth under "Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture.

GENERAL

    The Notes will be general unsecured obligations of the Company and limited to an aggregate principal amount of $250,000,000, of which an aggregate principal amount of $175,000,000 will be issued in the Offering. Additional Notes may be issued from time to time subject to the limitations set forth under "Certain Covenants--Limitations on Indebtedness." The Notes will bear interest from the date the Notes are first issued at the rate per annum shown on the cover page of this Prospectus Supplement, payable semiannually on February 1 and August 1 of each year, commencing August 1, 1998, to Holders of record at the close of business on January 15 or July 15, as the case may be, immediately preceding each such interest payment date. The Notes will mature on February 1, 2008, and will be issued in denominations of $1,000 and integral multiples thereof.

RANKING

    The Notes will rank senior in right of payment to all future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and PARI PASSU in right of payment with all existing and future unsecured Indebtedness and other obligations of the Company that are not so subordinated. Secured creditors of the Company will have a claim on the assets which secure the obligations of the Company to such creditors prior to claims of Holders of the Notes against those assets. In addition, any right of the Company and its creditors, including the Holders, to participate in the assets of any of the Company's Subsidiaries upon any liquidation of any such Subsidiary will be subject to the prior claims of the creditors of such Subsidiary. Therefore, the claims of creditors of the Company, including the Holders, will be effectively subordinated to all existing and future Indebtedness and other obligations, including trade payables, of the Company's Subsidiaries. At September 30, 1997, as adjusted to give effect to the Offering and the proposed use of proceeds therefrom, the Company would have had approximately $215,971,000 (including the Notes) of Indebtedness outstanding, of which approximately $3,446,000 would have been secured Indebtedness and approximately $38,228,000 would have been subordinated to the Notes. At September 30, 1997, the Company's Subsidiaries had approximately $75,519,000 of indebtedness reflected on the Company's consolidated balance sheet. In addition the Company's Subsidiaries had significant other liabilities (which together with the indebtedness of the Company's Subsidiaries would have ranked structurally senior to the Notes).

REDEMPTION

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2003, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated below:

                                                                         REDEMPTION
YEAR                                                                        PRICE
-----------------------------------------------------------------------  -----------
2003...................................................................      104.188%
2004...................................................................      102.792%
2005...................................................................      101.396%
2006 and thereafter....................................................      100.000%

    In addition, prior to February 1, 2001, the Company may redeem up to 33% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 108.375% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date with the net cash proceeds of one or more Public Equity Offerings; provided, however, that (x) at least $125,000,000 aggregate principal amount of the Notes would remain outstanding immediately after giving effect to any such redemption (excluding any Notes held by the Company) and (y) notice of any such redemption is given within 60 days of the applicable Public Equity Offering.

    Selection of the Notes or portions thereof for redemption pursuant to the foregoing shall be made by the Trustee pro rata or by lot or by such other method as the Trustee shall determine to be fair and appropriate. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest ceases to accrue on the Notes or portions thereof called for redemption.

    There will be no sinking fund for the Notes.

REPURCHASE OF NOTES UPON CHANGE OF CONTROL TRIGGERING EVENT

    In the event that a Change of Control Triggering Event has occurred, each Holder will have the right, at such Holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date that is no later than 90 Business Days (unless a later date is required by applicable law) after the occurrence of such Change of Control Triggering Event (the "Change of Control Payment Date"), at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any (the "Change of Control Purchase Price"), to the Change of Control Payment Date.

    The Company shall notify the Trustee within 10 Business Days after the Company knows or reasonably should know of the occurrence of a Change of Control Triggering Event. Within 20 Business Days after the Company knows or reasonably should know of the occurrence of a Change of Control Triggering Event, the Company will make an unconditional offer (a "Change of Control Offer") to all Holders of Notes to purchase all of the Notes at the Change of Control Purchase Price by sending written notice of a Change of Control Offer, by first class mail, to each Holder at its registered address, with a copy to the Trustee.

    On or before the Change of Control Payment Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control Triggering Event purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and other securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Notes at the option of Holders upon a Change of Control Triggering Event.

CERTAIN COVENANTS

    The following is a summary of certain covenants that will be contained in the Indenture. Such covenants will be applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding or until the Notes are defeased pursuant to provisions described under "Discharge of Indenture."

    LIMITATIONS ON RESTRICTED PAYMENTS. The Indenture will provide that until the Notes are rated Investment Grade by both Rating Agencies, after which time the following covenant no longer will be binding on the Company:

        (a) neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, make any Restricted Payment, if, after giving effect thereto on a pro forma basis;

            (i) the Company could not Incur $1.00 of additional Indebtedness pursuant to provisions described in the second paragraph under "Certain Covenants--Limitations on Indebtedness";

            (ii) a Default or an Event of Default would occur or be continuing;
       or

           (iii) the aggregate amount of all Restricted Payments, including such proposed Restricted Payment, made by the Company and its Restricted Subsidiaries, from and after the Issue Date and on or prior to the date of such Restricted Payment, shall exceed the sum (the "Basket") of:

               (A) 50% of Consolidated Net Income of the Company for the period (taken as one accounting period), commencing with the first full fiscal quarter which commenced after the Issue Date, to and including the fiscal quarter ended immediately prior to the date of each calculation (or, if Consolidated Net Income for such period is negative, then minus 100% of such deficit); plus

               (B) 100% of the amount of any Indebtedness of the Company or a Restricted Subsidiary that is converted into or exchanged for Qualified Capital Stock of the Company after the Issue Date; plus

               (C) 100% of the aggregate amounts received by the Company or any Restricted Subsidiary upon the return (including by way of dividend and any release of any guaranty) of any Investment but only to the extent (1) not included in Consolidated Net Income of the Company and
           (2) that the making of such Investment constituted a Restricted Investment made pursuant to the Indenture; plus

               (D) unless accounted for pursuant to clause (B) above, 100% of the aggregate net proceeds (after payment of reasonable out-of-pocket expenses, commissions and discounts incurred in connection therewith) received by the Company from the sale or issuance (other than to a Subsidiary of the Company) of its Qualified Capital Stock after the Issue Date and on or prior to the date of such Restricted Payment; plus

               (E) with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary after the Issue Date in accordance with the definition of Unrestricted Subsidiary (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date and only to the extent not included in the calculation of Consolidated Net Income), an amount equal to the lesser of (x) the book value in accordance with GAAP of the Company's or a Restricted Subsidiaries' investment in such Subsidiary, and (y) the Designation Amount at the time of such Subsidiary's designation as an Unrestricted Subsidiary.

        (b) The foregoing clause (a) does not prohibit:

            (i) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions;

            (ii) the payment of cash dividends or other distributions to any Equity Investor or joint venture participant of a Restricted Subsidiary with respect to a class of Capital Stock of such Restricted Subsidiary owned by such Equity Investor or joint venture participant so long as the Company or its Restricted Subsidiaries simultaneously receive a dividend or distribution with respect to their Investment in such Restricted Subsidiary either in U.S. Legal Tender or the same form as the dividend or distribution received by such Equity Investor or joint venture participant and in proportion to their proportionate interest in the same class of Capital Stock of such Restricted Subsidiary, as the case may be;

           (iii) repurchases or redemptions of Capital Stock of the Company from any former directors, officers and employees of the Company in the aggregate up to $1,000,000 during any calendar year (PROVIDED, HOWEVER, that any amounts not used in any calendar year may be used in any subsequent year);

            (iv) the retirement of Capital Stock of the Company or the retirement of Indebtedness of the Company, in exchange for or out of the proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Qualified Capital Stock and the retirement of Capital Stock or Indebtedness of a Restricted Subsidiary in exchange for or out of the proceeds of a substantially concurrent sale of its Qualified Capital Stock;

            (v) the payment of cash dividends on, and acquisitions or other retirement for value of, shares of Capital Stock of Restricted Subsidiaries required to be held by employees thereof in accordance with the laws governing the Company's consolidated real estate business in the ordinary course of business; or

            (vi) Restricted Payments not otherwise permitted above up to $75,000,000 in the aggregate after the Issue Date.

    Any Restricted Payment made in accordance with this paragraph (other than pursuant to clause (ii) or (v)) shall reduce the Basket. In calculating the Basket, any Restricted Payment not made in cash and any non-cash amounts received for purposes of clause (C) or (D) shall be valued in accordance with GAAP.

    LIMITATIONS ON INDEBTEDNESS.  The Indenture will provide that:

        (a) neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly, Incur any Indebtedness except (i) Non-Recourse Indebtedness Incurred in the ordinary course of business; (ii) Indebtedness evidenced by Notes issued on the Issue Date; (iii) Indebtedness of the Company solely to any Restricted Subsidiary, or Indebtedness of any Restricted Subsidiary solely to the Company or to any Restricted Subsidiary, PROVIDED that (x) neither the Company nor any Restricted Subsidiary shall become liable to any Person with respect to such Indebtedness other than the Company or a Restricted Subsidiary and (y) any such Indebtedness of the Company (other than to the

    Company's financial services segment Subsidiaries) is subordinate and junior in right of payment to the Notes; (iv) Refinancing Indebtedness (A) of any Indebtedness permitted to be Incurred pursuant to this clause (iv) or the immediate following paragraph (b) or (B) of any Indebtedness to the extent outstanding on the Issue Date (other than under the Bank Credit Facility);
    (v) Indebtedness Incurred solely in respect of performance, completion, guaranty and similar bonds and similar purpose undertakings and Indebtedness under any earnest money notes, tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts, letters of credit, escrow agreements and other obligations of like nature and deposits made to secure performance of any of the foregoing, in each case in the ordinary course of business; (vi) Indebtedness under the Bank Credit Facility in an aggregate principal amount not to exceed $175,000,000 at any time, and guaranties thereof; (vii) (A) Indebtedness which represents the assumption by the Company or a Restricted Subsidiary of Indebtedness of a Restricted Subsidiary, and (B) Indebtedness of a Restricted Subsidiary represented by guaranties in respect of Indebtedness of another Restricted Subsidiary permitted to be Incurred pursuant to the Indenture and Indebtedness of the Company represented by guaranties in respect of Indebtedness of a Restricted Subsidiary permitted to be Incurred pursuant to the Indenture; (viii) Capitalized Lease Obligations; (ix) Indebtedness under warehouse lines of credit, repurchase agreements and Indebtedness secured by mortgage loan servicing of mortgage lending Subsidiaries in the ordinary course of a mortgage lending business; (x) obligations for, pledge of assets in respect of, and guaranties of, bond financings of political subdivisions or enterprises thereof in the ordinary course of business; (xi) Indebtedness secured by mortgages and mortgage-related assets and Indebtedness representing all mortgage-related liabilities in the ordinary course of the mortgage lending and asset management business; and (xii) Disqualified Capital Stock of Restricted Subsidiaries outstanding on the Issue Date and which may from time to time be issued as required by laws governing the Company's consolidated real estate business.

        (b) Notwithstanding the foregoing, (I) the Company may Incur Indebtedness, and (II) a Restricted Subsidiary may Incur (x) Real Property Indebtedness or (y) Acquired Indebtedness, in each case, if, at the time such Indebtedness is Incurred: (i) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such transaction, and (ii) immediately after giving effect thereto (without duplication) on a pro forma basis, either (A) the Consolidated Fixed Charge Coverage Ratio of the Company on the date of such Incurrence is at least equal to 2.0 to 1 or (B) the ratio of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis on the date of such Incurrence (excluding for purposes of such calculation other Indebtedness specifically permitted to be Incurred pursuant to the preceding paragraph), to Consolidated Net Worth of the Company is less than 3.25 to 1.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. The Indenture will provide that until the Notes are rated Investment Grade by both Rating Agencies, after which time the following covenant no longer will be binding on the Company:

        (a) neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly, make any loan, advance, guaranty or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of any Affiliate which transaction involves or has a value in excess of $250,000 (each an "Affiliate Transaction"), except for (i) Restricted Payments otherwise permitted under the Indenture, and (ii) transactions, the terms of which are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with Persons who are not Affiliates.

        (b) In addition, (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions with an aggregate value in excess of $5,000,000, such transaction must first be approved, by a majority of the Disinterested Directors and (b) with respect to any Affiliate Transaction or related series of Affiliate Transactions with an aggregate value in excess of $25,000,000, the Company must first deliver to the Trustee a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to the Company or such Subsidiary, as the case may be.

        (c) Notwithstanding the foregoing, Affiliate Transactions shall not include (i) transactions exclusively between or among the Company and one or more Restricted Subsidiaries or between or among one or more Restricted Subsidiaries, (ii) any contract, agreement or understanding with, or for the benefit of, or planned for the benefit of, employees of the Company or any Restricted Subsidiaries (in their capacity as such) that has been approved by the Board of Directors, (iii) issuances of Qualified Capital Stock of the Company to members of the Board of Directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the stockholders or the Board of Directors of the Company or the respective Subsidiary, (iv) home sales and readily marketable mortgage loans to employees, officers and directors of the Company and Subsidiaries in the ordinary course of business, (v) payment of regular fees and reimbursement of expenses to directors of the Company who are not employees of the Company and reimbursement of expenses and payment of wages and other compensation to officers and employees of the Company or any of its Subsidiaries or (vi) contractual arrangements in effect on the Issue Date and renewals and extensions thereof not involving modifications adverse to the Company or any Restricted Subsidiary.

    LIMITATIONS ON ASSET SALES. The Indenture will provide that, subject to the "Limitations on Mergers, Consolidations and Sales of Assets" covenant, neither the Company nor any Restricted Subsidiary may, directly or indirectly, consummate an Asset Sale, unless the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (reasonably evidenced by a good faith resolution of the Board of Directors) of the assets sold or otherwise disposed of, provided that the aggregate fair market value of the consideration received from any Asset Sale that is not in the form of cash or Cash Equivalents will not, when aggregated with the fair market value of all other noncash consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the Issue Date that has not been converted into cash or Cash Equivalents, exceed 10% of the Consolidated Net Assets of the Company at the time of the Asset Sale under consideration; and, provided, further, however, that the amount of (x) any liabilities of the Company or any Restricted Subsidiary (other than liabilities that are Incurred in connection with or in contemplation of such Asset Sale) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, shall be deemed to be cash (to the extent of the cash received) for purposes of this provision.

    The Indenture will require that within one year after any Asset Sale, the Company (or such Restricted Subsidiary, as the case may be) shall apply 100% of the Net Cash Proceeds from such Asset Sale as follows: (A) to repay any outstanding Indebtedness of any Restricted Subsidiary or any unsubordinated Indebtedness of the Company, provided that the Company may repay unsecured Indebtedness that is PARI PASSU in right of payment with the Notes only if the Company shall, prior to or simultaneously therewith, make an irrevocable, unconditional offer to Holders to purchase Notes on a pro rata basis in an amount equal to the Net Cash Proceeds from such Asset Sale multiplied by a fraction, the numerator of which is the principal amount of the Notes then outstanding and the denominator of which is the principal amount of the Notes then outstanding plus the aggregate amount of outstanding unsecured Indebtedness other than the Notes ranking PARI PASSU in right of payment with the Notes that is to be repaid with such Net Cash Proceeds and, provided, further, that the Company shall not be required to offer to repurchase the Notes unless the amount available for such repurchase is at least $20,000,000 or (B) to replace the properties and assets that were the subject of the Asset Sale, or to acquire or improve properties and assets that will be used by the Company and its Restricted Subsidiaries in the ordinary course of business.

    The Indenture will also provide that, notwithstanding the foregoing, to the extent the Company or any Restricted Subsidiary receives securities or other noncash property or assets as proceeds of any Asset Sale, the Company will not be required to make any application of such noncash proceeds as described in the immediately preceding paragraph until it receives cash or cash equivalent proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary cash dividend or return of capital on such noncash property.

    The Indenture will also provide that to the extent the Company is required to make an offer to purchase the Notes pursuant to this covenant (an "Asset Sale Offer"), the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders, and will purchase from Holders accepting such Asset Sale Offer on the date fixed for the closing of such Asset Sale Offer (the "Asset Sale Offer Date"), the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of the Net Cash Proceeds, at an offer price (the "Asset Sale Offer Price") in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Asset Sale Offer Date, in accordance with the procedures as described below. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Net Cash Proceeds relating thereto, then the Company may use such Excess Proceeds, or a portion thereof, for general corporate purposes. Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset to zero.

    The Indenture will also provide that:

        (a) In the event the aggregate principal amount of Notes surrendered by the Holders exceeds the amount of Net Cash Proceeds available to such Holders, the Company will select the Notes to be purchased on a pro rata basis from all Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

        (b) Not later than one Business Day prior to the Asset Sale Offer Date in connection with which the Asset Sale Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Asset Sale Offer (on a pro rata basis if required pursuant to the Indenture), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted, and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Asset Sale Offer Price of the Notes purchased from each such Holder. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof.

    Any Asset Sale Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

    LIMITATIONS ON RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries may create, assume or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make other distributions on the Capital Stock of any Restricted Subsidiary or pay any obligation to the Company or any of its Restricted Subsidiaries or otherwise transfer assets or make or pay loans or advances to the Company or any of its Restricted Subsidiaries, except encumbrances and restrictions existing under or contained in (a) the Indenture and the Notes or Refinancing Indebtedness Incurred to refinance the Notes; provided that in the case the Notes are refinanced in part, such encumbrances and restrictions are no more restrictive than those contained in the Indenture as in effect on the Issue Date, (b) applicable law, (c) any agreement relating to the financing of the acquisition, development or construction of real or tangible personal property after the Issue Date, which encumbrance or restriction relates only to the transfer of the property so acquired, (d) any agreement of a Person acquired by the Company or a Restricted Subsidiary, which restrictions existed at the time of acquisition, were not put in place in anticipation of such acquisition and are not applicable to any Person or property other than the Person or any property of the Person so acquired, (e) reasonable and customary covenants set forth in credit agreements evidencing Real Property Indebtedness or Indebtedness permitted by clauses (vi), (ix) and (xi) of the first paragraph under "Certain Covenants--Limitations on Indebtedness" (including, but not limited to, covenants limiting (A) dividends to a certain percentage of the net income of such Restricted Subsidiary, (B) distributions after the occurrence of a default under such Indebtedness and (C) transfers of assets by such Restricted Subsidiary), (f) covenants or restrictions contained in instruments evidencing or securing Existing Indebtedness of the Company or any Restricted Subsidiary as in effect on the Issue Date or any Refinancing Indebtedness with respect thereto, provided that any restrictions or encumbrances relating to or that arise under Refinancing Indebtedness are not more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced thereby, (g) any agreement restricting the sale or other disposition of properties securing Indebtedness permitted by the Indenture if such agreement does not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make loans or advances to the Company, (h) restrictions or encumbrances contained in any security agreements permitted by the Indenture securing Indebtedness permitted by the Indenture to the extent that such restrictions or encumbrances restrict the transfer of assets subject to such security agreement, (i) any restrictions or encumbrances with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary or such an agreement which has been entered into for the sale or disposition of assets of the Company to the extent otherwise permitted by the Indenture, as applicable only to such assets or Capital Stock to be sold, and (j) customary agreements entered into in the ordinary course of business restricting the ability of a joint venture to make distributions or payments of cash or property to participants in such joint venture. Notwithstanding the foregoing, customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business shall not be considered a restriction on the ability of the applicable Restricted Subsidiary to transfer such agreement or assets, as the case may be.

    REPORTS TO HOLDERS OF NOTES. The Company shall deliver to the Trustee and each Holder, within 15 days after it files the same with the SEC, copies of all reports and information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, exclusive of exhibits, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the immediately following sentence. So long as any Notes remain outstanding, the Company shall file with the Commission such reports as may be required pursuant to Section 13 of the Exchange Act in respect of a security registered pursuant to Section 12 of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act (or otherwise required to file reports pursuant to the immediately preceding sentence), the Company shall deliver to the Trustee and to each Holder, within 15 days after it would have been required to file such information with the SEC were it required to do so, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors' report by an independent certified public accounting firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," substantially equivalent to that which it would have been required to include in such quarterly or annual reports, information, documents or other reports if it had been subject to the requirements of Section 13 or 15(d) of the Exchange Act. The Company shall also comply with the other provisions of TIA Section 314(a).

    LIMITATIONS ON LIENS. The Indenture will provide that the Company may not and may not permit any Restricted Subsidiary to Incur, or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets, whether now owned or hereafter acquired.

    LIMITATIONS ON MERGERS, CONSOLIDATIONS AND SALES OF ASSETS.

    (a) The Company shall not consolidate with or merge with or into, any other corporation, or transfer all or substantially all of its assets to, any entity unless permitted by law and unless (i) the resulting, surviving or transferee entity, which shall be a corporation, partnership, limited liability company or other entity organized and existing under the laws of the United States or a State thereof, assumes by supplemental indenture, in a form reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture, (ii) immediately after giving effect to, and as a result of, such transaction, no Default or Event of Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction on a pro forma basis, the net worth of the surviving or transferee entity on a stand-alone basis is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) the Company or the surviving or transferee entity thereof would immediately thereafter be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the provisions described in the second paragraph under "Certain Covenants--Limitations on Indebtedness." The provisions of clause (iv) above shall not apply to a transaction or series of related transactions in which the sole participants are Restricted Subsidiaries of the Company or to a transaction between the Company and its Restricted Subsidiaries.

    (b) For purposes of clause (a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Thereafter such successor corporation or corporations shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the "Company" and all such obligations of the predecessor corporation shall terminate.

EVENTS OF DEFAULT

    "Event of Default," wherever used herein, means any one of the following events:

        (a) default in the payment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

        (b) default in the payment of all or any part of the principal or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by declaration of acceleration or otherwise;

        (c) default in the observance or performance of, or breach of, any covenant, agreement or warranty of the Company contained in the Notes or the Indenture (unless specifically dealt with elsewhere), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the outstanding Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture;

        (d) a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition in an involuntary case or proceeding seeking reorganization of the Company or any of its Significant Subsidiaries under any bankruptcy or similar law, or a decree, judgment or order of a court of competent jurisdiction directing the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company, any of its Significant Subsidiaries, or of the property of any such Person, or the winding up or liquidation of the affairs of any such Person, shall have been entered, and the continuance of any such decree, judgment or order unstayed and in effect for a period of 90 consecutive days;

        (e) the Company or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt (including conversion of an involuntary proceeding into a voluntary proceeding), or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent to the filing of any such petition, or shall consent to the appointment of a Custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, or fail generally to pay its debts as they become due;

        (f) (i) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Restricted Subsidiaries (in accordance with the terms of such Indebtedness and after giving effect to any applicable grace period set forth in the documents governing such Indebtedness) that has an outstanding principal amount of $20,000,000 or more individually or in the aggregate to be immediately due and payable; provided that, in the event any such acceleration is withdrawn or otherwise rescinded (including satisfaction of such Indebtedness) within a period of ten business days after such acceleration by the holders of such Indebtedness, any Event of Default under this clause (f) will be deemed to be cured and any acceleration under the Indenture will be deemed withdrawn or rescinded; and (ii) the failure by the Company or any of its Restricted Subsidiaries to make any principal, premium, interest or other required payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Restricted Subsidiaries with an outstanding aggregate principal amount of $20,000,000 or more individually or in the aggregate (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); and

        (g) one or more final nonappealable judgments (in the amount not covered by insurance or not reserved for) or the issuance of any warrant of attachment against any portion of the property or assets (except with respect to Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary, which are $20,000,000 or more individually or in the aggregate, at any one time rendered against the Company or any of its Restricted Subsidiaries by a court of competent jurisdiction and not bonded, satisfied or discharged for a period (during which execution shall not be effectively stayed) of (i) 60 days after the judgment (which, if there is more than one judgment, causes such judgments to exceed $20,000,000 in the aggregate) becomes final and such court shall not have ordered or approved, and the parties shall not have agreed upon, the payment of such judgment at a later date or dates or (ii) 60 days after all or any part of such judgment is payable pursuant to any court order or agreement between the parties.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in sub-clauses (d) or (e) above relating to the Company), then in each such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, including in each case accrued interest thereon, to be due and payable immediately. If an Event of Default specified in sub-clauses (d) or (e) above occurs relating to the Company, all principal and accrued and unpaid interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

    The Holders may not enforce the provisions of the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal, premium or interest on the Notes) if the Trustee determines that withholding such notice is in the Holders' interest.

    The Company is required to deliver to the Trustee an annual statement regarding compliance with the Indenture. Such statement must indicate if any Officer of the Company is aware of any Default or Event of Default, specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default.

DISCHARGE OF INDENTURE

    The Indenture will permit the Company to terminate all of its obligations under the Indenture, other than the obligation to pay interest on and the principal of the Notes and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption; and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

    In addition, the Indenture will permit the Company to terminate all of its obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes and certain other obligations), at any time by
(i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption; and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the Indenture.

    In addition, the Indenture will permit the Company to terminate all of its obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes and certain other obligations), at any time that all of the Notes have become due and payable or will become due and payable within one year, either by the terms of such Notes or upon redemption (and if upon redemption the Company has deposited with the Trustee irrevocable instructions to redeem such Notes) by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel that all conditions precedent to termination have been complied with.

BOOK ENTRY, DELIVERY AND FORM

    The Notes will be issued in the form of a fully registered Global Note (the "Global Note"). The Global Note will be deposited on or about the Issue Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or holder of such Notes outstanding under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Company, the Trustee, the Paying Agent nor the Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

    Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

    The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

    Subject to certain conditions, any Person having a beneficial interest in the Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the relevant Holder of its Global Note, Notes in such form will be issued to each Person that such Holder and the Depositary identify as the beneficial owner of the related Notes.

    Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of Notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange the Notes in accordance with the procedures set forth in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

    The registered Holder will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of the Indenture may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency; to comply with the provisions described under "Certain Covenants--Limitations on Mergers, Consolidations and Sales of Assets;" to provide for uncertificated Notes in addition to or in place of certificated Notes; or to make any change that does not adversely affect any Holder.

    Without the consent of each Holder affected, the Company and the Trustee may not (i) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Note; (iii) reduce the principal of or change the fixed maturity of any Note or alter the provisions (including related definitions) with respect to redemptions described under "Redemption" or with respect to repurchases described under "Repurchase of Notes Upon Change of Control Triggering Event"; (iv) modify the ranking or priority of the Notes; (v) make any change in the provisions of the Indenture relating to amendments, waivers of past defaults or the absolute right of Holders to receive payment;
(vi) waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes; or (vii) make any Note payable at a place or in money other than that stated in the Note, or impair the right of any Holder to bring suit as permitted by the Indenture.

    The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Company in accordance with the terms of the Indenture.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

    The Indenture and the Notes will be governed by the laws of the State of New York without giving effect to principles of conflict of laws.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used and defined in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

    "Acquired Indebtedness" means Indebtedness of any Person that is not a Restricted Subsidiary, which Indebtedness is outstanding at the time such Person becomes a Restricted Subsidiary, or is merged into or consolidated with, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Indebtedness was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such merger or consolidation.

    "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, either directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) without limiting the foregoing, ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis). Notwithstanding the foregoing, the term "Affiliate" will not include, with respect to the Company or any Restricted Subsidiary, any Restricted Subsidiary or, with respect to any Restricted Subsidiary, the Company.

    "Asset Sale" means, with respect to any Person, the sale, lease, conveyance or other disposition (including, without limitation, by merger or consolidation, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or by such Subsidiary, not including the capital contribution to a joint venture in consideration of the Company's or its Restricted Subsidiaries' interest in such joint venture), whether owned on the Issue Date or subsequently acquired, in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) having an aggregate fair market value of $10,000,000 or more as to such transaction or series of related transactions (each such transaction being referred to herein as a "disposition"); provided, however, that the following transactions shall not constitute an Asset Sale: (i) a transaction or series of related transactions that results in a Change of Control Triggering Event; (ii) dispositions of land, homes, infrastructure, other buildings, improvements, appurtenances and entitlements and dispositions of mortgage loans, mortgage loan servicing and mortgage-backed securities in the ordinary course of business;
(iii) exchanges or swaps of real estate by the Company in the ordinary course of business for real estate of substantially equivalent value (or for real estate and cash or Cash Equivalents which, in the aggregate, have a substantially equivalent value); (iv) dispositions between or among the Company and any one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; (v) a disposition that is a Permitted Investment (to the extent such Permitted Investment may be deemed to constitute an Asset Sale) or a Restricted Payment permitted under the Indenture; and (vi) dispositions of securities of the Company or any Restricted Subsidiary held exclusively by the Company or any Restricted Subsidiary and such disposition is made to the issuer of such securities or a Restricted Subsidiary of such issuer which issuer is the Company or a Restricted Subsidiary (regardless of whether such disposition is a direct disposition or an indirect disposition through the sale of all of the Capital Stock of a Restricted Subsidiary whose principal asset is the securities which are the subject of the disposition).

    "Attributable Debt" means, with respect to any Capitalized Lease Obligations, the capitalized amount thereof determined in accordance with GAAP.

    "Bank Credit Facility" means the Credit Agreement, dated as of April 10, 1996, among the Company, as guarantor, certain of its Restricted Subsidiaries, as borrowers, and the lenders named therein and Bank One, Arizona, NA, as Agent (together with the documents related thereto (including, without limitation, any guaranty agreements)), as such facility has been or may be amended, restated, supplemented or otherwise modified from time to time, and includes any facility extending the maturity of, increasing the total commitment of, or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Subsidiaries of the Company and whose obligations thereunder are guaranteed by the Company) all or any portion of, the Indebtedness under such facility or any successor or replacement facilities and includes any facility with one or more agents or lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facilities.

    "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

    "Board of Directors" means the board of directors of the Company or any authorized committee thereof.

    "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of or in a Person's capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the Issue Date, including, without limitation, all Preferred Stock of such Person if such Person is a corporation or membership interests if such Person is a limited liability company and each general and limited partnership interest of such Person if such Person is a partnership.

    "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

    "Cash Equivalents" means (a) U.S. government obligations; (b) GNMA securities; (c) debt insured by other agencies guaranteed by the full faith and credit of the United States of America; (d) commercial paper rated either "A1" or comparable by S&P or "P1" or comparable by Moody's; (e) Dutch auction preferred stocks rated either "AA" or comparable by S&P or "Aa2" or comparable by Moody's; (f) certificates of deposit issued by commercial banks or savings and loan associations whose short-term debt is rated either "A1" or comparable by S&P or "P1" or comparable by Moody's , or if such an institution is a subsidiary, then its parent corporation may have such a rating; (g) bankers acceptances issued by financial institutions that meet the requirements for certificates of deposit; (h) deposits in institutions having the same qualifications required for investments in certificates of deposit; (i) repurchase agreements collateralized by any otherwise acceptable collateral as defined above; and (j) money market accounts a majority of whose assets are composed of items described by any of the foregoing clauses (a) through (i) through brokerage firms deemed acceptable by the Company's management.

    "Change of Control" means (i) any sale, transfer or other conveyance (other than to the Company or a wholly owned Subsidiary), whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, to any "person" or "group" in one transaction or a series of related transactions, provided that a transaction where the holders of all classes of voting stock of the Company immediately prior to such transaction own, directly or indirectly, 50% or more of the aggregate voting power of all classes of voting stock of such "person" or "group" immediately after such transaction will not be a Change of Control, or (ii) any "person" or "group," other than the Management Group (as defined below), is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power of the voting stock then outstanding. For the purpose of this definition, (i) the terms "person" and "group" shall have the meanings used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act, whether or not applicable and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable; except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person had the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

    "Change of Control Triggering Event" shall mean the occurrence of both a Change of Control and a Rating Decline.

    "Consolidated EBITDA" of any Person for any period means (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted in determining such Consolidated Net Income), of (i) the provision for income taxes for such period for such Person and its Subsidiaries (or, with respect to the Company, for the Company and its Restricted Subsidiaries) (except to the extent of tax benefits associated with an extraordinary loss) for such period, (ii) depreciation and amortization expense of such Person and its Subsidiaries (or, with respect to the Company, for the Company and its Restricted Subsidiaries),
(iii) Consolidated Interest Expense of such Person for such period, and (iv) all other noncash, nonextraordinary charges reducing Consolidated

Net Income for such period determined, in each case, on a consolidated basis for such Person and its Subsidiaries (or, with respect to the Company, for the Company and its Restricted Subsidiaries) in accordance with GAAP.

    "Consolidated Fixed Charge Coverage Ratio" on any date (the "Transaction Date") means, with respect to any Person, the ratio of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses for the Reference Period to (b) the sum of (i) the aggregate Consolidated Interest Incurred of such Person (exclusive of amounts attributable to discontinued operations and businesses, but in each case only to the extent that the obligations giving rise to such Consolidated Interest Incurred would no longer be obligations contributing to such Person's Consolidated Interest Incurred subsequent to the Transaction Date) for the Reference Period, plus (ii) dividends paid or accrued (unless paid to, or accrued in favor of, the Company or its Restricted Subsidiaries) on Disqualified Capital Stock of the Company and Restricted Subsidiaries of the Company during the Reference Period; provided that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Interest Incurred, (w) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period; (x) the Incurrence of any Refinancing Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the proceeds of which were used to refinance Indebtedness other than Indebtedness under revolving credit facilities) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period; (y) Consolidated Interest Incurred attributable to any Indebtedness being Incurred bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless the Company or any of its Restricted Subsidiaries is a party to an Interest Swap Obligation (which shall remain in effect for the 12-month period after the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used; and (z) all members of the consolidated group of the Company on the Transaction Date that were acquired during the Reference Period or on or prior to the Transaction Date shall be deemed to be members of the consolidated group of the Company, along with any Indebtedness incurred in connection with the acquisition thereof, for the entire Reference Period.

    "Consolidated Interest Expense" of any Person for any period means the Interest Expense of such Person and its Subsidiaries or, with respect to the Company, of the Company and its Restricted Subsidiaries (other than the Company's financial services segment Restricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Incurred" of any Person for any period means the Interest Incurred of such Person and its Subsidiaries or, with respect to the Company, of the Company and its Restricted Subsidiaries (other than the Company's financial services segment Restricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Assets" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date for which financial information is available, as determined in accordance with GAAP, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of such fiscal quarter.

    "Consolidated Net Income" of any Person for any period means the aggregate net income (or loss) of such Person and its Subsidiaries (or, with respect to the Company, of the Company and its Restricted Subsidiaries) (collectively for the purposes of this definition of Consolidated Net Income only, the "Relevant Person") for such period, determined on a consolidated basis in accordance with GAAP, excluding without duplication: (a) the net income (or loss) of any other Person in which the Relevant Person has an ownership interest, other than the lesser of (i) cash dividends or cash distributions during such period that have been received by the Relevant Person; and (ii) the Relevant Person's pro rata share of such other Person's aggregate net income;
(b) extraordinary gains and losses, net of the tax effects thereof; (c) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (a), the net income (or loss) of any Person that accrued prior to the date that such Person was acquired by the Relevant Person or is merged into or consolidated with the Relevant Person or any of its Subsidiaries (or in the case of the Company, any Person is an Unrestricted Subsidiary or prior to the date that such Person is acquired by the Company as a Restricted Subsidiary becomes a Restricted Subsidiary); and (d) the net income of any Restricted Subsidiary (other than any Mortgage Subsidiary) to the extent that (and only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is prohibited by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period.

    "Consolidated Net Worth" of any Person as of any date means the stockholders' equity (including any preferred stock that is classified as equity under GAAP, but excluding Disqualified Capital Stock) of such Person and its Subsidiaries (or, with respect to the Company, of the Company and its Restricted Subsidiaries) on a consolidated basis at the end of the fiscal quarter immediately preceding such date for which financial information is available, as determined in accordance with GAAP.

    "Currency Agreement" of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries or Affiliates against fluctuations in currency values.

    "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

    "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, unless otherwise timely cured, an Event of Default.

    "Designation Amount" has the meaning set forth in the definition of "Unrestricted Subsidiary."

    "Disinterested Director" means a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to the transaction being considered.

    "Disqualified Capital Stock" means (a) with respect to any Person, any Capital Stock of such Person or its Subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its Subsidiaries, including at the option of the Holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due on or prior to the Stated Maturity; and (b) with respect to any Restricted Subsidiary, any Capital Stock (other than (i) Capital Stock owned by the Company or a Restricted Subsidiary; and (ii) common stock with no preferences or privileges and with no redemption or repayment provisions).

    "Equity Investor" with respect to any Person means any other Person that has made an investment in the capital stock, shares, interests, participation or other ownership interests of such other Person (including any option, warrant or right to acquire any such interest) or has made any capital contribution to such other Person and owns a minority interest in such Person.

    "Event of Default" has the meaning set forth in "Events of Default."

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Existing Indebtedness" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the Issue Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

    "Holder" means the person in whose name a Note is registered on the register for the Notes.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary shall be deemed to be Incurred at such time. Neither the accrual of interest, nor the accretion of original issue discount, shall be deemed to be an Incurrence of Indebtedness. In addition, the mere extension of the term of lender commitments to extend credit or funds to the Company or any of its Subsidiaries pursuant to a revolving credit agreement or similar arrangement shall not be deemed to be an Incurrence of Indebtedness.

    "Indebtedness" of any Person means, without duplication, (a) any liability of such Person (other than accounts payable, other trade payables, general contingency and tax reserves, liabilities for deposits and deferred income which in accordance with GAAP are recorded as liabilities and accrued expenses (including without limitation, obligations for insurance premiums) Incurred in the ordinary course of business) (i) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than standby letters of credit, performance, completion, surety or similar bonds or instruments issued for the benefit of such Person or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business); (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services (other than any obligation to pay a contingent purchase price which, as of the date of Incurrence thereof is not required to be recorded as a liability in accordance with GAAP); or (iii) in respect of Capitalized Lease Obligations (to the extent of the Attributable Debt in respect thereof), (b) any Indebtedness of others that such Person has guaranteed to the extent of the guaranty, (c) to the extent not otherwise included, Interest Swap Obligations or the obligations of such Person under Currency Agreements, in either case to the extent recorded as liabilities not constituting Interest Incurred, net of amounts recorded as assets in respect of such agreements, in accordance with GAAP, (d) all Indebtedness of others secured by a Lien (other than a Permitted Lien) on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (e) all Disqualified Stock issued by such Person (the amount of indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends). The amount of Indebtedness of any Person at any date shall be (A) the outstanding balance at such date of all unconditional obligations as described above, net of any unamortized discount to be accounted for as Interest Expense, in accordance with GAAP, (B) the maximum liability of such Person for any contingent obligations under clause (b) above at such date, net of, any unamortized discount to be accounted for as Interest Expense in accordance with GAAP and (C) in the case of clause (d) above, the lesser of (1) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (2) the amount of the Indebtedness secured.

    "Indenture" means the Indenture as amended or supplemented from time to time, including pursuant to any Authorizing Resolution or supplemental indenture pertaining to any Series.

    "Interest Expense" of any Person for any period means, without duplication, the aggregate amount of interest which, in conformity with GAAP, should be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense) plus, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), amortization of issue costs on Indebtedness, all interest included as a component of cost of sales for such period, and all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing, and amortization and expensing of other financing fees and expenses, and all interest actually paid by the Company or a Restricted Subsidiary under any guaranty of Indebtedness (including, without limitation, a guaranty of principal, interest or any combination thereof) of any other Person during such period.

    "Interest Incurred" of any Person for any period means, without duplication, the aggregate amount of interest which, in conformity with GAAP, should be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense) plus, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, amortization of issue costs on Indebtedness, all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing, amortization and expensing of other financing fees and expenses, and all interest actually paid by the Company or a Restricted Subsidiary under any guaranty of Indebtedness (including, without limitation, a guaranty of principal, interest or any combination thereof) of any other Person during such period.

    "Interest Swap Obligation" means any obligation of any Person pursuant to any arrangement whereby such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount; provided, that the term "Interest Swap Obligation" shall also include interest rate exchange, collar, swap option, futures contracts or other similar agreements providing interest rate protection.

    "Investment" by any Person in any other Person means (without duplication)
(a) the acquisition by such Person (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership, or other ownership interests, or other securities of such other Person, (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from such other Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person), except in the ordinary course of business, (c) the entering into by such Person of any guaranty of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person, or (d) the making of any capital contribution by such Person to such other Person. Notwithstanding the preceding sentence, the assets of the Company's insurance operations shall not be deemed to be Investments.

    "Investment Grade" shall mean BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's.

    "Issue Date" means the date of original issuance of the Notes.

    "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind with respect to any Property.

    "Management Group" means the executive officers of the Company as of the Issue Date, members of their immediate families, certain trusts for their benefit, and legal representatives of, or heirs, beneficiaries or legatees receiving Common Stock (or securities convertible or exchangeable for Common Stock) under any such person's estate.

    "Moody's" means Moody's Investors Service, Inc. or any successor to its debt rating business.

    "Mortgage Subsidiary" means any Subsidiary of the Company substantially all of whose operations consists of the mortgage lending business.

    "Net Cash Proceeds" means (i) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any Restricted Subsidiary from an Asset Sale net of all (a) brokerage commissions, and all other fees and expenses (including, without limitation, fees and expenses of counsel and investment bankers) related to such Asset Sale, (b) provisions for all income and other taxes measured by or resulting from such Asset Sale, (c) payments made to retire Indebtedness where payment of such Indebtedness is required by instruments governing such indebtedness and secured by the assets sold pursuant to and in connection with such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or Subsidiary) owning a legal or beneficial interest in the assets subject to the Asset Sale, (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee, and (ii) all noncash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale promptly thereupon liquidated or converted into cash, without duplication, net of all items enumerated in subclauses (a) through (e) of clause (i) hereof.

    "Non-Recourse Indebtedness" means, with respect to any Person, Indebtedness (or any portion thereof) of such Person for which the sole legal recourse for collection of principal, premium, and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness, which property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 180 days after the acquisition of such property, without any liability on the part of any such Person for any deficiency with respect to principal, premium or interest.

    "Notes" means the 8 3/8% Senior Notes due 2008 issued under the Indenture, as supplemented from time to time in accordance with the terms hereof.

    "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

    "Permitted Investment" means (a) Investments in Cash Equivalents, (b) Investments in the Company or in its Restricted Subsidiaries, (c) loans or advances made in the ordinary course of business to officers, directors or employees of the Company or any of its Restricted Subsidiaries, (d) Investments in any receivables or loans taken by the Company or a Subsidiary of the Company,
(e) Investments in joint ventures in a Related Business with unaffiliated third parties in an aggregate amount at any time outstanding not to exceed 10% of Consolidated Net Assets at such time, (f) Investments in interests in issuances of collateralized mortgage obligations, mortgages, mortgage loan servicing or other mortgage related assets, (g) Investments in contract rights granted by, entitlements granted by, interests in securities issued by, or tangible assets of, political subdivisions or enterprises thereof related to the homebuilding or real estate operations of the Company or its Restricted Subsidiaries, (h) Investments made prior to the Issue Date, (i) Investments in the form of guaranties to the extent such guaranties are permitted to be Incurred pursuant to the provisions described under "Certain Covenants--Limitations on Indebtedness," and (j) any other Investments which would not otherwise be permitted by the foregoing in an aggregate amount at any time outstanding not to exceed $25,000,000.

    "Permitted Liens" means (a) Liens for taxes, assessments or governmental charges or claims that either (i) are not yet delinquent, (ii) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, or (iii) solely encumber property abandoned or in the process of being abandoned, (b) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (i) are not yet delinquent; or (ii) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, (c) Liens Incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (d) Liens Incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts, utility services and other obligations of like nature in each case Incurred in the ordinary course of business, (e) attachment or judgment Liens with respect to judgments or proceedings which, with the passage of time, would not constitute an Event of Default and which are being contested in good faith by appropriate proceedings, (f) easements, dedications, assessment district or similar Liens in connection with municipal or special district financing, rights-of-way, zoning restrictions, reservations and other similar charges, encumbrances or burdens not materially interfering with the ordinary course of business, (g) leases or subleases granted to others not materially interfering with the ordinary course of business, (h) purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests), (i) Liens on assets securing Refinancing Indebtedness which refinanced Indebtedness that was previously secured by such assets, (j) Liens securing Real Property Indebtedness Incurred in compliance with the Indenture, (k) any interest in or title of a lessor to property subject to any Capitalized Lease Obligations Incurred in compliance with the Indenture,
(l) Liens existing on the date of the Indenture, including without limitation, Liens securing Existing Indebtedness, (m) any right of first refusal, right of first offer, option, contract or other agreement to sell or purchase an asset, pay lot premiums or participate in the income or revenue derived therefrom, (n) Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary, (o) Liens on property or assets of any Subsidiary securing Indebtedness of such Subsidiary owing to the Company or one or more of its Restricted Subsidiaries, (p) Liens with respect to any asset, which Lien existed at the time such asset was acquired by the Company or any of its Subsidiaries, PROVIDED that such Liens only extend to assets that were subject to such Liens prior to the acquisition of such asset by such Person, (q) any legal right of, or right granted in good faith to, a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders, (r) any pledge or deposit of cash or property by the Company or any Restricted Subsidiary in conjunction with obtaining surety and performance bonds, letters of credit and similar instruments required to engage in constructing on-site and off-site improvements or as otherwise required by political subdivisions or other governmental authorities in the ordinary course of business or secured Indebtedness permitted to be Incurred in compliance with clause (a)(x) of "Certain Covenants--Limitations on Indebtedness," (s) Liens in favor of the Trustee arising pursuant to the Indenture, (t) Liens Incurred in the ordinary course of business as security for the Company's or its Restricted Subsidiaries' obligations with respect to indemnification in favor of title insurance providers, (u) letters of credit, bonds or other assets pledged to secure insurance in the ordinary course of business, (v) Liens on assets securing warehouse lines of credit and other credit facilities to finance the operations of the Company's financial services segment Restricted Subsidiaries and Liens related to issuances of CMOs and mortgage-related securities, and (w) any other Liens which would not otherwise be permitted by the foregoing; provided that the aggregate amount of obligations secured by such other Liens outstanding at any one time does not exceed 10% of the sum of (i) the Company's Consolidated Net Worth at such time plus (ii) the consolidated minority interests of the Company (determined in accordance with GAAP) at such time.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

    "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person, whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

    "Qualified Capital Stock" means Capital Stock other than Disqualified Capital Stock.

    "Public Equity Offering" means an underwritten public offering by the Company of its Qualified Capital Stock pursuant to a registration statement effective under the Securities Act (other than a registration statement on Form S-8 or similar form).

    "Rating Agencies" shall mean (i) S&P and (ii) Moody's.

    "Rating Category" shall mean (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); and
(ii) with respect to Moody's, any of the following categories; Ba, B, Caa, Ca, C and D (or equivalent successor categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB to BB-, as well as from BB- to B+, will constitute a decrease of one gradation).

    "Rating Date" shall mean that date which is 90 days prior to public notice by the Company of the occurrence of a Change of Control or of the specific intention by the Company or any member of the Management Group to enter into a transaction to effect a Change of Control; provided that if the Company publicly announces termination of its or any member of the Management Group's intention to effect such transactions, such prior notice shall not be utilized in determining an applicable Rating Date.

    "Rating Decline" shall mean, at any time during the period (i) from and after the date of public notice of either (x) the occurrence of a Change of Control or (y) the specific intention by the Company or any member of the Management Group to effect a Change of Control and (ii) until the date which is 90 days after the date of the occurrence of a Change of Control, the occurrence of (a) in the event the Notes are rated by both Moody's and S&P on the Rating Date as Investment Grade, the rating of the Notes by either Rating Agency being below Investment Grade; (b) in the event the Notes are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes by both Rating Agencies being below Investment Grade; or (c) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency decreasing by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

    "Real Property Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred to finance the acquisition, holding and/or development of real property and related appurtenances and the construction of improvements, including homes, thereon in the ordinary course of business.

    "Reference Period" with regard to any Person means the four full fiscal quarters of such Person ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture for which financial information is available.

    "Refinancing Indebtedness" means Indebtedness that is an extension, renewal, replacement or refunding permitted to be Incurred by the Indenture; provided, however, that (a) the maximum principal amount of Refinancing Indebtedness (or, if such Refinancing Indebtedness does not require cash payments prior to maturity or is otherwise issued at a discount, the original issue price of such Refinancing Indebtedness) permitted may not exceed the lesser of (i) the principal amount of the Indebtedness being extended, renewed, replaced or refunded plus reasonable financing fees and other associated reasonable out-of-pocket expenses (collectively, "Refinancing Fees"); or (ii) if such Indebtedness being extended, renewed, replaced, or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount at the time of the Incurrence of the Refinancing Indebtedness plus Refinancing Fees, (b) except with respect to Indebtedness Incurred to finance the acquisition, holding or development of real property and related appurtenances and the construction of improvements thereon and Incurred in the ordinary course of business and in compliance with the terms of the Indenture, the

Refinancing Indebtedness has a Weighted Average Life and a final maturity that is equal to or greater than the Indebtedness being extended, renewed, replaced or refunded at the time of such extension, renewal, replacement or refunding,
(c) the Refinancing Indebtedness shall rank with respect to the Notes to an extent no less favorable in respect thereof to the Holders than the Indebtedness being refinanced, and (d) the Company may Incur Refinancing Indebtedness only to refinance Indebtedness of the Company or a Restricted Subsidiary, and a Restricted Subsidiary may Incur Refinancing Indebtedness only to refinance Indebtedness of a Restricted Subsidiary.

    "Related Business" means any line or lines of business or business activity reasonably related to (x) the real estate business or (y) a business or business activity of the Company and/or its Restricted Subsidiaries conducted on the Issue Date.

    "Restricted Payment" means, with respect to any Person, (a) any dividend or other distribution on shares of Capital Stock of the Company or any Restricted Subsidiary, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value, in whole or in part, of any shares of Capital Stock of the Company or any Restricted Subsidiary, (c) any defeasance, redemption, repurchase, or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition, or defeasance), in whole or in part, of any Indebtedness of the Company or a Restricted Subsidiary that is subordinate in right of payment to the Notes, but only if such defeasance, redemption, repurchase or other acquisition or retirement is made prior to the scheduled payment on such Indebtedness and (d) any Investment (other than a Permitted Investment); PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution, or other payment on shares of Capital Stock of the Company or a Restricted Subsidiary solely in shares of Qualified Capital Stock of the Company, (ii) any dividend, distribution, or other payment to the Company or any of its Restricted Subsidiaries by any of its Subsidiaries,
(iii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of a Subsidiary owned by the Company, (iv) any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of (A) Indebtedness of the Company payable solely in shares of Capital Stock or Subordinated Indebtedness of the Company, (B) Indebtedness or Disqualified Capital Stock of a Restricted Subsidiary payable solely in shares of Capital Stock of the Company or such Restricted Subsidiary or Subordinated Indebtedness of the Company, or (C) Indebtedness of the Company subordinated to the Notes owed to its Restricted Subsidiaries, (v) any defeasance, redemption, repurchase, or other acquisition or retirement for value, in whole or in part, of Subordinated Indebtedness of the Company or a Restricted Subsidiary existing on the Issue Date or (vi) any proportionate payment in respect of minority interests in Restricted Subsidiaries to the extent that the payment constitutes a return of capital that was not included in the Company's shareholders' equity or a dividend or similar distribution not included in determining the Company's Consolidated Net Income.

    "Restricted Subsidiary" means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

    "S&P" means Standard and Poor's Ratings Group or any successor to its debt rating business.

    "SEC" means the Securities and Exchange Commission or any successor agency performing the duties now assigned to it under the TIA.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Significant Subsidiary" means any Subsidiary of the Company which would constitute a "significant subsidiary" as defined in Rule 1.02 of Regulation S-X under the Securities Act and the Exchange Act.

    "Stated Maturity," when used with respect to any Note, means February 1, 2008.

    "Subordinated Indebtedness" means Indebtedness of the Company which is subordinated in right of payment to the prior payment in full, including all payment of principal, premium and all accrued interest (and post-petition interest) on, and all other amounts owing in connection with the Notes.

    "Subsidiary" of any Person means any corporation or other entity (other than political subdivisions or enterprises thereof or governmental agencies) of which at least 50% of the Capital Stock having ordinary voting power to elect the Board of Directors or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

    "TIA" means the Trust Indenture Act of 1939, as in effect from time to time.

    "Trustee" means the party named as such in the Indenture until a successor replaces it pursuant to the Indenture and thereafter means the successor serving under the Indenture.

    "U.S. government obligations" means securities which are (a) direct obligations of the United States for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. government obligations or a specific payment of interest on or principal of any such U.S. government obligation held by such custodian for the account of the Holder of a depositary receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depositary receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of interest on or principal of the U.S. government obligation evidenced by such depositary receipt.

    "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

    "Unrestricted Subsidiary" means each of the Subsidiaries of the Company so designated by a resolution adopted by the Board of Directors of the Company as provided below and whose creditors have no direct or indirect recourse (including, without limitation, no recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the Company or a Restricted Subsidiary. The Board of Directors of the Company may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the Indenture as of the date of such redesignation, and (ii) immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness pursuant to the second paragraph under the caption, "Limitations on Indebtedness." Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) a Restricted Payment will be deemed to be made at the time of such designation and such designation will reduce the Basket to the extent of the book value (in accordance with GAAP) of the Company's or a Restricted Subsidiary's investment in the Subsidiary being designated an Unrestricted Subsidiary (the "Designation Amount"), and (ii) immediately after giving effect to such designation and reduction of the Basket, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness pursuant to the second paragraph under the caption "Limitations on Indebtedness." Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such Officers' Certificate.

    "Weighted Average Life" means, as of the date of determination, with respect to any debt instrument, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such debt instrument multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), each of the underwriters named below (the "Underwriters") has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters severally, the principal amount of Notes set forth opposite the name of such Underwriter below:

                                                                              PRINCIPAL AMOUNT
                                UNDERWRITERS                                      OF NOTES
----------------------------------------------------------------------------  ----------------
Salomon Brothers Inc .......................................................   $   96,250,000
Morgan Stanley & Co. Incorporated...........................................       39,375,000
SBC Warburg Dillon Read Inc.................................................       39,375,000
                                                                              ----------------
    Total...................................................................   $  175,000,000
                                                                              ----------------
                                                                              ----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters will be obligated to take and pay for all of the Notes offered hereby (other than those covered by the over-allotment option described below) if any of such Notes are purchased.

    The Underwriters initially propose to offer part of the Notes offered hereby directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part of the Notes offered hereby to certain dealers at a price which represents a concession not in excess of .50% of the principal amount per Note under the price to public. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount per Note to certain other dealers. After the Offering, the public offering price and such concessions may be changed by the Underwriters.

    In connection with the Offering and in compliance with applicable law, the Underwriters may engage in transactions which stabilize or maintain the market price of the Notes at levels above those which might otherwise prevail in the open market. Specifically, the Underwriters may over-allot in connection with the Offering creating a short position in the Notes for their own account. For the purposes of covering a syndicate short position or stabilizing the price of the Notes, the Underwriters may place bids for the Notes or effect purchases of the Notes in the open market. A syndicate short position may also be covered by exercise of the over-allotment option described above. Finally, the Underwriters may impose a penalty bid on certain Underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Notes in the Offering if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments in respect therof.

    Proceeds of the Offering will be used to defease or to make open market or negotiated purchases of the Company's 11 1/8% Senior Notes. Salomon Brothers Inc holds such amount of 11 1/8% Senior Notes the retirement of which would require more than 10% of the net proceeds of the Offering. As a result, more than 10% of the net proceeds of the Offering may be deemed to be paid to Salomon Brothers Inc. Therefore, this Offering is being made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. SBC Warburg Dillon Read Inc. has assumed the responsibilities of acting as a "qualified independent underwriter" in pricing the Offering and conducting due diligence.

    The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. The Company has been advised by the Underwriters that they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so, and any market making may be discontinued at any time without any notice. There can be no assurance as to whether an active trading market for the Notes will develop.

                                 LEGAL MATTERS

    Certain matters with respect to the legality and binding nature of the Notes are being passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado. Certain legal matters in connection with the Offering are being passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                     M.D.C. HOLDINGS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997 (unaudited)............         F-4

Consolidated Statements of Income for each of the Three Years Ended December 31, 1996 and the Nine Months
  Ended September 30, 1997 and 1996 (unaudited)............................................................         F-6

Consolidated Statements of Stockholders' Equity for each of the Three Years Ended December 31, 1996 and for
  the Nine Months Ended September 30, 1997 (unaudited).....................................................         F-7

Consolidated Statements of Cash Flows for each of the Three Years Ended December 31, 1996 and for the Nine
  Months Ended September 30, 1997 and 1996 (unaudited).....................................................         F-8

Notes to Consolidated Financial Statements (unaudited as to September 30, 1997 and the Nine Months Ended
  September 30, 1997 and 1996).............................................................................         F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
M.D.C. HOLDINGS, INC.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of M.D.C. Holdings, Inc. and its subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICE WATERHOUSE LLP

Denver, Colorado
February 3, 1997

                 (This page has been left blank intentionally.)

                             M.D.C. HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                 DECEMBER 31,       SEPTEMBER 30,
                                                                            ----------------------  -------------
                                                                               1995        1996         1997
                                                                            ----------  ----------  -------------
                                                                                                     (UNAUDITED)
                                                     ASSETS
Corporate
  Cash and cash equivalents...............................................  $   10,290  $    7,235   $     8,349
  Property and equipment, net.............................................       9,550       9,411         9,431
  Deferred income taxes...................................................      13,730      10,804        11,123
  Deferred debt issue costs, net..........................................       9,931       9,155         7,039
  Other assets, net.......................................................       3,830       3,557         4,240
                                                                            ----------  ----------  -------------
                                                                                47,331      40,162        40,182
                                                                            ----------  ----------  -------------
Homebuilding
  Cash and cash equivalents...............................................       5,096       3,393         4,514
  Home sales and other accounts receivable................................      26,192      10,218        15,863
  Investments and marketable securities, net..............................       6,481       5,159         3,034
  Inventories, net
    Housing completed or under construction...............................     265,205     251,885       263,891
    Land and land under development.......................................     176,960     182,927       179,196
  Prepaid expenses and other assets, net..................................      42,111      57,722        56,699
                                                                            ----------  ----------  -------------
                                                                               522,045     511,304       523,197
                                                                            ----------  ----------  -------------
Financial Services
  Cash and cash equivalents...............................................       5,409         676           822
  Mortgage loans held in inventory, net...................................      53,153      58,742        72,675
  Other assets, net.......................................................       6,873       6,419         6,152
                                                                            ----------  ----------  -------------
                                                                                65,435      65,837        79,649
                                                                            ----------  ----------  -------------
      Total Assets........................................................  $  634,811  $  617,303   $   643,028
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------

                See notes to consolidated financial statements.

                             M.D.C. HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                 DECEMBER 31,       SEPTEMBER 30,
                                                                            ----------------------  -------------
                                                                               1995        1996         1997
                                                                            ----------  ----------  -------------
                                                                                                     (UNAUDITED)
                                                   LIABILITIES
Corporate
  Accounts payable and accrued expenses...................................  $   18,258  $   13,519   $    17,607
  Income taxes payable....................................................      11,930      11,434        11,232
  Note payable............................................................       3,537       3,487         3,446
  Senior Notes, net.......................................................     187,525     187,721       150,307
  Subordinated notes, net.................................................      38,221      38,225        38,228
                                                                            ----------  ----------  -------------
                                                                               259,471     254,386       220,820
                                                                            ----------  ----------  -------------
Homebuilding
  Accounts payable and accrued expenses...................................      82,164     114,794       110,779
  Lines of credit.........................................................      43,490      11,832        45,000
  Notes payable...........................................................      10,571       3,063         2,926
                                                                            ----------  ----------  -------------
                                                                               136,225     129,689       158,705
                                                                            ----------  ----------  -------------
Financial Services
  Accounts payable and accrued expenses...................................      12,092      10,363        13,961
  Line of credit..........................................................      21,990       9,018        27,593
                                                                            ----------  ----------  -------------
                                                                                34,082      19,381        41,554
                                                                            ----------  ----------  -------------
    Total Liabilities.....................................................     429,778     403,456       421,079
                                                                            ----------  ----------  -------------

COMMITMENTS AND CONTINGENCIES (Notes J, N and P)..........................          --          --            --
                                                                            ----------  ----------  -------------

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value; 25,000,000 shares authorized; none
    issued................................................................          --          --            --
  Common Stock, $.01 par value; 100,000,000 shares authorized; 22,606,000,
    23,050,000 and 23,494,000 shares issued, respectively, at December 31,
    1995 and 1996 and September 30, 1997 (unaudited)......................         226         231           235
  Additional paid-in capital..............................................     136,022     138,705       141,771
  Retained earnings.......................................................      87,476     106,189       119,510
                                                                            ----------  ----------  -------------
                                                                               223,724     245,125       261,516

  Less treasury stock, at cost; 3,157,000, 4,966,000 and 5,903,000 shares, respectively, at December 31, 1995 and 1996 and September 30, 1997
    (unaudited)...........................................................     (18,691)    (31,278)      (39,567)
                                                                            ----------  ----------  -------------
    Total Stockholders' Equity............................................     205,033     213,847       221,949
                                                                            ----------  ----------  -------------
    Total Liabilities and Stockholders' Equity............................  $  634,811  $  617,303   $   643,028
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------

                See notes to consolidated financial statements.

                             M.D.C. HOLDINGS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                              ----------------------------------  ----------------------
                                                                 1994        1995        1996        1996        1997
                                                              ----------  ----------  ----------  ----------  ----------
                                                                                                       (UNAUDITED)
REVENUES
  Homebuilding..............................................  $  793,793  $  840,362  $  890,536  $  644,339  $  683,748
  Financial Services........................................      22,095      23,948      30,578      25,034      13,017
  Corporate.................................................       1,357       1,546       1,481         956         957
                                                              ----------  ----------  ----------  ----------  ----------
      Total Revenues........................................     817,245     865,856     922,595     670,329     697,722
                                                              ----------  ----------  ----------  ----------  ----------
COSTS AND EXPENSES
  Homebuilding..............................................     749,329     807,344     862,569     626,356     656,224
  Financial Services........................................      12,348      10,610      11,921       9,335       6,700
  Corporate general and administrative......................      15,132      13,478      11,578       8,501       8,194
  Corporate and homebuilding interest.......................       9,454       7,773       3,773       3,364         761
                                                              ----------  ----------  ----------  ----------  ----------
      Total Expenses........................................     786,263     839,205     889,841     647,556     671,879
                                                              ----------  ----------  ----------  ----------  ----------
  Income before income taxes and extraordinary item.........      30,982      26,651      32,754      22,773      25,843
  Provision for income taxes................................      11,727       9,401      11,955       8,314       9,821
                                                              ----------  ----------  ----------  ----------  ----------
  Income before extraordinary item..........................      19,255      17,250      20,799      14,459      16,022
  Extraordinary losses from early extinguishments of debt,
    net of income tax benefit of $242 for 1996 and $1,336
    for 1997 (unaudited)....................................          --          --        (421)       (421)     (2,179)
                                                              ----------  ----------  ----------  ----------  ----------
NET INCOME..................................................  $   19,255  $   17,250  $   20,378  $   14,038  $   13,843
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------
EARNINGS PER SHARE
  Primary
    Income before extraordinary item........................  $      .94  $      .86  $     1.09  $      .75  $      .88
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------
    Net Income..............................................  $      .94  $      .86  $     1.06  $      .73  $      .76
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------
  Fully diluted
    Income before extraordinary item........................  $      .87  $      .79  $      .98  $      .68  $      .78
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------
    Net Income..............................................  $      .87  $      .79  $      .96  $      .66  $      .68
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------
WEIGHTED-AVERAGE SHARES OUTSTANDING
  Primary...................................................      20,406      20,124      19,150      19,352      18,236
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------
  Fully diluted.............................................      24,021      23,918      22,924      22,965      21,969
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------
DIVIDENDS PAID PER SHARE....................................  $      .06  $      .11  $      .12  $      .09  $      .09
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------

                See notes to consolidated financial statements.

                             M.D.C. HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                     ADDITIONAL
                                                          COMMON      PAID-IN     RETAINED    TREASURY
                                                           STOCK      CAPITAL     EARNINGS     STOCK       TOTAL
                                                        -----------  ----------  ----------  ----------  ----------
BALANCES--JANUARY 1, 1994.............................   $     209   $  133,455  $   57,879  $  (15,689) $  175,854
  Shares issued.......................................           3          265         (46)        256         478
  Shares reacquired...................................          --           --          --      (1,505)     (1,505)
  Shares issued to acquire Richmond Homes common
    stock.............................................          --           --      (3,585)      3,585          --
  Unrealized losses on available-for-sale securities,
    net...............................................          --           --        (860)         --        (860)
  Non-qualified stock options exercised...............          --          214          --          --         214
  Dividends declared..................................          --           --      (1,141)         --      (1,141)
  Net income..........................................          --           --      19,255          --      19,255
                                                             -----   ----------  ----------  ----------  ----------
BALANCES--DECEMBER 31, 1994...........................         212      133,934      71,502     (13,353)    192,295
  Shares issued.......................................          14        1,168         (11)        128       1,299
  Shares reacquired...................................          --           --          --      (5,466)     (5,466)
  Unrealized gains on available-for-sale securities,
    net...............................................          --           --         888          --         888
  Non-qualified stock options exercised...............          --        2,281          --          --       2,281
  Notes receivable for stock purchases................          --       (1,361)         --          --      (1,361)
  Dividends declared..................................          --           --      (2,153)         --      (2,153)
  Net income..........................................          --           --      17,250          --      17,250
                                                             -----   ----------  ----------  ----------  ----------
BALANCES--DECEMBER 31, 1995...........................         226      136,022      87,476     (18,691)    205,033
  Shares issued.......................................           5        2,138          70         334       2,547
  Shares reacquired...................................          --           --          --     (12,921)    (12,921)
  Unrealized gains on available-for-sale securities,
    net...............................................          --           --         487          --         487
  Non-qualified stock options exercised...............          --          342          --          --         342
  Repayments of notes receivable for stock purchases,
    net...............................................          --          203          --          --         203
  Dividends declared..................................          --           --      (2,222)         --      (2,222)
  Net income..........................................          --           --      20,378          --      20,378
                                                             -----   ----------  ----------  ----------  ----------
BALANCES--DECEMBER 31, 1996...........................         231      138,705     106,189     (31,278)    213,847
  Shares issued (unaudited)...........................           4        1,983          45        (940)      1,092
  Shares reacquired (unaudited).......................          --           --          --      (7,349)     (7,349)
  Unrealized gains on available-for-sale securities,
    net (unaudited)...................................          --           --       1,032          --       1,032
  Non-qualified stock options exercised (unaudited)...          --          725          --          --         725
  Repayments of notes receivable for stock purchases,
    net (unaudited)...................................          --          358          --          --         358
  Dividends declared (unaudited)......................          --           --      (1,599)         --      (1,599)
  Net income (unaudited)..............................          --           --      13,843          --      13,843
                                                             -----   ----------  ----------  ----------  ----------
BALANCES--SEPTEMBER 30, 1997 (UNAUDITED)..............   $     235   $  141,771  $  119,510  $  (39,567) $  221,949
                                                             -----   ----------  ----------  ----------  ----------
                                                             -----   ----------  ----------  ----------  ----------

                See notes to consolidated financial statements.

                             M.D.C. HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                            NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                     -----------------------------------  ----------------------
                                                        1994        1995        1996         1996        1997
                                                     ----------  ----------  -----------  ----------  ----------
                                                                                               (UNAUDITED)
OPERATING ACTIVITIES
  Net Income.......................................  $   19,255  $   17,250  $    20,378  $   14,038  $   13,843
  Adjustments To Reconcile Net Income To Net Cash
    Provided By (Used In) Operating Activities:
      Depreciation and amortization................      10,134      10,280       12,067       8,770      10,588
      Homebuilding asset impairment charges........       4,000       3,677        9,191       7,208       5,850
      Deferred income taxes........................      (3,844)     (1,786)       2,926       3,198        (319)
      Gain on sales of FAMC, net...................          --          --       (4,042)     (4,042)         --
      Net changes in assets and liabilities:
        Home sales and other accounts receivable...      (5,462)    (13,684)      15,973       9,964      (5,645)
        Homebuilding inventories...................     (76,991)     21,005        4,288     (18,073)    (13,658)
        Mortgage loans held in inventory...........      24,076      (8,785)      (5,589)      6,884     (13,933)
      Other, net...................................      (7,958)     (5,404)      (7,267)      7,704      (2,180)
                                                     ----------  ----------  -----------  ----------  ----------
  Net Cash Provided By (Used In) Operating
    Activities.....................................     (36,790)     22,553       47,925      35,651      (5,454)
                                                     ----------  ----------  -----------  ----------  ----------
INVESTING ACTIVITIES
  Net Proceeds from Mortgage-Related Assets and
    Liabilities....................................      (7,786)      4,596        3,849       2,858       1,587
  Proceeds from the Sale of FAMC...................          --          --        6,000          --          --
  Changes in Investments and Marketable
    Securities.....................................      (6,377)       (414)       3,016       1,511       2,129
  Changes in Restricted Cash.......................      16,159       2,650           --          --          --
  Other, net.......................................      17,272       1,896        1,133         315      (1,851)
                                                     ----------  ----------  -----------  ----------  ----------
  Net Cash Provided By Investing Activities........      19,268       8,728       13,998       4,684       1,865
                                                     ----------  ----------  -----------  ----------  ----------
FINANCING ACTIVITIES
  Lines of Credit
      Advances.....................................     641,874     741,053    1,008,531     743,462     767,875
      Principal payments...........................    (612,449)   (761,116)  (1,053,161)   (766,361)   (716,132)
  Notes Payable
      Borrowings...................................      15,870       1,114          487         480         144
      Principal payments...........................     (44,835)    (27,690)     (13,897)    (10,441)    (38,178)
  Stock Repurchases................................      (1,505)     (5,466)     (12,921)    (10,075)     (7,349)
  Dividend Payments................................      (1,141)     (2,153)      (2,222)     (1,684)     (1,599)
  Other, net.......................................         269         208        1,769       1,032       1,209
                                                     ----------  ----------  -----------  ----------  ----------
  Net Cash Provided By (Used In) Financing
    Activities.....................................      (1,917)    (54,050)     (71,414)    (43,587)      5,970
                                                     ----------  ----------  -----------  ----------  ----------
  Net Increase (Decrease) In Cash and Cash
    Equivalents....................................     (19,439)    (22,769)      (9,491)     (3,252)      2,381
  Cash and Cash Equivalents
      Beginning of Period..........................      63,003      43,564       20,795      20,795      11,304
                                                     ----------  ----------  -----------  ----------  ----------
      End of Period................................  $   43,564  $   20,795  $    11,304  $   17,543  $   13,685
                                                     ----------  ----------  -----------  ----------  ----------
                                                     ----------  ----------  -----------  ----------  ----------

                See notes to consolidated financial statements.

                             M.D.C. HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements of M.D.C. Holdings, Inc. ("MDC" or the "Company", which, unless otherwise indicated, refers to M.D.C. Holdings, Inc. and its subsidiaries) include the accounts of MDC and its wholly owned and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    The financial information as of and for the nine months ended September 30, 1997 and 1996 is unaudited. This financial information reflects all adjustments (including all normal recurring accruals) which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of MDC as of September 30, 1997 and for all of the periods presented.

    GENERAL. In the homebuilding segment of its operations, the Company (i) principally acquires finished lots and, to a lesser extent, acquires land and develops it for use in its homebuilding activities; and (ii) designs, constructs and sells single-family residential homes. These operations are financed primarily with publicly traded debt, an unsecured revolving bank line of credit and internally generated funds. The Company conducts its homebuilding operations in (i) metropolitan Denver and Colorado Springs, Colorado; (ii) Northern Virginia and suburban Maryland (the "Mid-Atlantic"); (iii) Northern and Southern California; (iv) Phoenix and Tucson, Arizona; and (v) Las Vegas, Nevada.

    The Company's financial services segment principally consists of its mortgage lending operations, which are conducted by HomeAmerican Mortgage Corporation ("HomeAmerican"). HomeAmerican primarily provides mortgage loans for MDC home buyers. Substantially all of the mortgage loans originated by HomeAmerican, as well as mortgage loans purchased from unaffiliated loan correspondents, subsequently are sold to private investors. Additionally, HomeAmerican sells mortgage loan servicing.

    Through September 30, 1996, Financial Asset Management LLC (an indirect subsidiary of M.D.C. Holdings, Inc., and the successor as of April 1, 1996 to Financial Asset Management Corporation; "FAMC") managed two publicly traded real estate investment trusts (each a "REIT"). MDC also owns other mortgage-related interests. The results of FAMC and these mortgage-related interests are included in the asset management operations of the financial services segment.

    HOMEBUILDING.

    INVENTORIES--Inventories are stated at cost, as adjusted in accordance with SFAS 121 (as hereinafter defined), and include interest capitalized during the period of active development through the completion of construction. Construction-related overhead and salaries are capitalized and allocated proportionately to projects actively being developed. Land and related costs are transferred to housing inventory when construction commences.

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). In accordance with SFAS 121, whenever events or circumstances indicate that the carrying value of the homebuilding inventories may not be recoverable, impairment losses are recorded and the related assets are adjusted to their estimated fair market value, less selling costs.

    PREPAID EXPENSES AND OTHER ASSETS--Homebuilding prepaid expenses and other assets include restricted investments of $22,243,000 and $20,775,000 at September 30, 1997 and December 31, 1996, respectively, which are held for the payment of eligible claims made under the warranties created pursuant to the settlement of the Expansive Soils Cases. These investments are carried on the Consolidated Balance Sheet at market value, with a related unrealized gain included in retained earnings. See Note N.

                             M.D.C. HOLDINGS, INC.

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION--Revenues from real estate sales are recognized when a sufficient down payment has been received, financing has been arranged, title, possession and other attributes of ownership have been transferred to the buyer and the Company is not obligated to perform significant additional activities after sale and delivery.

    WARRANTY COSTS--The Company's homes are sold with limited warranties issued by an independent warranty company. Reserves are established by the Company to cover estimated costs of repairs for which the Company is responsible. During the year ended December 31, 1996, the Company recorded additional warranty reserves of $23,086,000, net of warranty expenditures, which included an amount arising from the settlement of the Expansive Soils Cases. See Note N. Warranty reserves are included in homebuilding accounts payable and accrued expenses and totalled $36,930,000, $35,507,000 and $12,421,000, respectively, at September
30, 1997 and December 31, 1996 and 1995.

    MORTGAGE LENDING.

    MORTGAGE LOANS HELD IN INVENTORY--The Company generally purchases forward commitments to deliver mortgage loans held for sale. Mortgage loans held in inventory are stated at the lower of aggregate cost or market based upon such commitments for loans to be delivered into such commitments or prevailing market for uncommitted loans. Substantially all of the loans originated or purchased by the Company are sold to private investors within 45 days of origination or purchase. Gains or losses on mortgage loans held in inventory are realized when the loans are sold.

    REVENUE RECOGNITION--Loan origination fees in excess of origination costs incurred and loan commitment fees are deferred until the related loans are sold. Loan servicing fees are recorded as revenue when the mortgage loan payments are received. Loan servicing costs are recognized as incurred. Revenues from the sale of mortgage loan servicing are recognized when title and all risks and rewards of ownership have irrevocably passed to the buyer and there are no significant unresolved contingencies.

    The mortgage lending operations are affected by, among other things, changes in mortgage interest rates. The Company utilizes forward mortgage securities contracts to manage the interest rate risk on its fixed-rate mortgage loans owned and rate-locked mortgage loans in process which have not closed. Such contracts are the only significant financial derivative instrument utilized by MDC. Hedging gains or losses are recognized when the hedged mortgage loans are sold.

    MORTGAGE SERVICING RIGHTS--Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights an Amendment of FASB Statement No. 65" ("SFAS 122"), which was superseded by Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"), on January 1, 1997. SFAS 122 and SFAS 125 require the Company to allocate the cost of mortgage loans originated by HomeAmerican after January 1, 1996 between the mortgage loans and the right to service the mortgage loans, based on their relative values. Prior to 1996, the cost of mortgage loans originated by HomeAmerican was assigned to the mortgage loans, with no cost assigned to the servicing rights. The Company's adoption of SFAS 122 resulted in additional net gains in the nine months ended September 30, 1997 and 1996 and the year ended December 31, 1996 of $912,000, $2,304,000 and $3,082,000,
respectively, from the sale of mortgage loans and servicing rights, compared with the gains that would have been recorded under the accounting method applicable in 1995 and prior years.

                             M.D.C. HOLDINGS, INC.

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ASSET MANAGEMENT.

    MORTGAGE COLLATERAL AND MORTGAGE-BACKED BONDS--The Company's remaining mortgage-backed bonds were issued by limited-purpose subsidiaries and other non-related entities. Periodic payments are made on the bonds as a result of, and in amounts related to, corresponding payments received on the underlying mortgage collateral (the "Mortgage Collateral"). Substantially all of the Company's ownership interests in Mortgage Collateral and the related mortgage-backed bonds are nearing the ends of their economic lives. The Company reflects its ownership interests in Mortgage Collateral net of the related mortgage-backed bonds and its earnings from such interests net of the related interest expense.

    GENERAL.

    CASH AND CASH EQUIVALENTS--The Company periodically invests funds not immediately required for operating purposes in highly liquid, short-term investments with an original maturity of 90 days or less such as commercial paper and repurchase agreements which are included in cash and cash equivalents in the Consolidated Balance Sheets and Consolidated Statements of Cash Flows.

    PROPERTY AND EQUIPMENT--Property and equipment is carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets.

    EARNINGS PER SHARE--Primary earnings per share are based on the weighted-average number of common and common equivalent shares outstanding during each period. Fully diluted earnings per share also assumes the conversion into MDC Common Stock of all of the outstanding Convertible Subordinated Notes (as hereinafter defined) at the stated conversion price.

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). The Company's adoption of SFAS 128, which is required on December 31, 1997, will result in the restatement of the Company's primary earnings per share calculations to "basic" earnings per share. Basic earnings per share, based on income before extraordinary item, would have been $.91 and $.77 for the first nine months of 1997 and 1996, respectively, and $1.12, $.89 and $1.02 for the years ended December 31, 1996, 1995 and 1994. Basic earnings per share, based on net income, would have been $.78 and $.75 for the first nine months of 1997 and 1996, respectively, and $1.10, $.89 and $1.02 for the years ended December 31, 1996, 1995 and 1994. SFAS 128 also requires the presentation of "diluted" earnings per share, which is computed similarly to fully diluted earnings per share. Diluted earnings per share would not have been materially different from fully diluted earnings per share for all of the periods presented.

    ESTIMATES IN FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include warranty, other accrued expenses and estimates related to potential asset impairment charges.

    RECLASSIFICATIONS--Certain amounts in the 1996, 1995 and 1994 consolidated financial statements have been reclassified to conform to the 1997 presentation.

                             M.D.C. HOLDINGS, INC.

B. INFORMATION ON BUSINESS SEGMENTS

    The Company operates in two business segments: homebuilding and financial services. A summary of the Company's segment information is shown below (in thousands).

                                                                                                NINE MONTHS
                                                            YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                                       ----------------------------------  ----------------------
                                                          1994        1995        1996        1996        1997
                                                       ----------  ----------  ----------  ----------  ----------
                                                                                                (UNAUDITED)
HOMEBUILDING
  Home sales.........................................  $  784,453  $  827,448  $  880,358  $  635,472  $  676,674
  Land sales.........................................       8,296      10,396       9,471       8,345       6,256
  Other revenues.....................................       1,044       2,518         707         522         818
                                                       ----------  ----------  ----------  ----------  ----------
                                                          793,793     840,362     890,536     644,339     683,748
                                                       ----------  ----------  ----------  ----------  ----------
  Home cost of sales.................................     663,549     716,859     759,405     548,974     577,859
  Land cost of sales.................................       7,977      10,176       8,773       7,785       5,199
  Asset impairment charges...........................       4,000       3,677       9,191       7,208       5,850
  Marketing..........................................      44,588      49,938      56,078      40,667      44,467
  General and administrative.........................      29,215      26,694      29,122      21,722      22,849
                                                       ----------  ----------  ----------  ----------  ----------
                                                          749,329     807,344     862,569     626,356     656,224
                                                       ----------  ----------  ----------  ----------  ----------
      HOMEBUILDING OPERATING PROFIT..................      44,464      33,018      27,967      17,983      27,524
                                                       ----------  ----------  ----------  ----------  ----------
FINANCIAL SERVICES
  Mortgage Lending Revenues
    Interest revenues................................       2,897       3,412       3,543       2,618       1,411
    Origination fees.................................       4,671       5,258       6,209       4,487       4,811
    Gains on sales of mortgage servicing.............       6,770       8,336       6,020       5,746       1,560
    Gains (losses) on sale of mortgage loans, net....        (585)     (1,293)      4,905       3,238       4,368
    Mortgage servicing and other.....................       2,097       1,846       1,545       1,196         419
                                                       ----------  ----------  ----------  ----------  ----------
                                                           15,850      17,559      22,222      17,285      12,569
                                                       ----------  ----------  ----------  ----------  ----------
  Asset Management Revenues
    Management fees and other........................       6,245       6,389       4,314       3,707         448
    Gain on sale of FAMC.............................          --          --       4,042       4,042          --
                                                       ----------  ----------  ----------  ----------  ----------
                                                            6,245       6,389       8,356       7,749         448
                                                       ----------  ----------  ----------  ----------  ----------
                                                           22,095      23,948      30,578      25,034      13,017
                                                       ----------  ----------  ----------  ----------  ----------
  General and Administrative Expenses
    Mortgage Lending.................................       8,899       8,271       9,638       7,139       6,666
    Asset Management.................................       3,449       2,339       2,283       2,196          34
                                                       ----------  ----------  ----------  ----------  ----------
                                                           12,348      10,610      11,921       9,335       6,700
                                                       ----------  ----------  ----------  ----------  ----------
      FINANCIAL SERVICES OPERATING PROFIT............       9,747      13,338      18,657      15,699       6,317
                                                       ----------  ----------  ----------  ----------  ----------
TOTAL OPERATING PROFIT...............................      54,211      46,356      46,624      33,682      33,841
                                                       ----------  ----------  ----------  ----------  ----------
CORPORATE
  Other revenues.....................................       1,357       1,546       1,481         956         957
                                                       ----------  ----------  ----------  ----------  ----------
  Interest expense...................................       9,454       7,773       3,773       3,364         761
  General and administrative.........................      15,132      13,478      11,578       8,501       8,194
                                                       ----------  ----------  ----------  ----------  ----------
                                                           24,586      21,251      15,351      11,865       8,955
                                                       ----------  ----------  ----------  ----------  ----------
      Net Corporate Expenses.........................     (23,229)    (19,705)    (13,870)    (10,909)     (7,998)
                                                       ----------  ----------  ----------  ----------  ----------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM....  $   30,982  $   26,651  $   32,754  $   22,773  $   25,843
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

                             M.D.C. HOLDINGS, INC.

B. INFORMATION ON BUSINESS SEGMENTS (CONTINUED)

    Corporate general and administrative expenses consist principally of salaries and other administrative expenses which are not identifiable to a specific segment. Transfers between segments are recorded at cost. Capital expenditures and related depreciation and amortization for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 were not material. Identifiable segment assets are shown on the face of the Consolidated Balance Sheet.

C. MORTGAGE LOANS HELD IN INVENTORY

    Mortgage loans held in inventory consist of (in thousands):

                                                        DECEMBER 31,
                                                    --------------------
                                                      1995       1996
                                                    ---------  ---------  SEPTEMBER 30,
                                                                          -------------
                                                                              1997
                                                                          -------------
                                                                           (UNAUDITED)
First mortgage loans
  Conventional....................................  $  33,451  $  33,865    $  50,414
  FHA and VA......................................     21,272     27,261       24,064
                                                    ---------  ---------  -------------
                                                       54,723     61,126       74,478
Less
  Unamortized discounts...........................       (469)    (1,218 (1)        (511)
  Deferred fees...................................       (300)      (322)        (387)
  Allowance for loan losses.......................       (801)      (844)        (905)
                                                    ---------  ---------  -------------
    Total.........................................  $  53,153  $  58,742    $  72,675
                                                    ---------  ---------  -------------
                                                    ---------  ---------  -------------

------------------------

        (1) Includes $751,000 of discounts pursuant to the allocation of costs to mortgage servicing rights as required by SFAS 122. Under SFAS 125, this allocation will no longer show as a discount.

           Mortgage loans held in inventory consist primarily of loans collateralized by first mortgages and deeds of trust due over periods of up to 30 years. The weighted-average effective yield on mortgage loans held in inventory was approximately 7.4%, 7.5% and 7.4%, respectively, at September 30, 1997 and December 31, 1996 and 1995.

       D. MORTGAGE COLLATERAL, NET OF MORTGAGE-BACKED BONDS, AND RELATED ASSETS AND LIABILITIES

           Mortgage Collateral and related net assets of $5,418,000, $18,570,000 and $45,979,000, respectively, as well as mortgage-backed bonds and other liabilities of $5,246,000, $17,157,000 and $42,235,000, respectively, were held by a trustee at September 30, 1997 and December 31, 1996 and 1995. The Company has not guaranteed, nor is it otherwise obligated with respect to, these mortgage-backed bond issues.

           In the years ended December 31, 1996, 1995 and 1994, MDC sold, at a premium, Mortgage Collateral totalling $17,842,000, $9,618,000 and $19,088,000, respectively. The proceeds from these sales were utilized to redeem in full the related outstanding mortgage-backed bonds which totalled $17,554,000, $8,547,000 and $19,109,000, respectively. These sales, net of redemptions, resulted in gains totalling $127,000, $305,000 and $295,000, respectively.

                             M.D.C. HOLDINGS, INC.

       E. LINES OF CREDIT

           HOMEBUILDING--In April 1996, the Company entered into an agreement with a group of banks for a $150,000,000 unsecured revolving line of credit maturing June 30, 2000, although a term-out may commence earlier under certain circumstances. Some of the initial advances at closing of this credit agreement were used to retire the borrowings under cancelled bank lines of credit and project loans collateralized by homebuilding inventories. In March 1997, the Company modified the terms of the unsecured revolving line of credit, increasing the available borrowings from $150,000,000 to $175,000,000 and extending the maturity date of the agreement one year to June 30, 2001. At September 30, 1997 and December 31, 1996, $45,000,000 and $11,832,000 were borrowed under this unsecured revolving line of credit, respectively. At September 30, 1997 and December 31, 1996, the weighted-average interest rates of the line of credit were 7.6% and 7.5%, respectively.

           MORTGAGE LENDING--The aggregate amount available under MDC's mortgage lending bank line of credit at September 30, 1997 and December 31, 1996 was $51,000,000. Available borrowings under this bank line of credit are collateralized by mortgage loans and mortgage-backed certificates and are limited to the value of "eligible collateral" (as defined in the credit agreement). At September 30, 1997 and December 31, 1996, $27,593,000 and $9,018,000, respectively, were borrowed and an additional $23,407,000 and $38,362,000, respectively, were collateralized and available to be borrowed. The mortgage lending line of credit is cancellable upon 90 days' notice. At September 30, 1997 and December 31, 1996, the interest rates of the line were 5.6% and 6.7%, respectively.

           GENERAL--The agreements for the bank lines of credit include representations, warranties and covenants, the most restrictive of which requires that the Company maintain a minimum level of stockholders' equity, as defined. At September 30, 1997 and December 31, 1996, the Company was in compliance with these covenants, representations and warranties.

       F. NOTES PAYABLE

           SENIOR NOTES AND SUBORDINATED NOTES--The Senior Notes (as hereinafter defined) and the subordinated notes consist of (in thousands):

                                                         DECEMBER 31,
                                                    ----------------------
                                                       1995        1996
                                                    ----------  ----------  SEPTEMBER 30,
                                                                            -------------
                                                                                1997
                                                                            -------------
                                                                             (UNAUDITED)
Senior Notes
  11 1/8% Senior Notes due December 2003
    (effective rate 12.3%)........................  $  187,525  $  187,721   $   150,307
                                                    ----------  ----------  -------------
                                                    ----------  ----------  -------------
Subordinated notes
  8 3/4% Convertible Subordinated Notes due
    December 2005, convertible into Common Stock
    at $7.75 per common share (effective rate
    9.5%).........................................  $   28,000  $   28,000   $    28,000
  6.64% Subordinated Fixed-Rate Notes due April
    1998 (effective rate 6.7%)....................      10,221      10,225        10,228
                                                    ----------  ----------  -------------
                                                    $   38,221  $   38,225   $    38,228
                                                    ----------  ----------  -------------
                                                    ----------  ----------  -------------

           In December 1993, the Company completed an offering of $190,000,000 principal amount of 11 1/8% senior notes due 2003 (the "Senior Notes") and $28,000,000 principal amount of 8 3/4% convertible

                             M.D.C. HOLDINGS, INC.

       F. NOTES PAYABLE (CONTINUED)
subordinated notes due 2005 (the "Convertible Subordinated Notes"). The Convertible Subordinated Notes are convertible into MDC Common Stock at an initial conversion price of $7.75 per share, subject to adjustment upon certain events. The $10,230,000 principal amount of subordinated fixed-rate notes was issued in April 1993 in exchange for certain previously outstanding subordinated variable-rate notes. On March 31, 1997, the Company repurchased $38,000,000 principal amount of its 11 1/8% Senior Notes due 2003 for $39,520,000 (See Note
L).

           The Senior Notes are guaranteed, fully and unconditionally, and jointly and severally on an unsecured subordinated basis (the "Guaranties"), by most of the Company's homebuilding segment subsidiaries (the "Guarantors"). The Guaranties are subordinated to all Guarantor Senior Indebtedness as defined in the indenture pursuant to which the Senior Notes are issued (the "Senior Notes Indenture"). In addition, the Senior Notes are secured by a first priority pledge of the capital stock of the Guarantors plus the capital stock of HomeAmerican. The Senior Notes Indenture contains certain covenants which, among other things, limit (i) the incurrence of additional Indebtedness (as defined) by the Company and Restricted Subsidiaries (as defined); (ii) the payment of dividends; (iii) the repurchase of capital stock or subordinated indebtedness; and (iv) the ability to enter into certain transactions with Affiliates (as defined) or merge, consolidate or transfer substantially all of the Company's or a Guarantor's assets. At September 30, 1997 and December 31, 1996, the Company was in compliance with these covenants.

           OTHER NOTES PAYABLE--Notes payable, other than the notes discussed above, of $6,372,000 and $6,550,000 at September 30, 1997 and December 31, 1996,
respectively, consist principally of loans collateralized by real estate. These notes bear interest at rates ranging from 8.0% to 9.25%. The aggregate net carrying value of the assets collateralizing the other notes payable totalled approximately $13,000,000 at December 31, 1996.

           GENERAL--The following table sets forth the scheduled principal payments on the Senior Notes, subordinated notes and notes payable at December 31, 1996 (in thousands).

1997..............................................................  $   3,118
1998..............................................................  $  10,290
1999..............................................................  $      66
2000..............................................................  $      72
2001..............................................................  $      79
Thereafter........................................................  $ 221,155

           The following table sets forth the scheduled principal payments on the Senior Notes, subordinated notes and notes payable at September 30, 1997 (in thousands--unaudited).

Remainder of 1997.................................................  $      14
1998..............................................................  $  13,216
1999..............................................................  $      66
2000..............................................................  $      72
2001..............................................................  $      79
Thereafter........................................................  $ 183,155

       G. STOCKHOLDERS' EQUITY

           STOCK OPTION PLANS--A summary of the Company's stock option incentive plans follows.

                             M.D.C. HOLDINGS, INC.

       G. STOCKHOLDERS' EQUITY (CONTINUED)
           EMPLOYEE EQUITY INCENTIVE PLAN--The Employee Equity Incentive Plan (the "Employee Plan") provides for an initial authorization of 2,100,000 shares of MDC Common Stock for issuance thereunder, plus an additional annual authorization equal to 10% of the then authorized shares of MDC Common Stock under the Employee Plan as of each succeeding annual anniversary of the effective date of the Employee Plan. Under the Employee Plan, the Company may grant awards of restricted stock, incentive and non-statutory stock options and dividend equivalents, or any combination thereof, to officers and employees of the Company or any of its subsidiaries. The incentive stock options granted under the Employee Plan are exercisable at prices greater than or equal to the market value on the date of grant over periods of up to six years.

           Pursuant to the terms of the Executive Option Purchase Program (the "Option Purchase Program"), which was authorized by the MDC Board of Directors, the Company is authorized to lend eligible executives of the Company up to two-thirds of the aggregate exercise price and state and federal taxes payable in connection with their exercise of stock options under the Employee Plan, subject to certain maximum amounts as set forth under the Option Purchase Program. Notes receivable under the Option Purchase Program are recourse and secured by 100% of the shares of MDC Common Stock issued in connection with options exercised. During the years ended December 31, 1996 and 1995, certain eligible executives of the Company exercised options to purchase 100,000 and 824,414 shares of MDC Common Stock, respectively, under the Option Purchase Program. Notes receivable under the Option Purchase Program of $800,000, $1,158,000 and $1,361,000, respectively, at September 30, 1997 and December 31, 1996 and 1995 are deducted from stockholders' equity.

           DIRECTOR EQUITY INCENTIVE PLAN--Under the Director Equity Incentive Plan (the "Director Plan"), non-employee directors of the Company are granted stock options. The Director Plan provides for an initial authorization of 300,000 shares of MDC Common Stock for issuance thereunder plus an additional annual authorization of shares equal to 10% of the then authorized shares of MDC Common Stock under the Director Plan. During 1997, the Board of Directors authorized, and the shareholders approved, an additional 350,000 shares of MDC Common Stock for issuance under the Director Plan. Pursuant to the Director Plan, on December 1 of each year, each non-employee director of the Company is granted options to purchase 25,000 shares of MDC Common Stock. Each option granted under the Director Plan expires five years from the date of grant. The option exercise price must be equal to 100% of the fair market value of the MDC Common Stock on the date of grant of the option.

                             M.D.C. HOLDINGS, INC.

       G. STOCKHOLDERS' EQUITY (CONTINUED)
           A summary of the changes in stock options during the nine months ended September 30, 1997 and each of the three years ended December 31, 1996 is as follows (in shares of MDC Common Stock):

                                                                      WEIGHTED AVERAGE
                                                         SHARES        EXERCISE PRICE
                                                    ----------------  -----------------
Outstanding--January 1, 1994......................         3,201,374      $    2.93
                                                    ----------------
  Exercised.......................................          (271,974)     $     .99
  Granted.........................................           635,000      $    4.81
  Cancelled.......................................            (3,000)     $    1.88
                                                    ----------------
Outstanding--December 31, 1994....................         3,561,400      $    3.42
                                                    ----------------
  Exercised.......................................        (1,418,900)     $     .83
  Granted.........................................           105,000      $    6.74
  Cancelled.......................................          (100,000)     $    5.62
                                                    ----------------
Outstanding--December 31, 1995....................         2,147,500      $    5.18
                                                    ----------------
  Exercised(1)....................................          (404,500)     $    4.56
  Granted.........................................           815,000      $    7.15
  Cancelled.......................................          (510,000)     $    6.01
                                                    ----------------
Outstanding--December 31, 1996....................         2,048,000      $    5.88
                                                    ----------------
Exercised (unaudited).............................          (443,000)     $    4.37
Granted (unaudited)...............................         --
Cancelled (unaudited).............................         --
                                                    ----------------
Outstanding--September 30, 1997 (unaudited).......         1,605,000      $    6.31
                                                    ----------------
                                                    ----------------
Exercisable--
  September 30, 1997 (unaudited)..................         1,378,250      $    6.16
                                                    ----------------
                                                    ----------------
  December 31, 1996...............................         1,217,500      $    5.04
                                                    ----------------
                                                    ----------------
  December 31, 1995...............................           888,327      $    6.65
                                                    ----------------
                                                    ----------------
  December 31, 1994...............................         1,953,888      $    1.79
                                                    ----------------
                                                    ----------------
Reserved for issuance--
  September 30, 1997 (unaudited)..................         1,208,840
                                                    ----------------
                                                    ----------------
  December 31, 1996...............................           504,400
                                                    ----------------
                                                    ----------------

       -------------------------------

        (1) Includes 250,000 previously restricted options that became exercisable during 1996.

           Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), issued in October 1995, established financial accounting and reporting standards for stock-based employee compensation plans. As permitted by SFAS 123, the Company elected to continue to use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations, in accounting for its stock option incentive plans.

                             M.D.C. HOLDINGS, INC.

       G. STOCKHOLDERS' EQUITY (CONTINUED)
           If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date and the vesting provisions under the plans in accordance with SFAS 123, net income in 1996 would have been reduced by approximately $505,000, or $.02 per primary and fully diluted share. Net income for 1995 would have been reduced by $156,000 or $.01 per primary and fully diluted share. Net income for the nine months ended September 30, 1997, would have been reduced by $138,000, or $.01 per primary and fully diluted share. The average fair value of each option granted during 1996 and 1995 is estimated at $2.61 and $2.42, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) volatility of 30.80% and 36.70%, respectively, in 1996 and 1995; (ii) risk free interest rates of 6.0% and 5.5%, respectively, for 1996 and 1995; (iii) expected lives of five years with no defaults; and (iv) the Company's present dividend yield rate. No options were granted in the nine months ended September 30, 1997.

           The following table summarizes information concerning outstanding and exercisable options at December 31, 1996:

                                     OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                       -----------------------------------------------  ---------------------------
                                                          WEIGHTED                     WEIGHTED
RANGE OF EXERCISE        NUMBER     AVERAGE REMAINING      AVERAGE        NUMBER        AVERAGE
PRICE                  OUTSTANDING    CONTRACT LIFE    EXERCISE PRICE   EXERCISABLE EXERCISE PRICE
---------------------  -----------  -----------------  ---------------  ----------  ---------------
    $3.00 - $4.25         484,000             2.0         $    3.78        484,000     $    3.78
    $5.00 - $6.00         634,000             2.1         $    5.69        621,500     $    5.71
    $6.38 - $7.50         930,000             4.7         $    7.09        112,000     $    6.71
                       -----------                                      ----------
                        2,048,000                                        1,217,500
                       -----------                                      ----------
                       -----------                                      ----------

           The following table summarizes information concerning outstanding and exercisable options at September 30, 1997 (unaudited):

                                     OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                       -----------------------------------------------  ---------------------------
                                                          WEIGHTED                     WEIGHTED
RANGE OF EXERCISE        NUMBER     AVERAGE REMAINING      AVERAGE        NUMBER        AVERAGE
PRICE                  OUTSTANDING    CONTRACT LIFE    EXERCISE PRICE   EXERCISABLE EXERCISE PRICE
---------------------  -----------  -----------------  ---------------  ----------  ---------------
    $3.00 - $4.25         200,000             2.3         $    4.25        200,000     $    4.25
    $5.00 - $6.00         458,334             1.6         $    5.58        445,834     $    5.59
    $6.38 - $7.50         946,666             3.9         $    7.09        732,416     $    7.02
                       -----------                                      ----------
                        1,605,000                                        1,378,250
                       -----------                                      ----------
                       -----------                                      ----------

           MDC COMMON STOCK REPURCHASE PROGRAM--During 1995, the Company repurchased 865,600 shares of MDC Common Stock pursuant to a program authorized by the MDC Board of Directors to repurchase up to 1,100,000 shares of MDC Common Stock. In January 1996, the Company substantially completed the program authorized in 1995. On July 25, 1996 and October 8, 1996, the MDC Board of Directors authorized additional programs to repurchase up to 1,000,000 shares of MDC Common Stock under each program. At December 31, 1996, 838,200 shares remained authorized for repurchase. In February 1997, the Company repurchased 838,000 shares of MDC Common Stock at $8.77 per share, including commission, substantially completing the program. Repurchases under the 1995 and 1996 programs were made at per share prices ranging from $5.88 to $8.77, with an average cost, including commissions, of $7.23.

                             M.D.C. HOLDINGS, INC.

G. STOCKHOLDERS' EQUITY (CONTINUED)

    REPURCHASE OF STOCK--In April 1996, the Company repurchased 473,000 shares of MDC Common Stock, priced at $7.13 per share, originally held by Mr. Spencer
I. Browne (former President, Co-Chief Operating Officer and director of the Company) in connection with the Agreement (as hereinafter defined) between Mr. Browne and the Company. See Note K.

    EXCHANGE OF COMMON STOCK--Prior to February 2, 1994, Larry A. Mizel (Chairman of the Board, President and Chief Executive Officer of the Company) and David D. Mandarich (Executive Vice President--Real Estate, Chief Operating Officer and director of the Company) owned 35% of the outstanding shares of Richmond American Homes of Colorado, Inc. (formerly known as Richmond Homes, Inc. I, a wholly owned subsidiary of M.D.C. Holdings, Inc.; "Richmond Homes") common stock. In furtherance of the Company's desire to own all of the outstanding shares of Richmond Homes common stock, in December 1993, a special committee of the MDC Board of Directors negotiated on behalf of the Company terms of an option agreement with Messrs. Mizel and Mandarich to acquire the shares of Richmond Homes common stock owned by them in exchange for MDC Common Stock with a value of up to $3,500,000 in the aggregate. For purposes of the exchange, the shares of MDC Common Stock were valued at $5.75 per share, the closing price of MDC Common Stock on the date of the option agreement. The special committee engaged a financial advisor to perform a business enterprise valuation of Richmond Homes. In February 1994, based on the results of the valuation, the maximum value of $3,500,000 of MDC Common Stock (an aggregate of 608,695 shares) was issued to Messrs. Mizel and Mandarich in exchange for their shares of Richmond Homes common stock. Since February 2, 1994, MDC has owned 100% of the equity of Richmond Homes.

    As the transaction with Messrs. Mizel and Mandarich was between related parties, the issuance of the MDC Common Stock was recorded based on the net book value of Richmond Homes, which had approximately zero common stockholders' equity at the date of the acquisition. Accordingly, the value of the shares of MDC Common Stock issued to Messrs. Mizel and Mandarich was recorded at zero.

H. HOMEBUILDING ASSET IMPAIRMENT CHARGES

    During 1996, the Company recorded asset impairment charges totalling $9,191,000, primarily related to certain homebuilding assets in the Mid-Atlantic region as a result of continued weakened conditions and competitive pressures in that market. The Mid-Atlantic asset impairment charges primarily resulted from
(i) the write-down to fair market value of a single-family detached home subdivision in which the Company intends to sell the majority of the remaining lots in bulk; (ii) the recognition of losses anticipated from the closing of certain homes in Backlog and from the offering of increased incentives to stimulate sales of completed unsold homes in inventory; (iii) the write-off of capitalized costs, primarily deferred marketing and option deposits, related to several low-margin projects; and (iv) the write-down to fair market value of several single-family detached home subdivisions which began to experience extremely slow sales and negative Home Gross Margins during 1996.

    Asset impairment charges for 1996 also included charges with respect to certain homebuilding assets in Northern California as a result of increased incentives and sales price reductions offered to potential home buyers in connection with the Company's efforts to exit several underperforming subdivisions in the Sacramento area.

    During 1995, the Company recorded asset impairment charges totalling $3,677,000. These charges primarily were related to certain under-performing projects in California, Arizona and the Mid-Atlantic

                             M.D.C. HOLDINGS, INC.

H. HOMEBUILDING ASSET IMPAIRMENT CHARGES (CONTINUED) region. Asset impairment charges totalled $4,000,000 in 1994, primarily related to certain projects in Northern California which experienced significant slowing in sales and reduced selling prices due to softness in consumer demand which led to a general decline in home sales activity.

    Operating results during the first nine months of 1997 were reduced by asset impairment charges totalling $5,850,000, related to certain of the Company's homebuilding assets in the Mid-Atlantic region, primarily in suburban Maryland, as a result of continued weakened market conditions and competitive pressure in that market. The asset impairment charges primarily resulted from (i) the recognition of losses anticipated from the closing of certain homes in Backlog and from the offering of increased incentives to stimulate sales of certain completed unsold homes in inventory; (ii) the write-off of certain capitalized costs, primarily deferred marketing and option deposits, related to a number of lower-margin subdivisions which are being closed out; and (iii) pricing, product and incentive changes initiated by new management in the Mid-Atlantic region to further the Company's aggressive strategy of accelerating the close-out of under-performing subdivisions in that market.

I. CORPORATE AND HOMEBUILDING INTEREST ACTIVITY (in thousands)

                                                                                                  NINE MONTHS
                                                                 YEAR ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1994       1995       1996       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Interest capitalized in homebuilding inventory, beginning
  of period................................................  $  42,681  $  42,478  $  40,217  $  40,217  $  40,745
Interest incurred..........................................     35,799     33,909     30,296     22,961     20,192
Interest expensed..........................................     (9,454)    (7,773)    (3,773)    (3,364)      (761)
Previously capitalized interest included in cost of
  sales....................................................    (26,548)   (28,397)   (25,995)   (18,945)   (20,357)
                                                             ---------  ---------  ---------  ---------  ---------
Interest capitalized in homebuilding inventory, end of
  period...................................................  $  42,478  $  40,217  $  40,745  $  40,869  $  39,819
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

J. INCOME TAXES

    Total income taxes has been allocated as follows (in thousands):

                                                                                                  NINE MONTHS
                                                                 YEAR ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1994       1995       1996       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Tax expense on income before income taxes and extraordinary
  item.....................................................  $  11,727  $   9,401  $  11,955  $   8,314  $   9,821
Extraordinary loss.........................................     --         --           (242)      (242)    (1,336)
Stockholders' equity, related to exercise of stock
  options..................................................       (214)    (2,281)      (342)       (17)      (725)
                                                             ---------  ---------  ---------  ---------  ---------
Total income taxes.........................................  $  11,513  $   7,120  $  11,371  $   8,055  $   7,760
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                             M.D.C. HOLDINGS, INC.

J. INCOME TAXES (CONTINUED)
    The significant components of income tax expense on income before income taxes and extraordinary item consist of the following (in thousands):

                                                                                                   NINE MONTHS
                                                                  YEAR ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                                              -------------------------------  --------------------
                                                                1994       1995       1996       1996       1997
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Current tax expense
  Federal...................................................  $  13,970  $   9,980  $   8,612  $   4,789  $   9,342
  State.....................................................      1,603      1,207        417        327        798
                                                              ---------  ---------  ---------  ---------  ---------
    Total Current...........................................     15,573     11,187      9,029      5,116     10,140
                                                              ---------  ---------  ---------  ---------  ---------
Deferred tax expense (Benefit)
  Federal...................................................     (2,540)    (2,402)     2,458      2,866       (294)
  State.....................................................     (1,306)       616        468        332        (25)
                                                              ---------  ---------  ---------  ---------  ---------
    Total Deferred..........................................     (3,846)    (1,786)     2,926      3,198       (319)
                                                              ---------  ---------  ---------  ---------  ---------
        Total Income Tax Expense............................  $  11,727  $   9,401  $  11,955  $   8,314  $   9,821
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

    The provision for income tax expense differs from the amount which would be computed by applying the statutory federal income tax rate of 35% to income before income taxes and extraordinary item as a result of the following (in thousands):

                                                                                                   NINE MONTHS
                                                                  YEAR ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                                              -------------------------------  --------------------
                                                                1994       1995       1996       1996       1997
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Tax expense computed at statutory rate......................  $  10,844  $   9,330  $  11,464  $   7,971  $   9,045
Increase (reduction) due to:
  Permanent differences between financial statement income
    and taxable income......................................     (1,089)      (513)        54         60         96
  State income tax, net of federal benefit..................        933        584        791        667        420
  Adjustments to prior years' income taxes..................        978         --       (297)      (351)       260
  Other.....................................................         61         --        (57)       (33)        --
                                                              ---------  ---------  ---------  ---------  ---------
        Total Income Tax Expense............................  $  11,727  $   9,401  $  11,955  $   8,314  $   9,821
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
        Effective tax rate..................................      37.9%      35.3%      36.5%      36.5%      38.0%
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

                             M.D.C. HOLDINGS, INC.

J. INCOME TAXES (CONTINUED)

    The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

                                                                                                    DECEMBER 31,
                                                                                                  ----------------  SEPTEMBER 30,
                                                                                                   1995     1996        1997
                                                                                                  -------  -------  -------------
                                                                                                                     (UNAUDITED)
Deferred Tax Assets:
  Reserve for losses............................................................................  $12,335  $ 9,996     $11,062
  Inventory impairment charges..................................................................    5,947    8,243       7,970
  Accrued liabilities...........................................................................    3,811    2,263       1,353
  Inventory, additional costs capitalized for tax purposes......................................    2,562    4,692       5,147
  Property, equipment and other assets, net.....................................................    1,252      753         483
                                                                                                  -------  -------  -------------
    Total gross deferred tax assets.............................................................   25,907   25,947      26,015
  Less valuation allowance......................................................................   (3,000)      --          --
                                                                                                  -------  -------  -------------
    Deferred tax assets.........................................................................   22,907   25,947      26,015
                                                                                                  -------  -------  -------------
Deferred Tax Liabilities:
  Discount on notes receivable..................................................................    9,086    6,827       5,991
  Deferred revenue..............................................................................       91    3,288       3,035
  Inventory, additional costs capitalized for financial statement purposes......................       --    5,028       5,866
                                                                                                  -------  -------  -------------
    Total gross deferred tax liabilities........................................................    9,177   15,143      14,892
                                                                                                  -------  -------  -------------
        Net Deferred Tax Asset..................................................................  $13,730  $10,804     $11,123
                                                                                                  -------  -------  -------------
                                                                                                  -------  -------  -------------

    During 1996, the Company eliminated the valuation allowance for deferred tax assets as uncertainties related to the recovery of certain deferred tax assets were eliminated.

    M.D.C. Holdings, Inc. and its wholly owned subsidiaries file a consolidated federal income tax return (an "MDC Consolidated Return"). Richmond American Homes of Colorado, Inc. (formerly Richmond Homes, Inc. I) and its wholly owned subsidiaries filed a separate consolidated federal income tax return (each a "Richmond Homes Consolidated Return") from its inception (December 28, 1989) through February 2, 1994, the date Richmond Homes became a wholly owned subsidiary of MDC.

    In April 1995, the Company and the Internal Revenue Service (the "IRS") reached final agreement on the IRS examinations of (i) the MDC Consolidated Returns for the years 1984 and 1985; and (ii) the Richmond Homes Consolidated Returns for the years 1989 and 1990. These agreements had no material impact upon the Company's financial position or results of operations.

    In June 1997, the Company and the Internal Revenue Service (the "IRS") reached final agreement on the examinations of the MDC Consolidated Returns for the years 1986 through 1990. In July 1997, the Company and the IRS reached final agreement on the examinations of the Richmond Homes Consolidated Returns for the years 1991 through 1993. These agreements resulted in no material impact on the Company's financial position or results of operations.

                             M.D.C. HOLDINGS, INC.

J. INCOME TAXES (CONTINUED)
    The IRS currently is examining the MDC Consolidated Returns for the years 1991 through 1995 and the Richmond Homes Consolidated Return for the period ended February 2, 1994. No audit reports have been issued by the IRS in connection with these examinations. In the opinion of management, adequate provision has been made for additional income taxes and interest, if any, which may result from these examinations; however, it is reasonably possible that the ultimate resolution could result in amounts which differ materially from amounts provided.

K. REORGANIZATION AND SALE OF FAMC

    In March 1996, M.D.C. Holdings, Inc. ("Holdings"), Mr. Spencer I. Browne, M.D.C. Residual Holdings, Inc., a wholly owned subsidiary of Holdings ("Residual") and Financial Asset Management Corporation ("Management Corporation") entered into an agreement (the "Agreement") effective as of April 1, 1996, pursuant to which Mr. Browne, Residual and Management Corporation formed FAMC. From April 1, 1996 to September 30, 1996, Mr. Browne owned 20% of FAMC, and Management Corporation and Residual owned the remaining 80% of FAMC.

    Pursuant to the Agreement, (i) Mr. Browne resigned as President, Co-Chief Operating Officer and director of Holdings; (ii) Mr. Browne and Holdings entered into an employment agreement (the "Employment Agreement"); (iii) Mr. Browne was appointed President and Chief Executive Officer of FAMC; and (iv) FAMC assumed Management Corporation's business of managing two publicly traded REITs and performing certain other asset management functions.

    In September 1996, the Company sold its interest in FAMC for $11,450,000, Mr. Browne resigned his positions with FAMC and the Employment Agreement was terminated. The sales proceeds consisted of $6,000,000 cash and $5,450,000 of subordinated notes payable at specified dates during the next 10 years and convertible, under certain circumstances, into as much as a 47.6% ownership interest in FAMC. The sale resulted in the recognition of a gain of $4,042,000. An additional gain of $5,450,000 attributable to the notes was deferred and may be recognized, in whole or in part, in future periods based upon a number of factors, including collection of the notes' principal and the expiration of the conversion features. The fair value of the subordinated notes are not readily determinable.

L. EXTRAORDINARY ITEMS

    In April 1996, the Company entered into an unsecured revolving credit agreement and used proceeds therefrom to retire borrowings under certain bank lines of credit and project loans collateralized by homebuilding inventories that the Company cancelled after entering into the unsecured revolving credit agreement. The Company recognized an extraordinary loss of $421,000, net of an income tax benefit of $242,000, during 1996 due to the write-off of unamortized discounts and deferred financing costs in connection with the cancellation of these secured lines of credit and project loans.

    Net income for the nine months ended September 30, 1997 included an extraordinary loss of $2,179,000, net of an income tax benefit of $1,336,000, recognized in connection with the Company's repurchase of $38,000,000 face value (20% of the outstanding amount) of its Senior Notes. The loss resulted from the repurchase of the Senior Notes above their carrying value and the write-off of related unamortized issuance costs.

                             M.D.C. HOLDINGS, INC.

M. EARNINGS PER SHARE

    Primary earnings per share are based on the weighted-average number of common and common equivalent shares outstanding during each period. The computation of fully diluted earnings per share also assumes the conversion into MDC Common Stock of all of the $28,000,000 outstanding principal amount of the 8 3/4% Convertible Subordinated Notes at a conversion price of $7.75 per share of MDC Common Stock. The primary and fully diluted earnings per share calculations are shown below (in thousands, except per share amounts).

                                                                                                                    NINE MONTHS
                                                                                                                  ENDED SEPTEMBER
                                                                                        YEAR ENDED DECEMBER 31,         30,
                                                                                       -------------------------  ----------------
                                                                                        1994     1995     1996     1996     1997
                                                                                       -------  -------  -------  -------  -------
                                                                                                                    (UNAUDITED)
PRIMARY CALCULATION
  Income before extraordinary item...................................................  $19,255  $17,250  $20,799  $14,459  $16,022
  Extraordinary loss, net of income tax benefit of $242 in 1996 and $1,336
    (unaudited) for 1997.............................................................       --       --     (421)    (421)  (2,179)
                                                                                       -------  -------  -------  -------  -------
  Net income.........................................................................  $19,255  $17,250  $20,378  $14,038  $13,843
                                                                                       -------  -------  -------  -------  -------
                                                                                       -------  -------  -------  -------  -------
  Weighted-average shares outstanding................................................   18,951   19,362   18,527   18,821   17,641
  Common Stock equivalents--stock options............................................    1,455      762      623      531      595
                                                                                       -------  -------  -------  -------  -------
    Total Weighted-Average Shares....................................................   20,406   20,124   19,150   19,352   18,236
                                                                                       -------  -------  -------  -------  -------
                                                                                       -------  -------  -------  -------  -------
  Primary Earnings Per Share
    Income before extraordinary item.................................................  $   .94  $   .86  $  1.09  $   .75  $   .88
                                                                                       -------  -------  -------  -------  -------
                                                                                       -------  -------  -------  -------  -------
    Net Income.......................................................................  $   .94  $   .86  $  1.06  $   .73  $   .76
                                                                                       -------  -------  -------  -------  -------
                                                                                       -------  -------  -------  -------  -------
FULLY DILUTED CALCULATION
  Income before extraordinary item...................................................  $19,255  $17,250  $20,799  $14,459  $16,022
  Adjustment for interest on Convertible Subordinated Notes, net of income tax
    benefit; conversion assumed......................................................    1,536    1,565    1,608    1,206    1,181
                                                                                       -------  -------  -------  -------  -------
  Adjusted income before extraordinary item..........................................   20,791   18,815   22,407   15,665   17,203
  Extraordinary loss, net of income tax benefit of $242 for 1996 and $1,336
    (unaudited) for 1997.............................................................       --       --     (421)    (421)  (2,179)
                                                                                       -------  -------  -------  -------  -------
    Adjusted Net Income..............................................................  $20,791  $18,815  $21,986  $15,244  $15,024
                                                                                       -------  -------  -------  -------  -------
                                                                                       -------  -------  -------  -------  -------
  Weighted-average shares outstanding................................................   18,951   19,362   18,527   18,821   17,641
  Common Stock equivalents--stock options............................................    1,457      943      784      531      715
  Shares issuable upon conversion of Convertible Subordinated Notes; conversion
    assumed..........................................................................    3,613    3,613    3,613    3,613    3,613
                                                                                       -------  -------  -------  -------  -------
    Total Weighted-Average Shares....................................................   24,021   23,918   22,924   22,965   21,969
                                                                                       -------  -------  -------  -------  -------
                                                                                       -------  -------  -------  -------  -------
  Fully Diluted Earnings Per Share
    Income before extraordinary item.................................................  $   .87  $   .79  $   .98  $   .68  $   .78
                                                                                       -------  -------  -------  -------  -------
                                                                                       -------  -------  -------  -------  -------
    Net Income.......................................................................  $   .87  $   .79  $   .96  $   .66  $   .68
                                                                                       -------  -------  -------  -------  -------
                                                                                       -------  -------  -------  -------  -------

                             M.D.C. HOLDINGS, INC.

N. LEGAL PROCEEDINGS

    EXPANSIVE SOILS CASES.

    On October 21, 1994, a complaint was served on several of the Company's subsidiaries in an action initiated by six homeowners in Highlands Ranch, Colorado. On January 26, 1995, counsel for the Company accepted service of two additional complaints by a homeowner in the Stonegate subdivision in Douglas County, Colorado and by a homeowner in the Rock Creek development located in Boulder County, Colorado. On September 12, 1995, the Company was served with a similar complaint relating to homeowners in Douglas County, Colorado. The complaints (the "Expansive Soils Cases"), each of which sought certification of a class, alleged substantially identical claims relating to the construction of homes on lots with expansive soils, including negligence, breach of express and implied warranties, violation of the Colorado Consumer Protection Act and non-disclosures. The homeowners in each complaint sought, individually and on behalf of the alleged class, recovery in unspecified amounts, including actual damages, statutory damages, exemplary damages and treble damages. The Company filed a response to each of the complaints and to initial discovery requests in the first filed case.

    On June 11, 1996, the Company's Colorado homebuilding subsidiaries and representative plaintiffs agreed to settle the Expansive Soils Cases. The settlement was approved by the Douglas County District Court on October 11, 1996 and became final on November 26, 1996. The settlement provides for the creation of a warranty program for eligible owners of homes constructed by the Company's Colorado homebuilding subsidiaries since June 1986. Indemnity payments in connection with the settlement have been received by the Company from its participating insurance carriers, and management does not believe the settlement will have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

    OTHER.

    The Company and certain of its subsidiaries and affiliates have been named as defendants in various other claims, complaints and legal actions arising in the normal course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.

    Because of the nature of the homebuilding business, and in the ordinary course of the Company's operations, the Company from time to time may be subject to product liability claims, including claims similar to those discussed under the description of the Expansive Soils Cases, above.

    The Company is not aware of any litigation, matter or pending claim against the Company which would result in material contingent liabilities related to environmental hazards or asbestos.

O. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value.

    CASH AND CASH EQUIVALENTS--For cash and cash equivalents, the carrying value is a reasonable estimate of fair value.

    INVESTMENTS AND MARKETABLE SECURITIES, NET--Investments in marketable equity securities are carried on the balance sheet at cost, which approximates market value. Accordingly, the carrying value of the investments is a reasonable estimate of the fair value.

                             M.D.C. HOLDINGS, INC.

O. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    RESTRICTED INVESTMENTS--Restricted investments in marketable securities (other than those assets held for eligible claims made under warranties created pursuant to the settlement of the Expansive Soils Cases, See Notes A and N) are carried on the balance sheet at cost, which approximates market value. Accordingly, the carrying value of the investments is a reasonable estimate of the fair value.

    MORTGAGE LOANS HELD IN INVENTORY--The Company generally purchases forward commitments to deliver mortgage loans held for sale. For loans which have no forward commitments, loans in inventory are stated at the lower of cost or market. Accordingly, the carrying value is a reasonable estimate of fair value.

    NOTES PAYABLE AND LINES OF CREDIT--The Company's notes payable and lines of credit are at floating rates or at fixed rates which approximate current market rates and have relatively short-term maturities. Accordingly, the carrying value is a reasonable estimate of fair value.

    SENIOR NOTES AND SUBORDINATED NOTES--The estimated fair value of the Senior Notes and subordinated notes in the following table are based on dealer quotes (in thousands):

                                   DECEMBER 31, 1995     DECEMBER 31, 1996     SEPTEMBER 30, 1997
                                  --------------------  --------------------  --------------------
                                             ESTIMATED             ESTIMATED             ESTIMATED
                                  CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR
                                   AMOUNT      VALUE     AMOUNT      VALUE     AMOUNT      VALUE
                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                  (UNAUDITED)
Senior Notes....................  $ 187,525  $ 183,350  $ 187,721  $ 190,475  $ 150,307  $ 166,060
Subordinated notes..............  $  38,221  $  38,220  $  38,225  $  44,616  $  38,228  $  48,907

P. COMMITMENTS AND CONTINGENCIES

    The Company believes that it is subject to risks and uncertainties common to the homebuilding industry as follows: (i) cyclical markets sensitive to changes in general and local economic conditions; (ii) volatility of interest rates, which affects homebuilding demand and may affect credit availability; (iii) seasonal nature of the business due to weather-related factors; (iv) significant fluctuations in the price of building materials, particularly lumber, and of finished lots and subcontract labor; (v) counterparty non-performance risk associated with performance bonds; and (vi) environmental regulations which vary significantly according to a site's condition, location and former uses. The Company's operations are concentrated in the geographic regions of Colorado, the Mid-Atlantic, California and Arizona.

    To reduce exposure to fluctuations in interest rates, HomeAmerican makes commitments to originate (buy) and sell loans and mortgage-backed securities. At September 30, 1997 and December 31, 1996, commitments by HomeAmerican to originate mortgage loans totalled $43,250,000 and $22,929,000, respectively, at market rates of interest. At September 30, 1997 and December 31, 1996, unexpired short-term forward commitments to sell loans totalled $80,520,000 and $65,980,000, respectively, at market rates of interest.

    MDC leases office space, equipment and certain of its model show homes under noncancellable operating leases.

                             M.D.C. HOLDINGS, INC.

P. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At December 31, 1996, future minimum rental payments for leases with initial terms in excess of one year were as follows (in thousands):

1997................................................  $   1,490
1998................................................  $   1,381
1999................................................  $     972
2000................................................  $     438
2001................................................  $     281

    Rent expense under cancellable and noncancellable leases totalled $2,877,000, $2,662,000 and $3,250,000 for the years ended December 31, 1996,
1995 and 1994, respectively.

    At September 30, 1997 and December 31, 1996, MDC had entered into agreements to guarantee payment of principal and interest on $26,980,000 principal amount of bonds issued by municipal agencies to fund the development of project infrastructure for a master-planned community in Colorado.

Q. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                          NINE MONTHS
                                                                                      ENDED SEPTEMBER 30,
                                                         YEAR ENDED DECEMBER 31,
                                                     -------------------------------  --------------------
                                                       1994       1995       1996       1996       1997
                                                     ---------  ---------  ---------  ---------  ---------
                                                                                          (UNAUDITED)
Cash Paid During the Period for:
  Interest, net of amounts capitalized.............  $  15,313  $   8,923  $   7,892  $   1,791  $      --
  Income taxes.....................................  $  32,529  $   7,155  $   8,941  $   4,278  $   8,678
Land purchases financed by seller..................  $   4,164  $   4,787  $   5,852  $   5,858  $      --
Land sales financed by MDC.........................  $   1,438  $   1,609  $     205  $     271  $     867
Disposition of land inventories collateralized by
  notes payable
  Inventories......................................  $   2,864  $   1,270         --         --         --
  Notes payable....................................  $   2,176  $   1,270         --         --         --
  Accrued interest and other liabilities...........  $     688         --         --         --         --

R. RELATED PARTY TRANSACTIONS

    MDC has transacted business with related or affiliated companies and with certain officers and directors of the Company.

    FAMC had agreements through September 30, 1996 with Asset Investors Corporation and Commercial Assets, Inc., each a publicly traded REIT, to advise them on various facets of their business and to manage their day-to-day operations subject to the supervision of their respective boards of directors. FAMC earned fees from management and administration, including from acquisitions and incentives from these agreements which are included in asset management revenues of $2,373,000, $3,324,000 and $2,780,000 during 1996, 1995 and 1994, respectively.

                             M.D.C. HOLDINGS, INC.

R. RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company acquired certain assets from Messrs. Mizel and Mandarich in February 1994. See Note G.

    On December 28, 1989, MDC granted loans to Messrs. Mizel and Mandarich for purposes of purchasing shares of common stock of Richmond Homes. On February 2, 1994, in conjunction with MDC's acquisition of Richmond Homes common stock from Messrs. Mizel and Mandarich as discussed in Note G, MDC exchanged these loans for new loans of equal amount. Each of the notes evidencing the new loans now provides that, upon sale of any of the MDC Common Stock acquired by Messrs. Mizel and Mandarich in exchange for their respective Richmond Homes common stock, the cash proceeds shall be remitted to the Company in payment of accrued interest and principal under the notes. The new loans, which mature in 1999, bear interest at 8.0% and are unsecured. At September 30, 1997, $280,000 of such loans were outstanding, and at both December 31, 1996 and 1995, $840,000 of such loans were outstanding. Interest income of $23,000 was recognized on these loans in the nine months ended September 30, 1997, and $67,000 was recognized on these loans in each of 1996, 1995 and 1994.

    The Company utilizes the services of companies owned by two former employees of the Company, one of whom is the brother-in-law of a current officer and director of the Company. During the nine months ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, the Company paid $1,403,000, $3,018,000, $3,586,000, $7,372,000 and $11,880,000, respectively, for plumbing, door and millwork services provided by these companies.

    The Company leases office space and furniture to certain organizations in which certain officers and/ or directors of the Company have an ownership interest. The rental revenue from those leases totalled $71,000, $72,000, $96,000, $320,000 and $250,000, respectively, in the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994.

    The Company utilizes in the ordinary course of business the services of a marketing and communications firm which is owned by the brother-in-law of an officer and director of the Company. Total fees paid for advertising and marketing design services were $470,000, $431,000, $499,000, $188,000 and
$275,000, respectively, in the nine months ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994.

    During 1996, the Company purchased, for $1,089,000, a parcel of land from a partnership in which an officer and director of the Company had an indirect ownership interest.

                             M.D.C. HOLDINGS, INC.

S. SUMMARIZED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

    Unaudited summarized quarterly consolidated financial information for the nine months ended September 30, 1997 and the two years ended December 31, 1996 is as follows (in thousands, except per share amounts):

                                                                                            QUARTER
                                                                               ----------------------------------
                                                                                 THIRD       SECOND      FIRST
                                                                               ----------  ----------  ----------
1997
Revenues.....................................................................  $  266,618  $  237,285  $  193,819
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Income before extraordinary item.............................................  $    7,302  $    5,134  $    3,586
Extraordinary Loss...........................................................          --          --      (2,179)
                                                                               ----------  ----------  ----------
  Net Income.................................................................  $    7,302  $    5,134  $    1,407
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Earnings Per Share
Primary
  Income before extraordinary item...........................................  $      .40  $      .29  $      .19
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Net Income.................................................................  $      .40  $      .29  $      .08
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Fully Diluted
  Income before extraordinary item...........................................  $      .35  $      .26  $      .18
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Net Income.................................................................  $      .35  $      .26  $      .08
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted-Average Shares Outstanding
  Primary....................................................................      18,166      17,970      18,494
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Fully Diluted..............................................................      21,833      21,614      22,156
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                                                                                      QUARTER
                                                                   ----------------------------------------------
                                                                     FOURTH      THIRD       SECOND      FIRST
                                                                   ----------  ----------  ----------  ----------
1996
Revenues.........................................................  $  252,266  $  233,307  $  237,776  $  199,246
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Income before extraordinary item.................................  $    6,340  $    5,603  $    4,532  $    4,324
Extraordinary Loss...............................................          --          --        (421)         --
                                                                   ----------  ----------  ----------  ----------
  Net Income.....................................................  $    6,340  $    5,603  $    4,111  $    4,324
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Earnings Per Share
Primary
  Income before extraordinary item...............................  $      .34  $      .30  $      .23  $      .22
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
  Net Income.....................................................  $      .34  $      .30  $      .21  $      .22
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Fully Diluted
  Income before extraordinary item...............................  $      .30  $      .27  $      .21  $      .20
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
  Net Income.....................................................  $      .30  $      .27  $      .20  $      .20
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Weighted-Average Shares Outstanding
  Primary........................................................      18,544      18,849      19,365      19,863
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
  Fully Diluted..................................................      22,296      22,462      22,978      23,510
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

                             M.D.C. HOLDINGS, INC.

S. SUMMARIZED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
(CONTINUED)

                                                                                      QUARTER
                                                                   ----------------------------------------------
                                                                     FOURTH      THIRD       SECOND      FIRST
                                                                   ----------  ----------  ----------  ----------
1995
Revenues.........................................................  $  227,174  $  233,471  $  214,119  $  191,092
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
  Net Income.....................................................  $    3,306  $    5,545  $    4,331  $    4,068
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Earnings Per Share
  Primary........................................................  $      .17  $      .28  $      .21  $      .20
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
  Fully Diluted..................................................  $      .16  $      .25  $      .20  $      .19
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Weighted-Average Shares Outstanding
  Primary........................................................      20,021      20,052      20,305      20,323
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
  Fully Diluted..................................................      23,649      23,736      24,006      23,936
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

T. SUPPLEMENTAL GUARANTOR INFORMATION

    The Senior Notes are unconditionally guaranteed on an unsecured subordinated basis, jointly and severally, by Richmond American Homes of California, Inc., Richmond American Homes of Maryland, Inc., Richmond American Homes of Nevada, Inc., Richmond American Homes of Virginia, Inc., Richmond American Homes of Arizona, Inc. (formerly known as Richmond American Homes, Inc.) and Richmond Homes (collectively, the "Guarantors"). The Guaranties are subordinated to all Guarantor Senior Indebtedness (as defined in the Senior Notes Indenture).

    Supplemental combining financial information follows.

                             M.D.C. HOLDINGS, INC.

                      SUPPLEMENTAL COMBINING BALANCE SHEET

                               SEPTEMBER 30, 1997

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                          UNCONSOLIDATED
                                              ---------------------------------------
                                                           GUARANTOR   NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                                 MDC      SUBSIDIARIES  SUBSIDIARIES     ENTRIES        MDC
                                              ----------  -----------  --------------  -----------  ------------

ASSETS

Corporate
  Cash and cash equivalents.................  $    8,349   $      --     $       --    $        --   $    8,349
  Investments in subsidiaries...............     185,377          --         17,435       (202,812)          --
  Advances and notes receivable-- Parent and
    subsidiaries............................     220,549          --             --       (220,549)          --
  Other assets..............................      31,726          --            107             --       31,833
                                              ----------  -----------  --------------  -----------  ------------
                                                 446,001          --         17,542       (423,361)      40,182
                                              ----------  -----------  --------------  -----------  ------------
Homebuilding
  Cash and cash equivalents.................          --       4,465             49             --        4,514
  Inventories, net
    Housing completed or under
      construction..........................          --     263,891             --             --      263,891
    Land and land under development.........          --     157,777         22,220           (801)     179,196
  Other assets..............................       5,299      59,764         22,342        (11,809)      75,596
                                              ----------  -----------  --------------  -----------  ------------
                                                   5,299     485,897         44,611        (12,610)     523,197
                                              ----------  -----------  --------------  -----------  ------------
Financial Services..........................          --          --         79,649             --       79,649
                                              ----------  -----------  --------------  -----------  ------------
      Total Assets..........................  $  451,300   $ 485,897     $  141,802    $  (435,971)  $  643,028
                                              ----------  -----------  --------------  -----------  ------------
                                              ----------  -----------  --------------  -----------  ------------

LIABILITIES
Corporate
  Accounts payable and accrued expenses.....  $   17,296   $      --     $      311    $        --   $   17,607
  Advances and notes payable--Parent and
    subsidiaries............................       4,937     194,354         28,889       (228,180)          --
  Income taxes payable......................      11,232          --             --             --       11,232
  Note payable..............................       3,446          --             --             --        3,446
  Senior Notes, net.........................     150,307          --             --             --      150,307
  Subordinated notes, net...................      38,228          --             --             --       38,228
                                              ----------  -----------  --------------  -----------  ------------
                                                 225,446     194,354         29,200       (228,180)     220,820
                                              ----------  -----------  --------------  -----------  ------------
  Homebuilding
    Accounts payable and accrued expenses...       3,905      84,767         22,107             --      110,779
    Line of credit and notes payable........          --      47,926             --             --       47,926
                                              ----------  -----------  --------------  -----------  ------------
                                                   3,905     132,693         22,107             --      158,705
                                              ----------  -----------  --------------  -----------  ------------
Financial Services..........................          --          --         52,514        (10,960)      41,554
                                              ----------  -----------  --------------  -----------  ------------
      Total Liabilities.....................     229,351     327,047        103,821       (239,140)     421,079
                                              ----------  -----------  --------------  -----------  ------------
STOCKHOLDERS' EQUITY........................     221,949     158,850         37,981       (196,831)     221,949
                                              ----------  -----------  --------------  -----------  ------------
      Total Liabilities and Stockholders'
        Equity..............................  $  451,300   $ 485,897     $  141,802    $  (435,971)  $  643,028
                                              ----------  -----------  --------------  -----------  ------------
                                              ----------  -----------  --------------  -----------  ------------

                             M.D.C. HOLDINGS, INC.

                      SUPPLEMENTAL COMBINING BALANCE SHEET

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

                                                          UNCONSOLIDATED
                                              ---------------------------------------
                                                           GUARANTOR   NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                                 MDC      SUBSIDIARIES  SUBSIDIARIES     ENTRIES        MDC
                                              ----------  -----------  --------------  -----------  ------------

ASSETS

Corporate
  Cash and cash equivalents.................  $    7,235   $      --     $       --    $        --   $    7,235
  Investments in subsidiaries...............     219,387          --         17,434       (236,821)          --
  Advances and notes receivable-- Parent and
    subsidiaries............................     207,946           4            787       (208,737)          --
  Other assets..............................      32,780          --            147             --       32,927
                                              ----------  -----------  --------------  -----------  ------------
                                                 467,348           4         18,368       (445,558)      40,162
                                              ----------  -----------  --------------  -----------  ------------
Homebuilding
  Cash and cash equivalents.................           1       3,391              1             --        3,393
  Inventories, net
    Housing completed or under
      construction..........................          --     251,885             --             --      251,885
    Land and land under development.........          --     159,871         24,031           (975)     182,927
  Other assets..............................       7,582      48,737         20,775         (3,995)      73,099
                                              ----------  -----------  --------------  -----------  ------------
                                                   7,583     463,884         44,807         (4,970)     511,304
                                              ----------  -----------  --------------  -----------  ------------
Financial Services..........................          --          --         65,837             --       65,837
                                              ----------  -----------  --------------  -----------  ------------
      Total Assets..........................  $  474,931   $ 463,888     $  129,012    $  (450,528)  $  617,303
                                              ----------  -----------  --------------  -----------  ------------
                                              ----------  -----------  --------------  -----------  ------------

LIABILITIES

Corporate
  Accounts payable and accrued expenses.....  $   13,086   $      --     $      433    $        --   $   13,519
  Advances and notes payable--Parent and
    subsidiaries............................       2,085     197,448         36,119       (235,652)          --
  Income taxes payable......................      11,434          --             --             --       11,434
  Note payable..............................       3,487          --             --             --        3,487
  Senior Notes, net.........................     187,721          --             --             --      187,721
  Subordinated notes, net...................      38,225          --             --             --       38,225
                                              ----------  -----------  --------------  -----------  ------------
                                                 256,038     197,448         36,552       (235,652)     254,386
                                              ----------  -----------  --------------  -----------  ------------
Homebuilding
  Accounts payable and accrued expenses.....       5,046      88,240         21,508             --      114,794
  Line of credit and notes payable..........          --      14,895             --             --       14,895
                                              ----------  -----------  --------------  -----------  ------------
                                                   5,046     103,135         21,508             --      129,689
                                              ----------  -----------  --------------  -----------  ------------
Financial Services..........................          --          --         23,376         (3,995)      19,381
                                              ----------  -----------  --------------  -----------  ------------
      Total Liabilities.....................     261,084     300,583         81,436       (239,647)     403,456
                                              ----------  -----------  --------------  -----------  ------------
STOCKHOLDERS' EQUITY........................     213,847     163,305         47,576       (210,881)     213,847
                                              ----------  -----------  --------------  -----------  ------------
      Total Liabilities and Stockholders'
        Equity..............................  $  474,931   $ 463,888     $  129,012    $  (450,528)  $  617,303
                                              ----------  -----------  --------------  -----------  ------------
                                              ----------  -----------  --------------  -----------  ------------

                             M.D.C. HOLDINGS, INC.

                      SUPPLEMENTAL COMBINING BALANCE SHEET

                               DECEMBER 31, 1995

                                 (IN THOUSANDS)

                                                          UNCONSOLIDATED
                                              ---------------------------------------
                                                           GUARANTOR   NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                                 MDC      SUBSIDIARIES  SUBSIDIARIES     ENTRIES        MDC
                                              ----------  -----------  --------------  -----------  ------------

ASSETS

Corporate
  Cash and cash equivalents.................  $   10,290   $      --     $       --    $        --   $   10,290
  Investments in and advances to parent and
    subsidiaries............................     514,350          33         38,984       (553,367)          --
  Other assets..............................      36,941          --            100             --       37,041
                                              ----------  -----------  --------------  -----------  ------------
                                                 561,581          33         39,084       (553,367)      47,331
                                              ----------  -----------  --------------  -----------  ------------
Homebuilding
  Cash and cash equivalents.................           6       5,054             36             --        5,096
  Home sales and other accounts
    receivable..............................          --      37,726             --        (11,534)      26,192
  Inventories, net
    Housing completed or under
      construction..........................          --     265,205             --             --      265,205
    Land and land under development.........          --     150,531         27,676         (1,247)     176,960
  Other assets..............................      10,114      38,453             25             --       48,592
                                              ----------  -----------  --------------  -----------  ------------
                                                  10,120     496,969         27,737        (12,781)     522,045
                                              ----------  -----------  --------------  -----------  ------------
Financial Services..........................          --          --         65,435             --       65,435
                                              ----------  -----------  --------------  -----------  ------------
      Total Assets..........................  $  571,701   $ 497,002     $  132,256    $  (566,148)  $  634,811
                                              ----------  -----------  --------------  -----------  ------------
                                              ----------  -----------  --------------  -----------  ------------

LIABILITIES

Corporate
  Accounts payable and accrued expenses.....  $   17,897   $      --     $      995    $        --   $   18,892
  Advances and notes payable--Parent and
    subsidiaries............................      98,525     210,754         20,434       (329,713)          --
  Income taxes payable......................      11,930          --             --             --       11,930
  Note payable..............................       3,537          --             --             --        3,537
  Senior Notes, net.........................     187,525          --             --             --      187,525
  Subordinated notes, net...................      38,221          --             --             --       38,221
                                              ----------  -----------  --------------  -----------  ------------
                                                 357,635     210,754         21,429       (329,713)     260,105
                                              ----------  -----------  --------------  -----------  ------------
Homebuilding
  Accounts payable and accrued expenses.....       5,403      75,831            924              6       82,164
  Lines of credit and notes payable.........       3,630      46,682          3,749             --       54,061
                                              ----------  -----------  --------------  -----------  ------------
                                                   9,033     122,513          4,673              6      136,225
                                              ----------  -----------  --------------  -----------  ------------
Financial Services..........................          --          --         45,011        (11,563)      33,448
                                              ----------  -----------  --------------  -----------  ------------
      Total Liabilities.....................     366,668     333,267         71,113       (341,270)     429,778
                                              ----------  -----------  --------------  -----------  ------------
STOCKHOLDERS' EQUITY........................     205,033     163,735         61,143       (224,878)     205,033
                                              ----------  -----------  --------------  -----------  ------------
      Total Liabilities and Stockholders'
        Equity..............................  $  571,701   $ 497,002     $  132,256    $  (566,148)  $  634,811
                                              ----------  -----------  --------------  -----------  ------------
                                              ----------  -----------  --------------  -----------  ------------

                             M.D.C. HOLDINGS, INC.

                  SUPPLEMENTAL COMBINING STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                  (UNAUDITED)

                                                              UNCONSOLIDATED
                                                  ---------------------------------------
                                                               GUARANTOR   NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                                     MDC      SUBSIDIARIES  SUBSIDIARIES     ENTRIES        MDC
                                                  ----------  -----------  --------------  -----------  ------------
REVENUES
  Homebuilding..................................  $      176   $ 682,768     $      804     $      --    $  683,748
  Financial Services............................          --          --         13,017            --        13,017
  Corporate.....................................         727           9            221            --           957
  Equity in earnings of subsidiaries............      19,146          --             --       (19,146)           --
                                                  ----------  -----------       -------    -----------  ------------
    Total Revenues..............................      20,049     682,777         14,042       (19,146)      697,722
                                                  ----------  -----------       -------    -----------  ------------
COSTS AND EXPENSES
  Homebuilding..................................         116     655,038            843           227       656,224
  Financial Services............................          --          --          6,700            --         6,700
  Corporate general and administrative..........       8,186          --              8            --         8,194
  Corporate and homebuilding interest...........     (14,096)     13,094          1,582           181           761
                                                  ----------  -----------       -------    -----------  ------------
    Total Expenses..............................      (5,794)    668,132          9,133           408       671,879
                                                  ----------  -----------       -------    -----------  ------------
  Income before income taxes and extraordinary
    item........................................      25,843      14,645          4,909       (19,554)       25,843
  Provision for income taxes....................      (9,821)     (5,681)        (1,840)        7,521        (9,821)
                                                  ----------  -----------       -------    -----------  ------------
  Income before extraordinary item..............      16,022       8,964          3,069       (12,033)       16,022
  Extraordinary loss, net of income tax benefit
    of $1,336...................................      (2,179)         --             --            --        (2,179)
                                                  ----------  -----------       -------    -----------  ------------
NET INCOME......................................  $   13,843   $   8,964     $    3,069     $ (12,033)   $   13,843
                                                  ----------  -----------       -------    -----------  ------------
                                                  ----------  -----------       -------    -----------  ------------

                                        NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                    (UNAUDITED)

                                                              UNCONSOLIDATED
                                                  ---------------------------------------
                                                               GUARANTOR   NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                                     MDC      SUBSIDIARIES  SUBSIDIARIES     ENTRIES        MDC
                                                  ----------  -----------  --------------  -----------  ------------
REVENUES
  Homebuilding..................................  $      189   $ 644,046     $      104     $      --    $  644,339
  Financial Services............................          --          --         25,034            --        25,034
  Corporate.....................................         932          13             11            --           956
  Equity in earnings of subsidiaries............      18,176          --             --       (18,176)           --
                                                  ----------  -----------       -------    -----------  ------------
    Total Revenues..............................      19,297     644,059         25,149       (18,176)      670,329
                                                  ----------  -----------       -------    -----------  ------------
COSTS AND EXPENSES
  Homebuilding..................................         603     625,089            439           225       626,356
  Financial Services............................          --          --          9,335            --         9,335
  Corporate general and administrative    ......       8,478          --             23            --         8,501
  Corporate and homebuilding interest...........     (12,557)     13,734          2,071           116         3,364
                                                  ----------  -----------       -------    -----------  ------------
    Total Expenses..............................      (3,476)    638,823         11,868           341       647,556
                                                  ----------  -----------       -------    -----------  ------------
  Income before income taxes and extraordinary
    item........................................      22,773       5,236         13,281       (18,517)       22,773
  Provision for income taxes....................      (8,314)     (1,979)        (5,258)        7,237        (8,314)
                                                  ----------  -----------       -------    -----------  ------------
  Income before extraordinary item..............      14,459       3,257          8,023       (11,280)       14,459
  Extraordinary loss, net of income tax benefit
    of $242.....................................        (421)         --             --            --          (421)
                                                  ----------  -----------       -------    -----------  ------------
NET INCOME......................................  $   14,038   $   3,257     $    8,023     $ (11,280)   $   14,038
                                                  ----------  -----------       -------    -----------  ------------
                                                  ----------  -----------       -------    -----------  ------------

                             M.D.C. HOLDINGS, INC.

                  SUPPLEMENTAL COMBINING STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                          YEAR ENDED DECEMBER 31, 1996

                                                                UNCONSOLIDATED
                                                    --------------------------------------
                                                                GUARANTOR   NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                                       MDC     SUBSIDIARIES  SUBSIDIARIES     ENTRIES        MDC
                                                    ---------  -----------  --------------  -----------  ------------
REVENUES
  Homebuilding....................................  $     275   $ 890,059     $      202     $      --    $  890,536
  Financial Services..............................         --          --         30,578            --        30,578
  Corporate.......................................      1,429          23             29            --         1,481
  Equity in earnings of subsidiaries..............     25,582          --             --       (25,582)           --
                                                    ---------  -----------       -------    -----------  ------------
    Total Revenues................................     27,286     890,082         30,809       (25,582)      922,595
                                                    ---------  -----------       -------    -----------  ------------
COSTS AND EXPENSES
  Homebuilding....................................        482     861,156            631           300       862,569
  Financial Services..............................         --          --         11,921            --        11,921
  Corporate general and administrative............     11,555          --             23            --        11,578
  Corporate and homebuilding interest.............    (17,505)     18,534          2,581           163         3,773
                                                    ---------  -----------       -------    -----------  ------------
    Total Expenses................................     (5,468)    879,690         15,156           463       889,841
                                                    ---------  -----------       -------    -----------  ------------
  Income before income taxes and extraordinary
    item..........................................     32,754      10,392         15,653       (26,045)       32,754
  Provision for income taxes......................     11,955       3,950          6,175       (10,125)       11,955
  Extraordinary item, net.........................       (421)         --             --            --          (421)
                                                    ---------  -----------       -------    -----------  ------------
NET INCOME........................................  $  20,378   $   6,442     $    9,478     $ (15,920)   $   20,378
                                                    ---------  -----------       -------    -----------  ------------
                                                    ---------  -----------       -------    -----------  ------------

                          YEAR ENDED DECEMBER 31, 1995

                                                              UNCONSOLIDATED
                                                  ---------------------------------------
                                                               GUARANTOR   NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                                     MDC      SUBSIDIARIES  SUBSIDIARIES     ENTRIES        MDC
                                                  ----------  -----------  --------------  -----------  ------------
REVENUES
  Homebuilding..................................  $      393   $ 839,913     $       56     $      --    $  840,362
  Financial Services............................          --          --         23,948            --        23,948
  Corporate.....................................       1,546          --             --            --         1,546
  Equity in earnings of subsidiaries............      24,353          --             --       (24,353)           --
                                                  ----------  -----------       -------    -----------  ------------
    Total Revenues..............................      26,292     839,913         24,004       (24,353)      865,856
                                                  ----------  -----------       -------    -----------  ------------
COSTS AND EXPENSES
  Homebuilding..................................         555     805,804            685           300       807,344
  Financial Services............................          --          --         10,610            --        10,610
  Corporate general and administrative..........      13,416          --             62            --        13,478
  Corporate and homebuilding interest...........     (14,330)     20,477          1,512           114         7,773
                                                  ----------  -----------       -------    -----------  ------------
    Total Expenses..............................        (359)    826,281         12,869           414       839,205
                                                  ----------  -----------       -------    -----------  ------------
  Income before income taxes....................      26,651      13,632         11,135       (24,767)       26,651
  Provision for income taxes....................       9,401       5,180          3,127        (8,307)        9,401
                                                  ----------  -----------       -------    -----------  ------------
NET INCOME......................................  $   17,250   $   8,452     $    8,008     $ (16,460)   $   17,250
                                                  ----------  -----------       -------    -----------  ------------
                                                  ----------  -----------       -------    -----------  ------------

                             M.D.C. HOLDINGS, INC.

                  SUPPLEMENTAL COMBINING STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                          YEAR ENDED DECEMBER 31, 1994

                                                              UNCONSOLIDATED
                                                  ---------------------------------------
                                                               GUARANTOR   NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                                     MDC      SUBSIDIARIES  SUBSIDIARIES     ENTRIES        MDC
                                                  ----------  -----------  --------------  -----------  ------------
REVENUES
  Homebuilding..................................  $      131   $ 794,542     $    3,400     $  (4,280)   $  793,793
  Financial Services............................          --          --         22,095            --        22,095
  Corporate.....................................       1,294          --             63            --         1,357
  Equity in earnings of subsidiaries............      36,187       4,351          2,230       (42,768)           --
                                                  ----------  -----------       -------    -----------  ------------
      Total Revenues............................      37,612     798,893         27,788       (47,048)      817,245
                                                  ----------  -----------       -------    -----------  ------------
COSTS AND EXPENSES
  Homebuilding..................................       2,432     746,278          3,122        (2,503)      749,329
  Financial Services............................          --          --         12,348            --        12,348
  Corporate general and administrative..........      14,876          --            256            --        15,132
  Corporate and homebuilding interest...........     (10,678)     18,144          3,836        (1,848)        9,454
                                                  ----------  -----------       -------    -----------  ------------
      Total Expenses............................       6,630     764,422         19,562        (4,351)      786,263
                                                  ----------  -----------       -------    -----------  ------------
  Income before income taxes....................      30,982      34,471          8,226       (42,697)       30,982
  Provision for income taxes....................      11,727      13,444          3,208       (16,652)       11,727
                                                  ----------  -----------       -------    -----------  ------------
NET INCOME......................................  $   19,255   $  21,027     $    5,018     $ (26,045)   $   19,255
                                                  ----------  -----------       -------    -----------  ------------
                                                  ----------  -----------       -------    -----------  ------------

                             M.D.C. HOLDINGS, INC.

                 SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                  (UNAUDITED)

                                                              UNCONSOLIDATED
                                                  ---------------------------------------
                                                               GUARANTOR   NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                                     MDC      SUBSIDIARIES  SUBSIDIARIES     ENTRIES        MDC
                                                  ----------  -----------  --------------  -----------  ------------
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES....................................  $   55,464   $ (28,226)    $  (13,408)    $ (19,284)   $   (5,454)
                                                  ----------  -----------  --------------  -----------  ------------
NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES....................................     (11,567)       (588)         2,208        11,812         1,865
                                                  ----------  -----------  --------------  -----------  ------------
FINANCING ACTIVITIES
Net Increase (Reduction) in Borrowings From
  Parent and Subsidiaries.......................       2,852      (3,094)        (7,230)        7,472            --
Lines of Credit
  Advances......................................          --     749,300         18,575            --       767,875
  Principal payments............................          --    (716,132)            --            --      (716,132)
Notes Payable...................................     (37,897)       (137)            --            --       (38,034)
Other, net......................................      (7,739)         --             --            --        (7,739)
                                                  ----------  -----------  --------------  -----------  ------------
Net Cash Provided By (Used In) Financing
  Activities....................................     (42,784)     29,937         11,345         7,472         5,970
                                                  ----------  -----------  --------------  -----------  ------------
Net Increase In Cash and Cash Equivalents.......       1,113       1,123            145            --         2,381
Cash and Cash Equivalents
  Beginning of Period...........................       7,236       3,391            677            --        11,304
                                                  ----------  -----------  --------------  -----------  ------------
  End of Period.................................  $    8,349   $   4,514     $      822     $      --    $   13,685
                                                  ----------  -----------  --------------  -----------  ------------
                                                  ----------  -----------  --------------  -----------  ------------

                                        NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                    (UNAUDITED)

NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES....................................  $  112,289   $  17,169     $   (4,963)    $ (88,844)   $   35,651
                                                  ----------  -----------  --------------  -----------  ------------
NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES....................................     (21,073)        751         (2,585)       27,591         4,684
                                                  ----------  -----------  --------------  -----------  ------------
FINANCING ACTIVITIES
Net Increase (Reduction) in Borrowings From
  Parent and Subsidiaries.......................     (75,873)      6,590          8,030        61,253            --
Lines of Credit
  Advances......................................          --     743,462             --            --       743,462
  Principal payments............................          --    (766,361)            --            --      (766,361)
Other, net......................................     (14,395)     (2,544)        (3,749)           --       (20,688)
                                                  ----------  -----------  --------------  -----------  ------------
Net Cash Provided By (Used In) Financing
  Activities....................................     (90,268)    (18,853)         4,281        61,253       (43,587)
                                                  ----------  -----------  --------------  -----------  ------------
Net Increase (Decrease) In Cash and Cash
  Equivalents...................................         948        (933)        (3,267)           --        (3,252)
Cash and Cash Equivalents
  Beginning of Period...........................      10,296       5,054          5,445            --        20,795
                                                  ----------  -----------  --------------  -----------  ------------
  End of Period.................................  $   11,244   $   4,121     $    2,178     $      --    $   17,543
                                                  ----------  -----------  --------------  -----------  ------------
                                                  ----------  -----------  --------------  -----------  ------------

                             M.D.C. HOLDINGS, INC.

                SUPPLEMENTAL COMBINING STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                          YEAR ENDED DECEMBER 31, 1996

                                                          UNCONSOLIDATED
                                              ---------------------------------------
                                                                             NON-
                                                             GUARANTOR     GUARANTOR   ELIMINATING  CONSOLIDATED
                                                  MDC      SUBSIDIARIES   SUBSIDIARIES   ENTRIES         MDC
                                              -----------  -------------  -----------  -----------  -------------
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES................................  $   105,475  $      47,212   $ (34,203)   $ (70,559)  $      47,925
                                              -----------  -------------  -----------  -----------  -------------
NET CASH PROVIDED BY INVESTING ACTIVITIES...        4,947          2,082      30,471      (23,502)         13,998
                                              -----------  -------------  -----------  -----------  -------------
FINANCING ACTIVITIES
Net Increase (Reduction) in Borrowings From
  Parent and Subsidiaries...................      (96,440)       (13,306)     15,685       94,061              --
Lines of Credit
  Advances..................................           --      1,008,531          --           --       1,008,531
  Principal payments........................           --     (1,040,189)    (12,972)          --      (1,053,161)
Other, net..................................      (17,042)        (5,993)     (3,749)          --         (26,784)
                                              -----------  -------------  -----------  -----------  -------------
Net Cash Used In Financing Activities.......     (113,482)       (50,957)     (1,036)      94,061         (71,414)
                                              -----------  -------------  -----------  -----------  -------------
Net Decrease In Cash and Cash Equivalents...       (3,060)        (1,663)     (4,768)                      (9,491)
Cash and Cash Equivalents
  Beginning Of Year.........................       10,296          5,054       5,445           --          20,795
                                              -----------  -------------  -----------  -----------  -------------
  End Of Year...............................  $     7,236  $       3,391   $     677    $      --   $      11,304
                                              -----------  -------------  -----------  -----------  -------------
                                              -----------  -------------  -----------  -----------  -------------

                          YEAR ENDED DECEMBER 31, 1995

                                                          UNCONSOLIDATED
                                              ---------------------------------------
                                                                             NON-
                                                             GUARANTOR     GUARANTOR   ELIMINATING  CONSOLIDATED
                                                  MDC      SUBSIDIARIES   SUBSIDIARIES   ENTRIES         MDC
                                              -----------  -------------  -----------  -----------  -------------
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES................................  $    33,423  $         921   $(100,404)   $  88,613   $      22,553
NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES................................      (65,794)         1,482      92,870      (19,830)          8,728
                                              -----------  -------------  -----------  -----------  -------------
FINANCING ACTIVITIES........................
Net Increase in Borrowings From Parent and
  Subsidiaries..............................       19,860         35,874      13,049      (68,783)             --
Lines of Credit
  Advances..................................           --        741,053          --           --         741,053
  Principal payments........................           --       (759,895)     (1,221)          --        (761,116)
Principal Payments on Notes Payable.........         (992)       (25,151)     (1,547)          --         (27,690)
Other, net..................................       (7,411)         1,114          --           --          (6,297)
                                              -----------  -------------  -----------  -----------  -------------
Net Cash Provided By (Used In) Financing
  Activities................................       11,457         (7,005)     10,281      (68,783)        (54,050)
                                              -----------  -------------  -----------  -----------  -------------
Net Increase (Decrease) In Cash and Cash
  Equivalents...............................      (20,914)        (4,602)      2,747           --         (22,769)
Cash and Cash Equivalents
  Beginning Of Year.........................       31,210          9,656       2,698           --          43,564
                                              -----------  -------------  -----------  -----------  -------------
  End Of Year...............................  $    10,296  $       5,054   $   5,445    $      --   $      20,795
                                              -----------  -------------  -----------  -----------  -------------
                                              -----------  -------------  -----------  -----------  -------------

                             M.D.C. HOLDINGS, INC.

                 SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                          YEAR ENDED DECEMBER 31, 1994

                                                            UNCONSOLIDATED
                                                 ------------------------------------
                                                                             NON-
                                                              GUARANTOR    GUARANTOR   ELIMINATING  CONSOLIDATED
                                                    MDC      SUBSIDIARIES SUBSIDIARIES   ENTRIES        MDC
                                                 ----------  -----------  -----------  -----------  ------------
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES...................................  $  (22,467)  $ (29,215)   $   3,239    $  11,653    $  (36,790)
                                                 ----------  -----------  -----------  -----------  ------------
NET CASH PROVIDED BY INVESTING ACTIVITIES......      20,604       5,498       17,545      (24,379)       19,268
                                                 ----------  -----------  -----------  -----------  ------------
FINANCING ACTIVITIES
Net Increase (Reduction) in Borrowings From
  Parent and Subsidiaries......................      (1,623)     18,905      (12,675)      (4,607)           --
Lines of Credit
  Advances.....................................          --     641,874           --           --       641,874
  Principal payments...........................          --    (606,160)      (6,289)          --      (612,449)
Notes Payable
  Borrowings...................................          --      15,870           --           --        15,870
  Principal payments...........................      (5,370)    (37,575)      (1,890)          --       (44,835)
Maturity of Affiliate-Owned Debt...............          --     (17,333)          --       17,333            --
Other, net.....................................      (2,377)         --           --           --        (2,377)
                                                 ----------  -----------  -----------  -----------  ------------
Net Cash Provided By (Used In) Financing
  Activities...................................      (9,370)     15,581      (20,854)      12,726        (1,917)
                                                 ----------  -----------  -----------  -----------  ------------
Net Decrease In Cash and Cash Equivalents......     (11,233)     (8,136)         (70)          --       (19,439)
Cash and Cash Equivalents
  Beginning Of Year............................      42,443      17,792        2,768           --        63,003
                                                 ----------  -----------  -----------  -----------  ------------
  End Of Year..................................  $   31,210   $   9,656    $   2,698    $      --    $   43,564
                                                 ----------  -----------  -----------  -----------  ------------
                                                 ----------  -----------  -----------  -----------  ------------

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Investments in subsidiaries are accounted for on the equity method for purposes of the supplemental information. The Guarantors follow the accounting policies set forth in Note A.

    RELATED PARTIES. The Guarantors are members of a group of affiliated companies and have transactions and relationships with members of the group.

    MDC charges the Guarantors for a share of its general and administrative expenses, which amounted to $4,721,000, $4,332,000 and $3,926,000, respectively, in 1996, 1995 and 1994.

    MDC pays costs associated with certain litigation and other significant claims against the Guarantors which it considers to be general corporate expenses. Amounts paid by MDC on behalf of the Guarantors amounted to approximately $282,000, $270,000 and $769,000, respectively, in 1996, 1995 and
1994. In 1996 and 1995, MDC recovered a portion of such payments.

    Advances and notes receivable/payable--Parent (M.D.C. Holdings, Inc.) and subsidiaries consists of ongoing activities relating to the Guarantors' participation in MDC's cash management system and current and deferred income taxes.

    INCOME TAXES. The Guarantors report their results of operations as if they were separate taxpayers. The current tax liabilities and deferred income tax assets and liabilities of the Guarantors are reported in the financial statements in the Advances and notes receivable/payable--Parent and subsidiaries accounts.

PROSPECTUS

                                  $300,000,000

                             M.D.C. HOLDINGS, INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                             ---------------------

    M.D.C. Holdings, Inc. ("MDC" or the "Company") may offer from time to time in one or more series: (i) its unsecured debt securities ("Debt Securities"),
(ii) shares of its preferred stock, $.01 par value per share ("Preferred Stock") and (iii) shares of its common stock, $.01 par value per share ("Common Stock"), with an aggregate public offering price of up to $300,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock and Common Stock (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement. In the case of Debt Securities, the specific terms will include the title, aggregate principal amount, ranking, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, guarantees thereof (if any), terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Common Stock or Preferred Stock, covenants and any initial public offering price. In the case of Preferred Stock, the specific terms to be described in a Prospectus Supplement will include the designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price. In the case of Common Stock, the specific terms to be described in a Prospectus Supplement will include any initial public offering price.

    The applicable Prospectus Supplement also will contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 30, 1997

                             AVAILABLE INFORMATION

    The Company and certain of its subsidiaries that are co-registrants have filed jointly with the Securities and Exchange Commission (the "Commission") a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities that are being offered by this Prospectus. This Prospectus is part of the Registration Statement, but does not contain all of the information set forth in the Registration Statement. Certain parts of the Registration Statement are omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information about the Company and the Securities, interested persons are referred to the Registration Statement.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with those requirements, MDC files reports, proxy and information statements and other information with the Commission. The Registration Statement, as well as such reports, proxy and information statements and other information filed by the Company with the Commission, may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. The Commission also maintains an Internet Web Site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding MDC that are filed electronically with the Commission. In addition, such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, at 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 1-8951) pursuant to the Exchange Act are incorporated into this Prospectus by reference:

        (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

        (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997; and

       (iii) The Company's Current Report on Form 8-K dated October 22, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby (except for portions of such documents not deemed to be filed) shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date such documents are filed.

    Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the applicable Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of each document incorporated herein by reference (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference therein or herein). Requests for such copies should be directed to:
Daniel S. Japha, Secretary, M.D.C. Holdings, Inc., 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237, (303) 773-1100.

                                  THE COMPANY

    M.D.C. Holdings, Inc. is a Delaware corporation which originally was incorporated in Colorado in 1972. The Company is one of the ten largest homebuilders in the United States, building homes under the name "Richmond American Homes." MDC is a major regional homebuilder, with a significant presence in a number of selected growth markets. The Company is the largest homebuilder in Denver; among the top five builders in Riverside County, California, Northern Virginia, suburban Maryland, Tucson and Colorado Springs; among the top ten builders in Phoenix; and has a growing presence in Orange, Ventura, San Bernardino, Los Angeles and San Diego Counties, California and Las Vegas. The Company also builds homes in Sacramento and the San Francisco Bay area.

    The Company's strategy is to build quality homes at affordable prices, generally for the first-time and move-up buyer. Homes are constructed according to designs based on local customer preferences. The Company, as the general contractor, supervises construction of all of its projects and employs subcontractors for site development and home construction. The Company generally builds single-family detached homes except in Northern Virginia and suburban Maryland, where MDC also builds a significant number of townhomes.

    Homes are built and sold by wholly owned subsidiaries of the Company. The base prices for these homes range from approximately $80,000 to $400,000, although the Company builds homes with prices as high as $700,000. The Company's average sales price per home closed in both 1996 and the first six months of 1997 was $177,000.

    HomeAmerican Mortgage Corporation ("HomeAmerican"), a wholly owned subsidiary of MDC, is a full service mortgage lender originating mortgage loans primarily for MDC's home buyers through offices located in each of MDC's markets. As the principal originator of mortgage loans for MDC's home buyers, HomeAmerican is an integral part of MDC's homebuilding operations.

    The principal executive offices of the Company are located at 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237 (telephone (303) 773-1100).

                                USE OF PROCEEDS

    Unless otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the consolidated ratio of earnings to fixed charges for the Company for the periods indicated:

                                                  SIX MONTHS
                                                    ENDED
                                                   JUNE 30,                   FISCAL YEAR ENDED DECEMBER 31,
                                             --------------------  -----------------------------------------------------
                                               1997       1996       1996       1995       1994       1993       1992
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges
  (unaudited)(1)...........................       2.02       1.89       2.02       1.79       1.81       1.72       1.61

------------------------

(1) In computing the ratio of earnings to fixed charges, fixed charges consist of homebuilding and corporate interest expense plus (i) amortization and expensing of debt expenses; (ii) amortization of discount or premium relating to indebtedness; and (iii) capitalized interest. Earnings are computed by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest during the period to pretax earnings from continuing operations.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Debt Securities"), senior subordinated Debt Securities ("Senior Subordinated Debt Securities") or junior subordinated Debt Securities ("Junior Subordinated Debt Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which the indenture relates. Senior Debt Securities, Senior Subordinated Debt Securities and Junior Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture", a "Senior Subordinated Indenture" and a "Junior Subordinated Indenture"), in each case between the Company and a trustee (the "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture, the Senior Subordinated Indenture and the Junior Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures, the applicable Prospectus Supplements and such Debt Securities.

    Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

    The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by Senior Subordinated Debt Securities or Junior Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of senior Indebtedness of the Company. The particular terms of the Debt Securities offered by a Prospectus Supplement and any applicable federal income tax considerations will be described in the applicable Prospectus Supplement. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

    Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series. Specific terms of each series of debt securities will be contained in authorizing resolutions or a supplemental indenture and described in an applicable Prospectus Supplement. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

    The Prospectus Supplement relating to the series of Debt Securities being offered will describe the specific terms of the Debt Securities. The following summarizes certain general terms and provisions of the Indentures and the Debt Securities.

 (1) The title of such Debt Securities and whether such Debt Securities are Senior Debt Securities, Senior Subordinated Debt Securities or Junior Subordinated Debt Securities;

 (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

 (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, and the method by which any such portion shall be determined;

 (4) If convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

 (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

 (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

 (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the date or dates on which any such interest will be payable, the record date or dates for such interest payments, or the method by which such date or dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year or twelve 30-day months;

 (8) The place or places where the principal of and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

 (9) The period or periods, if any, within which, the price or prices at which, and the other terms and conditions upon which, such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

 (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

 (11) Any changes to the Events of Default (as defined in the Indenture) of the Company with respect to Debt Securities of the series, whether or not such Events of Default are consistent with the Events of Default described herein;

 (12) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

 (13) Any guarantees by subsidiaries of the Company that may guarantee the Debt Securities, including the terms of any subordination of any such guarantee to other obligations of the Company;

 (14) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture under which the Debt Securities are issued).

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. The applicable Prospectus Supplement will contain information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

CERTAIN COVENANTS

    The applicable Prospectus Supplement will describe any material covenants to which a series of Debt Securities will be subject.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The applicable Prospectus Supplement and each Indenture will provide the events that constitute "Events of Default" with respect to any series of Debt Securities issued thereunder, including the following: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of any Debt Security of such series when due and payable; (c) default in the performance, or breach of any other covenant or warranty of the Company in the applicable Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 90 days after written notice as provided in the Indenture; and (d) any other event of default provided with respect to a particular series of Debt Securities.

    If an Event of Default under any Indenture occurs and is continuing, then the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority of the principal amount of outstanding Debt Securities of such series may rescind and annul the acceleration if all conditions set forth in the applicable Indenture are met. The Indentures also will provide that the holders of not less than a majority of the principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

    The Indentures will provide for other procedures that may be followed by holders of Debt Securities, the Trustee of any series of Debt Securities, or both, upon the occurrence of an Event of Default.

MODIFICATION OF THE INDENTURES

    Modifications and amendments of an Indenture will be permitted only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment. No such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) reduce the amount of Debt Securities whose holders must consent to an amendment, supplement or waiver; (b) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Debt Security; (c) reduce the principal of or change the fixed maturity of any Debt Security or alter the provisions (including related definitions) with respect to redemption of Debt Securities or with respect to any obligations on the part of the Company to offer to purchase or to redeem Debt Securities; (d) modify the ranking or priority of the Debt Securities or any guarantee thereof; (e) release any guarantor from any of its obligations under its guarantee otherwise than in accordance with the terms of the applicable Indenture; (f) waive a continuing Default or Event of Default in the payment of the principal of or interest on any Debt Security; or (g) make any Debt Security payable at a place or in money other than that stated in the Debt Security, or impair the right of any holder of Debt Securities to bring suit.

    The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

    Certain modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any holder of Debt Securities as set forth in the applicable Indenture and as described in the applicable Prospectus Supplement.

SUBORDINATION

    Senior Subordinated Debt Securities and Junior Subordinated Debt Securities, if any, will be subject to the subordination provisions set forth in the applicable Prospectus Supplement.

    If this Prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness (as defined in the applicable Indenture) outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation by irrevocably depositing with the applicable Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the applicable Indenture or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will be permitted to be established only if, among other conditions, the Company has delivered to the applicable Trustee an opinion of counsel to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal and interest.

    The applicable Prospectus Supplement may further describe the provisions and additional conditions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities or a particular series.

BOOK-ENTRY SYSTEM

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities"). Global Securities will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"). Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depositor to a successor Depository or any nominee of such successor. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

PAYMENT AND PAYING AGENTS

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    All moneys paid by the Company to a paying agent or a Trustee for the payment of the principal of or interest on any Debt Security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

                         DESCRIPTION OF PREFERRED STOCK

    The description of the Company's preferred stock, par value $.01 per share ("Preferred Stock"), set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") and amended By-laws (the "Bylaws").

GENERAL

    Under the Certificate of Incorporation, the Company has authority to issue up to 25 million shares of Preferred Stock, none of which were issued and outstanding as of August 31, 1997. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company with any terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption (collectively, the "Terms of the Preferred Stock"), as are determined by the Company's Board of Directors and permitted by Delaware law. At such time as MDC's Board of Directors determines the Terms of the Preferred Stock, such terms will be set forth in a Certificate of Designations to be filed with the Secretary of State of Delaware. Upon filing, the Certificate of Designations will constitute an amendment to the Certificate of Incorporation pursuant to the Delaware General Corporation Law (the "DGCL"). The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The

Company's Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

TERMS

    The Terms of the Preferred Stock will be described in any Prospectus Supplement related to the Preferred Stock and may include the following:

     (1) The title and stated value of such Preferred Stock;

     (2) The number of shares of such Preferred Stock offered and the offering price and liquidation preference per share of such Preferred Stock;

     (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

     (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

     (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

     (6) The provision for a sinking fund, if any, for such Preferred Stock;

     (7) The provision for redemption, if applicable, of such Preferred Stock;

     (8) Any voting rights of holders of the Preferred Stock;

     (9) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (10) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (11) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (12) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into or participate in dividends, if any, paid on the Common Stock, including the conversion price (or manner of calculation thereof).

TRANSFER AGENT

    The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

    The Company has authorized 100,000,000 shares of Common Stock, $.01 par value ("Common Stock").

    At September 12, 1997, approximately 23,493,919 shares of the Common Stock were issued and approximately 17,590,763 shares were outstanding. Holders of shares of Common Stock are entitled to one vote for each share held of record on matters submitted to a vote of stockholders. Holders of shares of the Common Stock do not have cumulative voting rights in the election of directors to the Company's Board of Directors, which is divided into three classes, with members of each class serving a three-year term.

    A vote by the holders of a majority of shares of the Common Stock present at a meeting at which a quorum is present is necessary to take action, except for certain extraordinary matters which require the approval of the holders of 80% of the outstanding shares of voting stock. In addition, certain Business Combinations (as defined in the Company's Certificate of Incorporation, but generally a merger or consolidation of the Company with any holder (directly or indirectly) of more than 10% of the outstanding shares of voting stock of the Company (an "Interested Stockholder") or certain related parties; the sale or other disposition by the Company of any assets or securities to an Interested Stockholder involving assets or securities having a value of $15,000,000 or more than 15% of the book value of the total assets or 15% of the stockholders' equity of the Company; the adoption of any plan or proposal for the liquidation or dissolution of the Company; the adoption of any amendment to the Company's Bylaws; or any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect of increasing an Interested Stockholder's proportionate ownership of the capital stock of the Company) involving the Company and an Interested Stockholder, must be approved by the holders of 80% of the shares of outstanding voting stock, unless approved by a majority of Continuing Directors (as defined in the Certificate of Incorporation) or unless certain minimum price and procedural requirements are met. In the case of any Business Combination involving payments to holders of shares of the Common Stock, the fair market value per share of such payments would have to be at least equal to the highest value determined under the following alternatives: (i) the highest price per share of the Common Stock paid by or on behalf of the Interested Stockholder during the two years prior to the public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Stockholder, whichever is higher; and (ii) the fair market value per share of the Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher. "Fair market value" is defined in the Certificate of Incorporation to mean, in the case of exchange-listed or NASDAQ-quoted stock, the highest closing price or closing bid in the 30 days preceding the date in question, and, in the case of other property, the fair market value as determined by a majority of the Continuing Directors.

    Subject to the preferences applicable to any then outstanding shares of Preferred Stock of the Company, holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors of the Company from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

    The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities offered hereby (i) through agents; (ii) through underwriters; (iii) through dealers; (iv) directly to purchasers (through a specific bidding or auction process or otherwise); or (v) through a combination of any such methods of sale. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, at prices relating to such prevailing market prices or at negotiated prices.

    Each Prospectus Supplement will set forth the terms of the offering of the particular issuance of Securities to which such Prospectus Supplement relates, including (i) the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Securities; (ii) the initial public offering or purchase price of such Securities; (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from the Company and any other discounts, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers; and (iv) the securities exchange, if any, on which such Securities will be listed.

    If an underwriter or underwriters are utilized in the sale of Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement, which will be used by the underwriters to make resales of the Securities.

    If a dealer is utilized in the sale of the Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable Prospectus Supplement relating thereto.

    Offers to purchase the Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable Prospectus Supplement.

    Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for, the Company in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters and other persons to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with such contracts may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchaser of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

    The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

    The place and date of delivery for Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

    Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

                                 LEGAL MATTERS

    Certain matters with respect to the legality and binding nature of the Securities have been passed upon for the Company and the co-registrants by Holme Roberts & Owen LLP, Denver, Colorado.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE NOTES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES TO ANY PERSON, IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT                          PAGE
                                                                            ----
Prospectus Supplement Summary.............................................   S-3
Forward-Looking Statements................................................   S-8
Risk Factors..............................................................   S-8
Use of Proceeds...........................................................  S-11
Capitalization............................................................  S-12
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................  S-13
Business..................................................................  S-29
Management................................................................  S-34
Description of Notes......................................................  S-36
Underwriting..............................................................  S-61
Legal Matters.............................................................  S-62
Index to Financial Statements.............................................   F-1


                                PROSPECTUS                                  PAGE
                                                                            ----
Available Information.....................................................     2
Incorporation of Certain Information by Reference.........................     2
The Company...............................................................     3
Use of Proceeds...........................................................     3
Consolidated Ratio of Earnings to Fixed Charges...........................     3
Description of Debt Securities............................................     4
Description of Preferred Stock............................................     8
Description of Common Stock...............................................     9
Plan of Distribution......................................................    10
Legal Matters.............................................................    11
Experts...................................................................    12

                                  $175,000,000
                             M.D.C. HOLDINGS, INC.
                              8 3/8 % Senior Notes
                                    due 2008

                                     [LOGO]

                                   ---------

                              P R O S P E C T U S
                              S U P P L E M E N T
                                JANUARY 23, 1998

                                   ---------

                              Salomon Smith Barney
                           Morgan Stanley Dean Witter
                          SBC Warburg Dillon Read Inc.

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